UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Materials Pursuant to §240.14a-12
Covad Communications Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock of Covad Communications Group, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

302,179,151 shares of Common Stock (as of November 15, 2007), including 4,128,163 options to purchase Common Stock (as of November 15, 2007)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 298,050,988 shares of Common Stock multiplied by $1.02 per share and (B) options to purchase 4,128,163 shares of Common Stock with exercise values of less than $1.02 multiplied by 0.213043 (which is the difference between $1.02 and the weighted average exercise price of $0.806957 per share). In accordance with Section 14(g) of the Securities and Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0000307 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$304,891,483.99

(5)	Total fee paid:

$9,360.17

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 11, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Covad Communications Group, Inc. to be held on February 29, 2008 at 11:00 a.m., local time, at the Hilton Santa Clara hotel, 4949 Great America Parkway, Santa Clara, California, 95054.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of October 28, 2007, by and among CCGI Holding Corporation (formerly known as Blackberry Holding Corporation). CCGI Merger Corporation (formerly known as Blackberry Merger Corporation), a wholly owned subsidiary of CCGI Holding Corporation, and Covad Communications Group, Inc. Pursuant to the merger agreement, CCGI Merger Corporation will merge with and into Covad, and Covad will survive the merger to become a wholly owned subsidiary of CCGI Holding Corporation. CCGI Holding Corporation is owned by a private investment fund affiliated with Platinum Equity, LLC. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the adoption of the merger agreement at the time of the special meeting.

If the merger is completed, Covad stockholders will receive $1.02 in cash, without interest and less any applicable withholding tax, for each share of Covad common stock owned by them as of the date of the merger.

After careful consideration, our board of directors has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Covad and its stockholders. Our board of directors has unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. Included as an annex to the attached proxy statement is the opinion of Cowen and Company, LLC, relating to the fairness, from a financial point of view, to the holders of our common stock of the consideration that would be received by such stockholders in the merger. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is very important, regardless of the number of shares you own. The merger agreement must be adopted by the affirmative vote of holders of a majority of our outstanding common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the adoption of the merger agreement. Only stockholders who owned shares of Covad common stock at the close of business on December 31, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

Charles Hoffman,
President and Chief Executive Officer

This proxy statement is dated January 11, 2008 and is being mailed to stockholders of Covad Communications Group, Inc. on or about January 15, 2008.

COVAD COMMUNICATIONS GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	11:00 a.m., local time, Friday, February 29, 2008

Place:	Hilton Santa Clara, 4949 Great America Parkway, Santa Clara, California, 95054

Items of Business:
1. Consider and vote upon the approval of the adoption of the Agreement and Plan of Merger, dated as of October 28, 2007, by and among CCGI Holding Corporation (formerly known as Blackberry Holding Corporation), a Delaware corporation, CCGI Merger Corporation (formerly known as Blackberry Merger Corporation), a Delaware corporation and wholly owned subsidiary of CCGI Holding Corporation, and Covad Communications Group, Inc., a Delaware corporation, as more fully described in the enclosed proxy statement;

2. Adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the adoption of the merger agreement at the time of the special meeting; and

3. Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Who May Vote:	You can vote if you were a stockholder of record of Covad at the close of business on December 31, 2007. Your vote is important. The affirmative vote of the holders of a majority of Covad’s common stock entitled to vote at the special meeting is required to approve the adoption of the merger agreement.

Proxy Voting:	All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the adoption of the merger agreement and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card and do not vote via the Internet or by telephone, your shares will effectively be counted as a vote against approval of the adoption of the merger agreement and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn or postpone the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Recommendations:	The board of directors unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement at the special meeting. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the adoption of the merger agreement at the time of the special meeting.

Dissenters’ Rights:	Covad stockholders who do not vote in favor of approval of the adoption of the merger agreement and who perfect their appraisal rights by complying with all the required procedures under Delaware law will have the right to seek payment for the fair value of their shares if the merger is completed. See “The Merger — Appraisal Rights” beginning on page 48 and Annex C to the accompanying proxy statement.

By Order of the Board of Directors, Douglas Carlen, Corporate Secretary, January 11, 2008.

COVAD COMMUNCIATIONS GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

i

Annexes

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Covad stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Covad Communications Group, Inc. In addition, we refer to Covad Communications Group, Inc. as “Covad” or “the Company” and to CCGI Holding Corporation as “Parent.” In addition, throughout this proxy statement, we refer to Parent, Platinum Equity, LLC and certain of its affiliates collectively as “Platinum.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments, postponements or continuations of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve a merger agreement that provides for the acquisition of Covad by Parent. The proposed acquisition would be accomplished through a merger of CCGI Merger Corporation, a wholly owned subsidiary of Parent (which we refer to as “Merger Sub” or “Purchaser”), with and into Covad. As a result of the merger, Covad will become a wholly-owned subsidiary of Parent, and Covad common stock will cease to be listed on the American Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended. In addition, you are being asked to grant Covad management discretionary authority to adjourn or postpone the special meeting. If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to approve the proposed transaction, we could use the additional time to solicit additional proxies in favor of approval of the adoption of the merger agreement.

Q:	What will I receive in the merger?

A:	As a result of the merger, our stockholders will receive $1.02 in cash, without interest and less any applicable withholding tax, for each share of Covad common stock they own as of the date of the merger. For example, if you own 100 shares of Covad common stock, you will receive $102.00 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Covad’s board recommend that I vote?

A:	At a meeting held on October 28, 2007, Covad’s board of directors unanimously adopted the merger agreement and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Covad and its stockholders. Our board of directors unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approving the merger agreement at the time of the special meeting.

Q:	Do any of Covad’s directors or officers have interests in the merger that may differ from those of Covad stockholders?

A:	Yes. When considering the recommendation of Covad’s board of directors, you should be aware that members of Covad’s board of directors and Covad’s executive officers have interests in the merger other than the interests of Covad stockholders generally. These interests may be different from, or in conflict with, your interests as Covad stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. See “The Merger — Interests of Covad’s

Directors and Executive Officers in the Merger” beginning on page 45 for a description of the rights of our directors and executive officers that come into effect in connection with the merger.

Q:	What factors did the Covad board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, (i) the unanimous recommendation of the special committee of the board of directors in favor of the approval of the merger and the adoption of the proposed merger agreement, (ii) Covad’s business, financial, technological and competitive position, our strategic business goals and objectives, our cash reserves and outstanding indebtedness, and our prospects if we were to remain an independent company, (iii) the possible alternatives to the merger with Platinum and the timing and likelihood of accomplishing the goals of such alternatives, (iv) the likelihood of realizing superior benefits through remaining independent and pursuing alternative business strategies, (v) the general risks of market conditions that could reduce our stock price, in particular the deterioration of and current uncertainties in the credit markets and the potential adverse impact of these markets on our ability to refinance our current outstanding indebtedness, (vi) the merger consideration as compared to the current market price of our common stock, and (vii) the risks involved with the merger.

Q:	What vote is required to approve the merger agreement?

A:	Adoption of the merger agreement and approval of the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

As of December 31, 2007, the record date for determining who is entitled to vote at the special meeting, there were 299,096,684 shares of Covad common stock issued and outstanding.

Q:	Where and when is the special meeting of stockholders?

A:	The Covad special meeting will be held on February 29, 2008 at 11:00 a.m., local time, at the Hilton Santa Clara hotel, 4949 Great America Parkway, Santa Clara, California, 95054. You may attend the special meeting and vote your shares in person.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on December 31, 2007, are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on February 28, 2008. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the adoption of the merger agreement. For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can deliver to the Secretary of Covad a written notice bearing a date later than the proxy you delivered to Covad stating that you would like to revoke your proxy.

• Second, you can complete, execute and deliver to the Secretary of Covad a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Time on February 28, 2008.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134-1813, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement and approval of the transactions contemplated thereunder.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Covad common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Covad common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Covad common stock converted into cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” on page 52.

Q:	What will the holders of Covad stock options receive in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of our common stock will vest in full and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $1.02 over the exercise price per share of each such option, multiplied by (ii) the number of shares of Covad common stock covered by such option. See “The Merger — Effect on Awards Outstanding Under Covad’s Stock Plans (All Optionholders)” beginning on page 51.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. In addition, the transfer of control of certain licenses and authorizations in connection with the merger requires the approval of the Federal Communications Commission and certain state public utility commissions. See “The Merger — Regulatory Matters” beginning on page 53.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the second quarter of 2008. In addition to obtaining stockholder approval, all other closing conditions, including the receipt of regulatory approvals, must be satisfied or, to the extent permitted, waived prior to the consummation of the merger.

Q:	What rights do I have if I oppose the merger?

A:	Covad’s stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may dissent and seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the required procedures under Delaware law. See “The Merger — Appraisal Rights” beginning on page 48.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $1.02 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Covad Communications Group, Inc.
Attn: Investor Relations
110 Rio Robles
San Jose, California 95134-1813
Telephone: (408) 952-6400

or

The Altman Group
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Telephone: (201) 806-7300

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 69. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger.

The Companies (page 22)

Covad Communications Group, Inc.
110 Rio Robles
San Jose, California 95134-1813
Telephone: (408) 952-6400

Covad, a Delaware corporation, provides voice and data communications products and services to consumers and businesses throughout the United States in approximately 235 metropolitan areas in 44 states. Our products and services include high-speed, or broadband, data communications, Internet access connectivity, Voice over Internet Protocol telephony, or VoIP, fixed wireless broadband, and a variety of related services. We are also a key supplier of high-bandwidth access for telecommunications services providers like EarthLink, AOL, and AT&T. Our common stock trades on the American Stock Exchange under the symbol “DVW.”

CCGI Holding Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Telephone: (310) 712-1850

Incorporated on October 26, 2007, Parent was formed by Platinum solely for the purpose of entering into the merger agreement with Covad and completing the merger. On December 17, 2007, Parent changed its corporate name to CCGI Holding Corporation. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Platinum is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, industrials, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum has acquired more than 75 businesses with more than $23 billion in aggregate annual revenue at the time of the acquisition.

CCGI Merger Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Telephone: (310) 712-1850

Incorporated on October 26, 2007, Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, was organized solely for the purpose of entering into the merger agreement with covad and completing the merger. On December 17, 2007, Merger Sub changed its corporate name to CCGI Merger Corporation. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Merger Consideration (page 51)

If the merger is completed, you will receive $1.02 in cash, without interest and less any applicable withholding tax, in exchange for each share of Covad common stock that you own and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Covad stockholder as a result of the merger. Covad stockholders will receive the merger consideration after exchanging their Covad stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after closing of the merger.

Treatment of Stock Options Outstanding Under Our Stock Plans (page 51)

As of December 31, 2007, there were 22,350,695 shares of our common stock subject to stock options granted under our equity incentive plans. Immediately prior to the effective time of the merger, each outstanding option to acquire our common stock, to the extent then unvested, will become fully vested. At the effective time of the merger, each outstanding option will be canceled, and the former holder of such stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of: (i) the excess of $1.02, if any, over the exercise price per share of such option, multiplied by (ii) the number of shares of common stock covered by such option. If such option has an exercise price in excess of $1.02 per share, such option will be cancelled without payment of any amount to the holder thereof.

Market Prices and Dividend Data (page 18)

Our common stock is quoted on the American Stock Exchange under the symbol “DVW.” On October 26, 2007, the last full trading day before the public announcement of the merger, the closing price for our common stock was $0.64 per share and on January 10, 2008, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $0.83 per share.

Material United States Federal Income Tax Consequences of the Merger (page 52)

The exchange of shares of our common stock for the $1.02 per share cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of the Special Committee (page 33)

Upon the decision of our board of directors to commence a process to solicit and evaluate potential strategic transactions with third parties, the board of directors established a special committee on September 20, 2007 consisting of three independent directors, Dale Crandall, Richard Jalkut and Robert Neumeister (the “Special Committee”) to evaluate and oversee the negotiation of proposals from third parties. At meetings of the Special Committee held on September 20, September 26, October 3, October 4, October 5, October 13 and October 14, 2007, the Special Committee evaluated proposals from certain parties, including Platinum, with respect to a potential business combination or other strategic transaction with the Company (as described under “Background to the Merger” beginning on page 23).

At the meeting of the Special Committee held on October 14, 2007, the Special Committee considered Platinum’s offer for a merger transaction at $1.02 per share, which was subject to the completion of confirmatory diligence by Platinum and the grant to Platinum of an exclusive negotiating period for the purpose of completing such diligence and negotiating definitive agreements. The Special Committee further considered the strategic proposals received from other parties, including the timing, certainty, conditionality and likelihood of consummation of such proposed transactions, whether any of such proposed transactions would provide value to our stockholders superior to the cash price proposed by Platinum, and the risk that Platinum would withdraw its offer if the Company did not grant Platinum’s request for exclusivity. Following such deliberations, the Special Committee authorized management of the Company to continue negotiations with Platinum with respect to the merger and to grant exclusivity to Platinum until October 26, 2007.

The Special Committee, acting with the advice and assistance of its independent legal advisors, evaluated and supervised the negotiations of the merger, including the terms and conditions of the merger agreement, with

Platinum. At the meeting of the Special Committee held on October 25, 2007, the Special Committee, in consultation with management, the committee’s legal advisors, counsel to the Company and the financial advisors of the Company, evaluated the merger and the other potential strategic alternatives for the Company and unanimously recommended to our board of directors that our board of directors approve the merger and the merger agreement with Platinum and its affiliates subject to certain modifications to the terms then being negotiated with Platinum (as further discussed under “Background to the Merger” beginning on page 23).

Reasons for the Merger and Recommendation of Covad’s Board of Directors (page 33)

At meetings held on October 25 and October 28, 2007, our board of directors, with the assistance of our management, our financial advisors, the Special Committee’s legal counsel and our outside legal counsel and following receipt of the recommendation of the Special Committee, evaluated the proposed merger with Platinum and its affiliates, and at the meeting on October 28, 2007, the board unanimously (i) determined that the merger agreement is advisable and fair to, and in the best interests of, Covad and the stockholders, (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are in the best interests of Covad and the stockholders, and (iii) approved the merger and the merger agreement and the consummation of the transactions contemplated by the merger agreement.

In evaluating the merger agreement and the transactions contemplated thereby, and recommending that the Covad stockholders vote their shares of Common Stock in favor of the adoption of the merger agreement, our board consulted with the Company’s senior management, legal counsel and financial advisors. Our board also sought and received the written opinion of Cowen and Company, LLC (“Cowen”) as to the fairness, as of the date of such opinion, from a financial point of view, to our stockholders of the consideration to be received by our stockholders in the merger, and consulted with outside legal counsel regarding the fiduciary duties of our board members, legal due diligence matters, and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, our board concluded that entering into the merger agreement with Parent and Purchaser would yield the highest value for our stockholders and is in the best interests of our stockholders.

In the course of reaching its determination, the board of directors and the Special Committee considered the following factors that it believes supported its decision:

•	the report of the Special Committee, which had overseen the solicitation of proposals from third parties with respect to potential strategic transactions and the negotiations of the merger agreement with Platinum and which had unanimously recommended that our board approve the adoption of the merger agreement with the Platinum affiliates;

•	the current and historical financial condition, results of operations, business and prospects of the Company as well as the Company’s financial plan and prospects if it were to remain an independent company and the potential impact on the trading price of our common stock (which it is not feasible to quantify numerically). The board considered that Covad has incurred a loss from operations, and a net loss, for the five full years since the consummation of its plan of reorganization in December 2001 and for the first nine months of 2007, inclusive of the quarterly operating results that the Company expected to report for the third quarter of 2007, and that Covad has used a substantial amount of cash in operating activities over this period. The board considered the Company’s current financial plan, including the risks associated with achieving and executing upon our business plan, our cash reserves, our outstanding indebtedness and the timing for repayment of such indebtedness, the uncertainty of being able to expand our product and service lines and sales channels, the continued consolidation in our industry and increased competition (especially from competitors with greater name recognition and financial and other resources), as well as the general risks of market conditions that could reduce the Company’s stock price;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for Covad to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks;

•	that the $1.02 per share consideration to be paid in the merger in cash for each share of our outstanding common stock will provide our stockholders with the opportunity to receive a significant premium over the market price of our common stock. Our board reviewed the current and historical prices, volatility and trading information with respect to our common stock on the American Stock Exchange, recognizing that the price of $1.02 represented (i) a 59% premium over the closing price of our common stock on October 26, 2007, the last trading day prior to the announcement of the merger, (ii) a premium of 60%, 59%, 39% and 27% over the average closing prices for our common stock in the one week, one month, three month and six month periods ending on October 26, 2007, respectively, and (iii) a 32% discount to the high closing price (October 20, 2006), and a 65% premium to the low closing price (October 1, 2007), of our common stock in the 52 week period prior to October 26, 2007;

•	the relationship of the $1.02 per share merger consideration to the premium paid in other comparable merger transactions;

•	the outstanding debt owed by the Company in an aggregate amount of approximately $178.6 million as of September 30, 2007 under our 3% convertible senior debentures, our 12% senior secured notes to Earthlink and our bank line of credit, the board’s expectation that holders of the 3% convertible senior debentures will exercise in March 2009 their right to require us to redeem their debentures at face value, and the significant risk that based on the Company’s current cash, cash equivalents and short term investments (approximately $55.6 million at September 30, 2007) and the Company’s projected cash flows for the foreseeable future, the Company might not have sufficient cash to discharge such debt in full when it becomes due and might be unable to refinance some or all of such debt on acceptable terms;

•	that our ability to offset the continuing decline in sales of our legacy services, which comprised approximately 51.6% of our subscription revenue for the nine months ended September 30, 2007, by sales of our growth services is negatively affected by our liquidity, which limits our ability to invest in and promote the sales of these growth services;

•	the results of the process that the Special Committee conducted, with the assistance of its advisors and Covad’s management and advisors, to solicit and negotiate alternative strategic proposals from third parties (as described under “Background to the Merger” beginning on page 23);

•	the possible strategic alternatives in light of the fact that the Company solicited alternative proposals from third parties and whether parties other than Platinum would be willing or able to enter into a transaction with the Company that would provide value to our stockholders superior to the cash price to be paid to them pursuant to the merger and the belief of the board that the consideration obtained in the merger was the highest that was reasonably attainable;

•	the timing of the merger and the risk that if the Company did not accept the offer from Platinum, there may not have been another opportunity to do so;

•	the financial analyses and opinion of Cowen delivered in writing to our board on October 28, 2007, to the effect that, as of October 28, 2007, and subject to the various assumptions, qualifications and limitations set forth therein, the $1.02 per share in cash to be received by holders of shares of Common Stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Cowen, dated October 28, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B hereto and is incorporated herein by reference;

•	that, after consultation with our internal and outside counsel, it appeared likely that the necessary regulatory approvals and clearance would be obtained within the time period allowed by the merger agreement and that other closing conditions in the merger agreement were similarly capable of being satisfied within the allowed time frame;

•	that as the merger consideration consists entirely of cash, stockholders may realize immediately a specific and certain value for their investment in our common stock;

•	that the merger agreement contains no financing contingency on behalf of Parent and that Platinum has committed that it will provide sufficient funding to Parent and Purchaser to satisfy the payment of the aggregate merger consideration to our stockholders under the merger agreement and the payment of our outstanding debt upon consummation of the merger, without having to finance any portion of these obligations through third parties, and such commitment may be enforced by the Company;

•	the provisions of the merger agreement, including the respective representations, warranties and covenants and termination rights of the parties and the termination fee payable by the Company. In particular:

•	Ability to Respond to Certain Unsolicited Takeover Proposals. While the Company is prohibited from soliciting any Acquisition Proposal (as defined in the merger agreement and discussed below) or participating in any discussions or negotiations regarding an Acquisition Proposal, the merger agreement does permit our board, subject to compliance with certain procedural requirements, to (1) furnish information with respect to the Company and its subsidiaries to a person making an unsolicited Acquisition Proposal, and (2) participate in discussions or negotiations with the person making an unsolicited Acquisition Proposal, subject to the terms of the merger agreement;

•	Change in Recommendation/Termination Right to Accept Superior Proposals. In the event the Company receives a Superior Proposal (as defined in the merger agreement and discussed below), our board may withdraw or change its recommendation or declaration of advisability with respect to the merger agreement and the merger, and may terminate the merger agreement, after consultation with its outside legal counsel and financial advisor, if the failure to withdraw or change its recommendation would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders. In order for our board to withdraw its recommendation in connection with a Superior Proposal, our board must first provide Parent with a right to match the Superior Proposal. If our board of directors terminates the merger agreement following a change in recommendation, the Company must concurrently pay Parent a termination fee of $12 million;

•	Termination Fee. Our board of directors and the Special Committee considered that the termination fee payable by us to Parent, if the merger agreement is terminated for the reasons set out in the merger agreement and discussed below under “The Merger Agreement — Termination Fee” (page 66), was comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless our board entered into a more favorable transaction;

•	Conditions to the Consummation of the Merger; Likelihood of Closing. Our board of directors and the Special Committee considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the conditions to the obligations of Parent and Purchaser to consummate the transactions contemplated by the merger agreement;

•	Company Material Adverse Effect. Our board of directors and the Special Committee considered the provisions in the merger agreement that any change or effect related to the Company or its business arising or resulting from the announcement of the execution of the merger agreement or the pendency of the merger, and the effect of certain other specified events or conditions, are excluded as a Company Material Adverse Effect for the purpose of the representations of the Company in the merger agreement and the conditions to the obligations of Parent and Purchaser to consummate the merger; and

•	Appraisal Rights. Our board of directors and the Special Committee considered the fact that Company stockholders that do not vote in favor of the adoption of the merger agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the merger.

•	The fact that the merger agreement is subject to the receipt of approval of holders of a majority of our outstanding shares of common stock such that if a transaction emerged that the stockholders deemed more attractive, or if the stockholders otherwise desire not to proceed with the merger, they may determine to withhold their approval of the merger agreement and, accordingly, cause it to be terminated.

In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:

•	the fact that the nature of the merger as a cash transaction means that our stockholders will not participate in any future earnings or growth potential of Covad;

•	the effect of the public announcement of the merger agreement, including effects on the Company’s sales, customer relationships, operating results and stock price, and the Company’s ability to attract and retain key management and sales and marketing personnel;

•	the possibility that the merger might not be completed and the fact that if the merger is not completed, the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions during the pendency of the transaction, the Company will have incurred significant transaction costs, and the perception of the Company could potentially result in a loss of customers, business partners and employees;

•	the restrictions the merger agreement imposes on our soliciting competing bids and the fact that we may be obligated to pay Platinum the $12 million termination fee under specified circumstances and the possibility that this termination fee could discourage a competing proposal to acquire us or reduce the price for an alternative transaction;

•	the restrictions the merger agreement and the Services Agreement impose on the operation of our business during the period between the signing of the merger agreement and the completion of the merger and the potential limitations on our pursuit of business opportunities during such period as a result, and the fact that, should the merger not occur, such restrictions and limitations may have had an adverse effect on our operations during such time;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner, including the risk that Platinum and the Company might not receive the necessary regulatory approvals or clearance to complete the merger or that governmental authorities could attempt to withhold or condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes; and

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our stockholders (See “The Merger Agreement — Conditions to the Merger” beginning on page 57).

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation.  After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that Covad stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Opinion of Cowen and Company, LLC (page 37)

In connection with the merger, we retained Cowen to render an opinion to our board of directors as to the fairness, from a financial point of view, to the holders of our common stock of the consideration that would be received by such stockholders in the merger.

On October 28, 2007, Cowen delivered certain of its written analyses and its oral opinion to our board of directors, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of October 28, 2007, the consideration provided for in the merger agreement was fair, from a financial point of view, to the stockholders of Covad. (See “The Merger — Opinion of Cowen and Company, LLC” beginning on page 37)

The full text of the written opinion of Cowen, dated October 28, 2007, is attached as Annex B and is incorporated by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to our board or directors and are directed only to the fairness, from a financial point of view, of the consideration provided for in the merger agreement, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration to be received in the merger was determined through negotiations between Platinum and us and not pursuant to recommendations of Cowen.

Financing (Page 44)

The total amount of funds necessary to complete the merger and the related transactions (in combination with our current cash assets) is anticipated to be approximately $435 million, including the assumption, refinancing, repayment or redemption of certain of our outstanding indebtedness and the payment of customary fees and expenses in connection with the proposed merger. Parent has received an equity commitment letter for an aggregate investment of up to $435 million from Platinum Equity, LLC. Covad is a third party beneficiary of such equity commitment letter and will have the ability to take actions to enforce Platinum Equity, LLC’s commitment should Platinum breach its obligations under the letter.

The Special Meeting of Covad’s Stockholders (page 19)

Date, Time and Place.  A special meeting of our stockholders will be held on Friday, February 29, 2008, at the Hilton Santa Clara hotel, 4949 Great America Parkway, Santa Clara, California, 95054, at 11:00 a.m., local time, to:

•	consider and vote upon the adoption of the merger agreement and approval of the transactions contemplated thereunder,

•	adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the adoption of the merger agreement at the time of the special meeting, and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on December 31, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 299,096,684 shares of our common stock entitled to be voted at the special meeting.

Required Vote.  The approval of the adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or represented by proxy, at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Management Services Agreement (page 44)

In connection with the merger agreement, Covad and Platinum Equity, LLC executed a management services agreement (the “Services Agreement”). Pursuant to the terms of the Services Agreement, Platinum will provide Covad with certain advisory services with respect to the management of the business and day-to-day operations of Covad for a fee of $500,000 per month and reasonable expenses. The term of the Services Agreement will begin upon the later of (a) approval of the merger by the Federal Communications Commission and (b) expiration or termination of the statutory waiting period with respect to the merger under the HSR Act, and end on the earlier of (x) consummation of the merger or (y) termination of the merger agreement. In addition, under the Services Agreement, a representative of Platinum will be entitled to attend meetings of our board of directors and committees of our board in an observer capacity and will have the right to receive all materials distributed in connection with such meetings.

Interests of Covad’s Executive Officers and Directors in the Merger (page 45)

When considering the recommendation of Covad’s board of directors, you should be aware that the members of Covad’s board of directors and Covad’s executive officers have interests in the merger other than their interests as Covad stockholders generally, including those set forth below. These interests may be different from, or in conflict with, your interests as Covad stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

•	The stock options held by our executive officers and directors will vest in full and be canceled and cashed out in connection with the merger, which means that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of the excess of $1.02 over the exercise price per share of each such option, multiplied by the number of shares of our common stock covered by such option. As of December 31, 2007, our directors and executive officers held, in the aggregate, in-the-money stock options to acquire 2,937,294 shares of our common stock.

•	Our current executive officers have entered into agreements with us that provide certain severance payments and benefits in the event of his or her termination of employment under certain circumstances following a change-in-control. In addition, in certain circumstances where a payment or distribution by us to an executive officer is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a payment on an after-tax basis equal to the excise tax imposed.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger, as well as for insurance coverage covering his or her service to Covad as a director or officer.

•	As of the date of this proxy statement, the parties have not reached agreement on any employment arrangements, nor have they entered into any employment agreements or similar contracts. Consummation of the merger is not conditioned on management entering into employment arrangements with Platinum.

Conditions to the Closing of the Merger (page 57)

The parties are obligated to effect the merger only if the following conditions are satisfied or waived, to the extent permitted by law:

•	the merger agreement is approved by the holders of a majority of the outstanding shares of our common stock;

•	no order or injunction of a court of competent jurisdiction is in effect preventing the consummation of the merger and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal; and

•	the statutory waiting period (or any extension of it) under the HSR Act applicable to the merger shall have expired or otherwise terminated and the approval of the merger by the FCC and certain state public utility commissions shall have been obtained.

Parent and Purchaser will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except for the most part where the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, a material adverse effect on Covad;

•	we have performed and complied in all material respects with all covenants, obligations and conditions required to be performed complied with by us under the merger agreement at or prior to the closing of the merger; and

•	a duly authorized officer of Covad shall have provided a certification that each of the above conditions has been satisfied.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Parent’s representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except for the most part where the circumstances causing the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, a material adverse effect on the ability of Parent to perform its obligations under the merger agreement and would not prevent or materially delay the consummation of the merger;

•	each of Parent and Purchaser has performed and complied in all material respects all covenants, obligations and conditions required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger; and

•	a duly authorized officer of Parent shall have provided a certification that each of the above conditions has been satisfied.

Limitation on Considering Other Acquisition Proposals (page 63)

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ officers and directors to, and will not authorize our employees, investment bankers, attorneys, accountants and other advisors or representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to us or any of our subsidiaries or afford access to the properties, assets, books, records or employees of the Company, or any of its subsidiaries, to any third party relating to an acquisition proposal;

•	accept, approve, endorse or recommend an acquisition proposal, except as permitted by the merger agreement; or

•	enter into any agreement, arrangement, undertaking, contract, commitment or understanding with respect to or contemplating an acquisition proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring us to abandon or fail to consummate the merger contemplated by the merger agreement.

However, at any time prior to the adoption of the merger agreement by the stockholders, if we:

•	receive an unsolicited bona fide acquisition proposal from a third party, and

•	our board of directors or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is or is reasonably likely to lead to a superior proposal, then we may, after giving Parent 24 hours prior written notice,

•	furnish information to such third party pursuant to a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement between Parent and the Company (other than the standstill provision which may be excluded from such confidentiality agreement), provided that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been furnished to Parent, and

•	participate in discussions or negotiations with such third party regarding such acquisition proposal.

Subject to the satisfaction of certain conditions, our board may withdraw or modify its recommendation to our stockholders for approval of the adoption of the merger agreement. In the event that our board withdraws or modifies its recommendation in a manner adverse to Parent and the merger agreement is terminated, we may be required to pay a termination fee of $12 million to Parent (see “The Merger Agreement — Nonsolicitation Obligations” beginning on page 63).

Termination of the Merger Agreement (page 65)

The parties can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Parent or us, if the merger has not been completed by May 28, 2008, with such date to be extended to August 28, 2008, if certain required regulatory approvals are not received or other certain orders are in effect or governmental actions pending as of May 28, 2008, but all other conditions have been satisfied;

•	by either Parent or us, if our stockholders do not approve the merger agreement at the special meeting and, in our case, the failure to obtain stockholder approval is not the result of our violation of the merger agreement;

•	by either Parent or us, if a court or other governmental entity has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either Parent or us, if the other party is in uncured material breach of the merger agreement,

•	by us if, prior to the receipt of the requisite stockholder approval, our board of directors authorizes us to accept a definitive agreement providing for a bona fide superior offer and Parent does not respond with a matching offer within three business days, and we pay to Parent a termination fee of $12 million; or

•	by Parent if, prior to the receipt of the requisite stockholder approval,

•	our board of directors withdraws or modifies in a manner adverse to Parent or Purchaser its recommendation in favor of the approval of the adoption the merger agreement to our stockholders;

•	we violate our non-solicitation obligations set forth in the merger agreement;

•	our board of directors approves or recommends any other acquisition proposal to our stockholders;

•	our board of directors fails to make a statement recommending the rejection of a tender or exchange offer for our common stock; or

•	we fail to include the board’s recommendation in this proxy statement.

Termination Fees and Expenses (page 66)

We must pay a $12 million termination fee in cash to Parent:

•	if Parent terminates the merger agreement due to an uncurable breach of a representation or warranty by us or due to any of the grounds set forth in the immediately preceding paragraph as Parent’s rights to terminate. In such cases, we must pay the termination fee to Parent promptly, but in no event later than two business days after the date of such termination; or

•	if we terminate the merger agreement if the our board amends or modifies its recommendation to the stockholders prior to obtaining the stockholder approval, pursuant to and in accordance with the terms of the merger agreement; or

•	if we or Parent terminate the merger agreement because the stockholder approval was not obtained at the special meeting of the stockholders, and

•	there has been publicly disclosed for the first time after the date of the merger agreement and prior to the termination of the merger agreement an acquisition proposal that is not withdrawn, and

•	within twelve months following such termination we consummate an acquisition transaction or enter into a definitive agreement with respect to an acquisition transaction.

Regulatory Matters (page 53)

To consummate the merger, we must obtain approvals or consents from, and make filings with and observe waiting periods in connection with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material federal and state approvals, consents and filings are described below. We are not currently aware of any other material governmental consents, approvals or filings that are required before the parties’ completion of the purchase. If additional approvals, consents and filings are required to consummate the merger, we contemplate that they will seek or make such consents, approvals and filings.

We will seek to consummate the merger in the second quarter of 2008. Although we believe that we will receive the required consents and approvals and the termination of required waiting periods described below to consummate the merger, there can be no assurance as to our ultimate ability to obtain these consents, approvals and waiting period terminations, or to maintain them, through the consummation of the merger or to obtain on satisfactory terms any additional consents or approvals which may otherwise become necessary.

Hart-Scott-Rodino Act

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. We will furnish the information and materials required by the HSR Act and are pursuing the approval of the transaction.

Federal Communications Commission

The Federal Communications Act of 1934, as amended, requires the approval of the FCC before the transfer of control of certain licenses and authorizations issued by the FCC. Our subsidiaries hold certain FCC authorizations for the provision of telecommunications services in the United States. The merger will constitute a transfer of control to Parent of the FCC authorizations held by our subsidiaries. We submitted the required filings at the FCC in December, 2007 and currently forecast that we will receive approval of those applications by the end of the second quarter of 2008.

State Regulatory Approvals

Our subsidiaries hold certificates, licenses and service authorizations issued by the state public utility commissions of various states, which we refer to as “state PUCs.” We are obtaining approval and providing notifications of the merger agreement with state PUCs in various states where we hold authorizations to provide competitive local exchange, long distance, and other services. In addition to these applications, we have provided required notifications of the merger in additional states in which they operate their respective telecommunications businesses. We submitted the required filings and notices to the state PUCs in December, 2007 and early January, 2008 and currently forecast that we will receive approval from the applicable state PUCs by the end of the second quarter of 2008.

Legal Proceedings (page 54)

On October 31, 2007, Covad and the members of our board of directors were named as defendants in a purported class action lawsuit filed by an alleged stockholder named William Forte in the Superior Court of California, County of Santa Clara. The plaintiff’s allegations include breach of fiduciary duty by the defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Covad. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief.

On November 7, 2007, Covad, the members of our board of directors and Platinum were named as defendants in a purported class action lawsuit filed by an alleged stockholder named Feivel Gottlieb (Defined Benefit Pension Plan 2) in the Superior Court of California, County of Santa Clara. The plaintiff’s allegations include breach of fiduciary duty by the defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Covad and Platinum. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief.

The two lawsuits described above were consolidated pursuant to a stipulation and order approved by the Court on December 12, 2007.

On December 18, 2007, Covad, the members of our board of directors, Platinum, Parent and Merger Sub were named as defendants in a purported class action lawsuit filed by an alleged stockholder named Lisa Swanson, IRA in the Delaware Court of Chancery. The plaintiff’s allegations include breach of fiduciary duty by Covad and the individual defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Platinum, Parent and Merger Sub. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief. Also on December 18, 2007, Covad, the members of our board of directors, Platinum, Parent and Merger Sub were named as defendants in a purported class action lawsuit filed by alleged stockholders named Robert Vilardi and Ellen Goldberg-Linzer in the Delaware Court of Chancery. The plaintiffs’ allegations include breach of fiduciary duty by Covad and the individual defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Platinum, Parent and Merger Sub. Plaintiffs seek certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief.

While these matters are in the early stages of litigation, we believe they are without merit and we and our individual directors intend to vigorously defend our position. As with any litigation, we are unable at this early stage to predict the outcome of the lawsuits or the impact of their pendency on us or on the consummation of the merger.

Appraisal Rights (page 48)

Under Delaware law, any stockholder of a Delaware corporation is entitled to exercise appraisal rights in connection with the merger, subject to certain restrictions.

If you do not vote in favor of adoption of the merger agreement nor consent thereto in writing, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the approved merger. This value could be more than, less than, or the same as the value of the right to receive merger consideration created by the merger agreement, and would be paid to the stockholder by the surviving corporation at the direction of the Court of Chancery.

In order to preserve your appraisal rights, you must take all of the steps required under Delaware law within the given time periods. Failure to follow exactly the procedures specified under Delaware law may result in the loss of your appraisal rights. One relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY COVAD STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO COMPLY IN A TIMELY MANNER WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Factors that may impact those results include, among other things:

•	the risk that the merger may not be consummated in a timely manner if at all,

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Parent a termination fee of $12 million,

•	risks regarding a loss of or substantial decrease in purchases by our major customers,

•	risks related to the diversion of management’s attention from ongoing business operations as a result of the merger process,

•	risks regarding employee retention, and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed and traded on the American Stock Exchange under the symbol “DVW.” This table shows, for the periods indicated, the range of high and low per share sales prices for our common stock as reported on the American Stock Exchange.

	Fiscal Quarters
	First	Second	Third	Fourth

Fiscal Year 2007
High	$1.47	$1.24	$0.91	$0.97
Low	$1.10	$0.85	$0.66	$0.64
Fiscal Year 2006
High	$2.13	$2.59	$2.05	$1.53
Low	$0.87	$1.75	$1.35	$1.08
Fiscal Year 2005
High	$2.26	$1.49	$1.50	$1.10
Low	$1.20	$1.07	$1.06	$0.67

The following table sets forth the closing price per share of our common stock, as reported on the American Stock Exchange on October 26, 2007, the last full trading day before the public announcement of the merger, and on January 10, 2008, the latest practicable trading day before the printing of this proxy statement:

Common Stock
Closing Price

October 26, 2007	$0.64
January 10, 2008	$0.83

Following the merger there will be no further market for our common stock, and our stock will be delisted from the American Stock Exchange and deregistered under the Securities Exchange Act.

We have never declared or paid any dividends on our common stock. In addition, as a result of our loan agreement with Silicon Valley Bank, we are restricted to pay dividends or make any other distribution on or purchase of, any of our capital stock. We currently anticipate that we will retain any future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our board of directors will determine our future dividend policy.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Covad for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at the Hilton Santa Clara hotel, 4949 Great America Parkway, Santa Clara, California, 95054, at 11:00 a.m., local time, on Friday, February 29, 2008.

Purpose of the Special Meeting

At the special meeting, we will ask the stockholders of our common stock to adopt the merger agreement and the transactions contemplated thereunder, and, if there are not sufficient votes in favor of the adoption of the merger agreement, to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on December 31, 2007, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 299,096,684 shares of our common stock were issued and outstanding and held by approximately 17,238 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required; Abstentions and Broker Non-Votes

The adoption of the merger agreement and the transactions contemplated thereunder requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote at the special meeting. Approval of the adoption of the merger agreement by our stockholders is a condition to the closing of the merger.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or by proxy, at the special meeting provided a quorum is present in person or by proxy at the special meeting.

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to approve the adoption of the merger agreement because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.proxyvote.com or by telephone by calling 1-800-690-6903 Authorizations for voting submitted via the

Internet or telephone must be received by 11:59 p.m. Eastern Time on February 28, 2008. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via the Internet or telephone through your broker or bank, if possible, or attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” approval of the adoption of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

First, you can deliver to the Secretary of Covad a written notice bearing a date later than your proxy stating that you would like to revoke your proxy.

Second, you can complete, execute and deliver to the Secretary of Covad a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Time on February 28, 2008.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134-1813, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger agreement and the merger are in the best interests of Covad and its stockholders. Our board of directors unanimously recommends that Covad stockholders vote “FOR” the proposal to approve the adoption of the merger agreement and also unanimously recommends that stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Covad. We have retained The Altman Group, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $9,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Corporate Secretary, Douglas Carlen, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134-1813, telephone number (408) 952-6400.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Covad stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours either at a place within the city where the special meeting is being held or at the meeting place itself.

THE COMPANIES

Covad Communications Group, Inc.

Covad provides voice and data communications products and services to consumers and businesses throughout the United States in approximately 235 metropolitan areas in 44 states. Our products and services include high-speed, or broadband, data communications, Internet access connectivity, Voice over Internet Protocol telephony (or VoIP), fixed wireless broadband, and a variety of related services. We are the only national facilities-based provider of data, voice, and wireless telecommunications solutions for small and medium-sized businesses. We are also a key supplier of high-bandwidth access for telecommunications services providers like EarthLink, AOL, and AT&T.

Covad was incorporated in Delaware in July 1997. Our principal executive offices are located at 110 Rio Robles, San Jose, California, 95134-1813, and our phone number is (408) 952-6400. Our website is located at www.covad.com. Our common stock trades on the American Stock Exchange under the symbol “DVW.” Additional information regarding Covad is contained in Covad’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 69.

Platinum and CCGI Holding Corporation

Incorporated on October 26, 2007, CCGI Holding Corporation, or Parent, was formed by Platinum solely for the purpose of entering into the merger agreement with Covad and completing the merger. Parent’s executive officers are located at c/o Platinum Equity, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210. Its telephone is (310) 712-1850. On December 17, 2007, Parent changed its corporate name to CCGI Holding Corporation. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Platinum is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, industrials, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum has acquired more than 75 businesses with more than $23 billion in aggregate annual revenue at the time of the acquisition.

CCGI Merger Corporation

Incorporated on October 26, 2007, CCGI Merger Corporation, or Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, was organized solely for the purpose of entering into the merger agreement with Covad and completing the merger. Its principal executive officers are located at c/o Platinum Equity, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210. Its telephone is (310) 712-1850. On December 17, 2007, Merger Sub changed its corporate name to CCGI Merger Corporation. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

We have, over time, actively pursued a variety of business development efforts, including strategic partnerships, investments, acquisitions and divestitures, to improve our financial results and maximize stockholder value. In addition, we have from time to time received indications of interest regarding strategic transactions, such as investments, acquisitions and divestitures. We also regularly engage in discussions with our financial advisors regarding potential debt or equity financings to refinance existing debt and to provide additional working capital.

As we entered 2007, we had cash, cash equivalents and short term investments of approximately $62.1 million and outstanding long-term debt of approximately $167.2 million. Included within our outstanding indebtedness is the principal amount of $125 million under our 3% Convertible Notes, which include a feature that would allow the holders of those notes to require that the notes be repaid at face value by Covad in March of 2009. In the first half of 2007, we further explored potential financing alternatives to obtain additional working capital to help us refinance our outstanding indebtedness and fund current and future growth products and initiatives. At a regularly-scheduled meeting of our board of directors on April 26, 2007, our management and our board discussed our anticipated capital needs and the possibility that we would need to obtain additional financing to execute our business strategy. As a result, our management approached a number of parties to explore alternatives to improve the Company’s financial position, including the refinancing of Covad’s outstanding indebtedness and the potential divestiture of certain operations of the Company for the purpose of reducing future capital requirements and operating expenses.

On May 8, 2007, David McMorrow, our Executive Vice President for Sales and Corporate Development, contacted a representative of a strategic party (to whom we refer as Strategic Party #1 for confidentiality reasons) regarding the possibility of a divestiture of a portion of our business. Strategic Party #1 indicated to Mr. McMorrow that it was interested in further discussions regarding a potential acquisition of all of our business. We had an existing confidentiality agreement with Strategic Party #1.

On May 11, 2007, Charles Hoffman, our President and Chief Executive Officer, Justin Spencer, our Senior Vice President and Chief Financial Officer, and Mr. McMorrow held preliminary discussions with a financial party (to whom we refer as “Financial Party #1” for confidentiality reasons) regarding a potential acquisition of our business. A series of discussions followed between Financial Party #1, Mr. Hoffman, Mr. Spencer and Mr. McMorrow.

On May 24, 2007, our board of directors held a telephonic meeting and discussed the indications of interest that we had received from Strategic Party #1 and Financial Party #1.

On May 24, 2007, the chief executive officer of another strategic party (to whom we refer as “Strategic Party #2” for confidentiality reasons) met with Mr. Hoffman to discuss the possibility of combining our businesses. On June 30, 2007, Mr. Spencer and James Kirkland, our then-General Counsel and Executive Vice President of Strategic Development, met with the chief financial officer and general counsel of Strategic Party #2 to further discuss a potential combination of the companies.

In the regularly scheduled meeting of our board of directors in June 2007, our board and management further discussed the Company’s liquidity in light of the substantial excess of the Company’s indebtedness in relation to its current cash and cash equivalent assets and its ability to generate free cash flow, the Company’s need to invest further capital in its infrastructure and the uncertain status of the credit markets. Our board directed our management to continue efforts to conserve the Company’s current cash assets, to seek ways to reduce expenses in the business so as to increase cash flows from operations and to consider options to obtain additional working capital. At this meeting, our board also discussed the preliminary indications of interest we received from Strategic Parties #1 and #2, as well as the fact that, shortly before this meeting, Financial Party #1 indicated that it would not be submitting a proposal to acquire us because it was not able to reach a valuation in excess of our then-current equity value.

On June 13, 2007, Mr. Spencer, Mr. Hoffman and Mr. McMorrow held a further meeting with representatives from Strategic Party #1 to discuss its potential acquisition of our business. On June 28 and 29, 2007, Strategic

Party #1 sent representatives to our offices to meet with several members of our management and discuss various matters relating to our business.

On July 5, we entered into a confidentiality agreement with a financial party (to whom we refer as “Financial Party #2” for confidentiality reasons) that expressed interest in providing financing to the Company, and the agreement contained a “standstill” provision that precluded their submitting, or taking certain actions with respect to, a business combination without our consent. On July 12, 2007, Mr. Spencer met with Financial Party #2 to further discuss providing financing to the Company. On July 27, 2007, Mr. Spencer and other representatives of Covad management conducted further meetings with Financial Party #2 to provide an overview of our business.

On July 9, 2007, we entered into a confidentiality agreement with a third strategic party (to whom we refer as “Strategic Party #3” for confidentiality reasons) that contained a standstill provision. On July 11 and 12, 2007, Mr. Hoffman, Mr. Spencer, Mr. McMorrow and other members of Covad management met with Strategic Party #3 to discuss a possible merger of the companies. Shortly thereafter, Strategic Party #3 indicated it was not interested in a merger.

From July 18 to 20, 2007, Strategic Party #1 met with various members of our management to discuss our business. On August 9, 2007, Mr. Hoffman, Mr. McMorrow and Mr. Spencer attended a meeting at the headquarters of Strategic Party #1 to further discuss a potential acquisition of our business. On August 15, 2007, Strategic Party #1 submitted to our management an indication of interest regarding an acquisition of Covad in a transaction with an estimated equity value in the range of $300 to $350 million. Covad’s closing share price on AMEX on this day was $0.84 (Indicating an equity value of approximately $250.3 million). The indication of interest stated that Strategic Party #1 had sufficient resources to complete a transaction of this size without external financing, and further indicated that it would be open minded in considering other alternatives.

From time to time, the Company had discussed potential strategic alternatives with a representative of Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”). On August 16, 2007, Mr. Hoffman and Mr. Kirkland received an unsolicited email from a Houlihan Lokey representative, in his capacity as a financial advisor to Platinum, delivering a written indication of interest from Platinum to acquire Covad at a cash purchase price of up to $1.10 per share.

On August 16, 2007, Mr. Kirkland forwarded a confidentiality agreement to representatives of Platinum to cover the discussions between the parties and the provision by Covad of due diligence information for the purposes of a potential transaction. On August 28, 2007, the parties executed the confidentiality agreement, which included a standstill provision.

On August 16, 2007, Mr. Kirkland received a proposal from Financial Party #2 for refinancing our indebtedness. This proposal included a secured loan and a small revolving line of credit, and the issuance to Financial Party #2 of warrants, with an exercise price at the market price prevailing at the time of definitive documentation for financing, for the purchase of a number of shares of our common stock equal to 20-25% of our outstanding shares. The secured loans would be repaid at a premium, included significant closing fees, would impose significant negative covenants on the conduct of our business and would provide Financial Party #2 with the right to appoint two members of our board of directors.

On August 17, 2007, there was a special telephonic meeting of Covad’s board of directors to discuss several matters, including the offers received from Platinum and Strategic Party #1 and the debt refinancing proposal from Financial Party #2. At the special meeting, our board authorized Covad’s management to continue to evaluate strategic alternatives and to interview and retain the services of a financial advisor to assist with such evaluation.

On August 20, 2007, Mr. Spencer contacted Barclays Capital regarding the possibility of retaining them to assist in the evaluation of strategic alternatives and began negotiations on an engagement letter.

On August 22, 2007, Mr. McMorrow, Mr. Kirkland, and Mr. Spencer held an introductory telephonic meeting with representatives of Platinum and Houlihan Lokey. During this meeting, the participants made arrangements for representatives of Platinum to visit Covad’s offices.

On August 24, 2007, senior executives from Platinum and the Houlihan Lokey representative met with Mr. Hoffman, Mr. McMorrow, Mr. Kirkland, Mr. Spencer, Claude Tolbert, Covad’s Senior Vice President for Planning and Priorities Management, Brett Flinchum, Covad’s Senior Vice President for Customer Operations, Ron Marquardt, Covad’s Chief

Technology Officer and Eric Weiss, Covad’s Chief Marketing Officer, at Covad’s headquarters in San Jose, California. A representative of Barclays Capital also attended the meeting. Covad’s management presented an overview of Covad’s business to Platinum and the parties discussed a potential business combination.

On August 28, 2007, Strategic Party #2 delivered a written proposal in which Covad would acquire Strategic Party #2 in exchange for the issuance to the shareholders of Strategic Party #2 of shares representing an approximate 39% interest in Covad and Financial Party #1 would provide financing to the resulting combined entity. The Covad shares to be issued in this proposal were valued at the then current trading price of Covad’s stock.

On August 30, 2007, Covad signed an engagement letter with Barclays Capital to provide financial advisory services to Covad in connection with, and to assist Covad with the negotiation of, potential strategic transactions.

During the period September 1 through September 3, 2007, Platinum provided Messrs. McMorrow, Kirkland and Spencer and Barclays Capital with various requests for due diligence information. On September 3, 2007, representatives from Platinum participated in a diligence call with Bill Daniels, our Director, Finance.

On September 4, 2007, Messrs. Hoffman, McMorrow and Spencer and a representative of Barclays Capital met with representatives of Strategic Party #1 and their advisors to discuss potential alternatives to the acquisition of our business that Strategic Party #1 was considering. During the period from August 17 through September 6, 2007, Mr. McMorrow also had a number of discussions with senior executives from Strategic Party #1 regarding a potential strategic and/or commercial transaction, including the possibility of Strategic Party #1 taking a minority share ownership position in Covad, and Mr. McMorrow provided certain financial and tax diligence information to Strategic Party #1 under the terms of a non-disclosure agreement that had been entered into between Covad and Strategic Party #1 in early 2006.

On September 5, 2007, following continuing contacts between our management and Financial Party #2, Mr. Kirkland and Mr. Spencer participated in a telephonic meeting with representatives from Financial Party #2 to discuss the debt refinancing proposal from Financial Party #2.

On September 7, 2007, Covad’s board of directors held a regularly scheduled meeting at Covad’s headquarters. Fenwick & West LLP, Covad’s outside counsel, presented our board with an overview of its fiduciary duties to the stockholders of the Company in the event that our board pursued a sale of the Company. A representative of Barclays Capital discussed with our board the current debt market conditions and certain options for refinancing its existing indebtedness, including the terms of the refinancing proposal from Financial Party #2. At the meeting, senior executives from Strategic Party #1, who had been invited to a portion of the meeting to make a presentation to our board, presented a proposal to contribute a telecommunications business held by Strategic Party #1 to, and make a limited minority equity investment in, Covad and to enter into a commercial resale arrangement with the combined entity. Mr. McMorrow also briefed our board on the status of discussions with Platinum and Financial Party #2, as well as Strategic Party #2. Our board had an extensive discussion regarding the strategic proposals from third parties that had been received by the Company as well as the strategic situation of the Company, including its recent stock price performance, the risks associated with achieving and executing the Company’s business plan, the Company’s cash reserves, its outstanding indebtedness and the timing for repayment of such indebtedness, and the opportunities and risks associated with remaining as an independent company. Our board discussed the possibility that, given the execution risks of remaining an independent company (which are discussed in “Reasons for the Merger and Recommendation of the Covad Board of Directors” beginning on page 33), and the highly competitive state of our markets, a transaction with a third party would represent a better risk-adjusted return to our stockholders than if the Company remained independent. Our board considered the establishment of a special committee of the board of directors to coordinate, monitor and evaluate strategic alternatives presented to the Company. Following these discussions, our board instructed Barclays Capital to request a written indication of interest for a strategic transaction from each of Platinum, Strategic Party #1, Financial Party #2 and Strategic Party #2, and to inform Financial Party #2 that Covad was not interested in pursuing the proposed refinancing transaction at this time. In addition, our board and management, with the assistance of the representative of Barclays Capital, identified other potential parties who might have an interest in pursuing a strategic transaction with the Company. Covad’s closing share price on AMEX on this day was $0.77.

On September 11, 2007, a financial investment party (to whom we refer as “Financial Party #3” for confidentiality reasons), contacted a representative of Barclays Capital and indicated its potential interest in an acquisition of Covad. We had an existing confidentiality agreement with Financial Party #3. Shortly thereafter, on September 17, 2007, representatives of Financial Party #3 met with Covad’s management and a representative of Barclays Capital at Covad’s headquarters to discuss the Company and its operations.

On September 12, 2007, our board of directors held a special telephonic meeting. Our board further discussed the establishment of a special committee of our board to evaluate, monitor and negotiate proposals for a potential strategic transaction. The board discussed that desirable characteristics of committee membership would include independence, experience in business combination transactions, availability for frequent meetings and willingness to serve. Mr. James Clark of Cahill Gordon & Reindel LLP was introduced to our board by Richard Jalkut, as potential special counsel to the special committee should our board decide to appoint such a committee.

On September 12 and 13, 2007, Strategic Party #1 met with Mr. McMorrow, Mr. Spencer and representatives of Barclays Capital at the headquarters of Strategic Party #1 to further discuss the Company and its operations.

On September 12, 2007, Mr. Spencer confirmed in discussions with Financial Party #2 that Covad was not interested in pursuing the financing proposal from Financial Party #2 at that time. Mr. Spencer also informed Financial Party #2 of the process being conducted by Barclays Capital and indicated that Financial Party #2 should contact Barclays Capital if it was interested in submitting a proposal.

On September 13 and 14, 2007, senior executives from Platinum and a representative of Houlihan Lokey met with Mr. McMorrow, Mr. Spencer and other members of Covad’s management at Covad’s headquarters to further discuss the company and its operations. A representative of Barclays Capital also attended these meetings.

On September 17, 2007, certain members of our board and our management held an update call. Covad’s management briefed our board members on the status of the due diligence efforts by each of the financial and strategic parties that had been in contact with the Company. A representative of Barclays Capital discussed the status of discussions with such parties. Our board and management, with the assistance of a representative of Barclays Capital, discussed additional parties that Barclays Capital should contact to gauge their interest in a transaction with Covad. These consisted of large companies in the telecommunications industry that were customers of and vendors to the Company and had previously expressed interest in exploring the possibility of a stratigic transaction with the Company.

During the period from September 17 to approximately September 25, 2007, at the direction of our board, a representative of Barclays Capital contacted four additional parties by telephone regarding a potential acquisition of all of our business, and Mr. Hoffman and Barclays Capital made several follow-up telephone calls to these parties. None of these parties expressed an interest in pursuing an acquisition or other strategic transaction with Covad.

On September 18 and September 20, 2007, representatives from Financial Party #2 and Covad’s management met at Covad’s headquarters to discuss the Company and its operations. A representative of Barclays Capital also attended these meetings.

On September 19, 2007, representatives from Strategic Party #2 and Covad’s management met at Covad’s headquarters to discuss similar topics. A representative of Barclays Capital also attended this meeting.

On September 20, 2007, we granted Platinum and its representatives access to an electronic data room containing detailed information regarding Covad. Covad also granted similar access to the electronic data room on September 20, 2007 to Strategic Party #1, Strategic Party #2 and Financial Party #3 and on September 21, 2007 to Financial Party #2.

On September 20, 2007, through an action taken by unanimous written consent, our board of directors appointed the Special Committee, consisting of independent directors Richard Jalkut, Dale Crandall and Robert Neumeister, to review and evaluate the terms and conditions, and determine the advisability of, strategic alternatives for the Company, to oversee the negotiations with third parties with respect to strategic alternatives and to provide recommendations and advice to our board on any resulting proposals for strategic transactions. Cahill Gordon was engaged as counsel to the Special Committee.

On September 20, 2007, the Special Committee met. A representative of Barclays Capital, members of Covad management and representatives from Fenwick & West and Cahill Gordon were invited to attend. The Special Committee discussed the manner in which the Special Committee would manage the process with respect to the solicitation and negotiation of proposals from third parties with respect to a strategic transaction. The Special Committee, with the concurrence of the Covad board of directors, determined that Barclays Capital would report directly to the Special Committee and operate at its direction. A representative of Barclays Capital reviewed the status of discussions with the financial and strategic parties who had to date expressed interest in a transaction with Covad. The Special Committee discussed the timing for those parties to provide written proposals to the Company. A representative of Barclays Capital also discussed with the Special Committee the results of Barclays Capital’s approach to the four other strategic parties, and advised the Special Committee that none had expressed an interest in an acquisition of Covad’s business or any other potential strategic transaction. Following the meeting of the Special Committee on September 20, 2007, at the direction of the Special Committee, a representative of Barclays Capital informed Strategic Party #1, Strategic Party #2, Platinum, Financial Party #2 and Financial Party #3 that Covad was seeking written indications of interest to be delivered no later than September 26, 2007.

On September 21, 2007, a senior partner from Platinum provided Mr. Hoffman and Barclays Capital with a term sheet that outlined Platinum’s proposal to acquire all of the outstanding stock of Covad for $0.95 per share in cash. The offer was not subject to any financing contingency. Covad’s closing share price on AMEX on this day was $0.69. Platinum indicated that its offer would expire on September 28, 2007.

On September 21, 2007, Financial Party #3 indicated to a representative of Barclays Capital that its proposed preliminary valuation of Covad was approximately $50-$100 million below Covad’s then current market capitalization.

On September 21, 2007, Strategic Party #1 delivered a term sheet for a transaction in which Covad would acquire another telecommunications entity owned by Strategic Party #1 in exchange for the issuance to Strategic Party #1 of Covad shares, and Strategic Party #1 would purchase additional Covad shares for cash, which together would result in Strategic Party #1 becoming a significant minority stockholder in Covad. The term sheet also contemplated a commercial resale arrangement with Strategic Party #1 that included a take-or-pay purchase commitment by Strategic Party #1 to purchase a specified minimum dollar value of services from Covad over a specific period, as well as a guarantee from Strategic Party #1 with respect to the discharge of a portion of Covad’s outstanding indebtedness. The offer was not subject to any financing contingency. The offer provided that the exchange ratio for the issuance of Covad shares in exchange for the subsidiary of Strategic Party #1 would be based on the average closing price of Covad stock for a specified period prior to the date of the announcement of the transaction, and the price for the shares to be purchased by Strategic Party #1 for cash would be 110% of such average. Strategic Party #1 would be entitled to appoint a number of members of the Covad board of directors proportional to its ownership interest in Covad following the transaction and would have consent rights with respect to certain corporate actions that the Company might wish to undertake.

On September 23, 2007, Strategic Party #2 delivered a term sheet for a transaction that involved an acquisition by Covad of Strategic Party #2 in a stock-for-stock exchange that would result in the shareholders of Strategic Party #2 holding a significant minority ownership stake in Covad. The exchange ratio for the purposes of such combination would be based on the average closing price of Covad stock during the thirty day period prior to the closing but capped at $1.00 per share. This term sheet also included a number of term sheets from third party financial entities to provide financing in combination and in various forms to the combined entity, which term sheets were subject to a number of contingencies, including an additional forty-five days to complete due diligence regarding the Company by Strategic Party #2 and each of the financing third parties and the negotiation of definitive documentation with respect to the financing proposals and the proposed merger.

On September 26, 2007, the Special Committee met, together with a representative of Barclays Capital, some members of our board and members of Covad management, as well as representatives from Fenwick & West and Cahill Gordon. A representative of Barclays Capital reviewed the discussions with the other parties and the term sheets that Covad had received from Platinum, Strategic Party #1 and Strategic Party #2. With respect to each of the two strategic parties, the representative of Barclays Capital reviewed a preliminary analysis of the implied potential equity value of the Covad shares upon the completion of each of such proposed transactions. These preliminary analyses were based on the terms proposed by the respective strategic party, the estimates of the value of the businesses to be contributed to, or acquired by, Covad, as developed by Covad management with the assistance of Barclays Capital as well as estimates from our management of the anticipated business synergies to be realized from the combination of the businesses contemplated by these proposed transactions based on the proposals and information provided by Strategic Party #1 and Strategic Party #2. In addition, these preliminary analyses attributed value to the premium to be paid for Covad shares by Strategic Party #1 for the shares it would purchase for cash and to the potential premium over the current market price of the Covad shares to be issued to Strategic Party #2, based on a range of assumed trading prices of Covad shares at the closing of the proposed transactions, which range was discussed with management. This preliminary analysis indicated an implied potential equity value for Covad’s common stock following completion of the proposed transaction with Strategic Party #1 of $1.10 per share and a range of implied potential equity values for Covad common stock following completion of the proposed transaction with Strategic Party #2 of $0.87-$1.07 per share. The closing price per share of Covad Common Stock on AMEX was $0.66 on September 26, 2007. The proposal from Strategic Party #1 would result in Strategic Party #1 owning an estimated 41% ownership interest in Covad and the proposal from Strategic Party #2 would result in the shareholders of Strategic Party #2 owning an estimated 44% ownership interest in Covad based on the assumption that the average price of Covad shares over the relevant measurement period prior to signing a definitive agreement, as contemplated by the proposal from Strategic Party #1, and the market price of the Covad shares at the close of the transaction with Strategic Party #2, were each equal to the current trading price of the Covad shares as of the date of the meeting. The Special Committee acknowledged the difficulty and uncertainty inherent in attempting to estimate an implied potential equity value for Covad common stock following the completion of strategic transactions in which the Covad stockholders would continue to own their shares and would not exchange them for any new consideration. At the meeting, the Barclays Capital representative informed the Special Committee that during the meeting Barclays Capital had received an additional proposal from Financial Party #2 to acquire Covad for a per share cash consideration of $0.80-$0.90 per share. Charles McMinn, one of our directors, reported on a conversation he had with the Chief Executive Officer of Strategic Party #3 in which the Chief Executive Officer reported that Strategic Party #3 might be interested in pursuing a strategic transaction with Covad and Strategic Party #2, and Mr. McMinn told Strategic Party #3 to submit such proposal to Barclays Capital. The Special Committee had an extensive discussion regarding each of the proposals, including the uncertain nature of the assumptions underlying each of the preliminary analyses of the offers from Strategic Party #1 and Strategic Party #2, the proposals for refinancing the Company’s indebtedness from Strategic Party #1 and Strategic Party #2, the terms of the commercial transaction proposed by Strategic Party #1 and a comparison of the strengths and weaknesses of each of the proposals. The Special Committee discussed its concerns regarding the significant uncertainty and complexity associated with the transactions proposed by Strategic Party #1 and Strategic Party #2 and the uncertainty of achieving the assumed synergies. The Special Committee instructed Barclays Capital to contact each of Strategic Party #1, Strategic Party #2 and Platinum to seek improvements to the terms offered by each such bidder.

On October 1, 2007, Strategic Party #2 delivered a letter indicating that the business terms of its original proposal were unchanged but stating its commitment to complete due diligence and negotiate definitive documents within thirty days.

On October 2, 2007, Strategic Party #1 provided a revised term sheet for its proposed minority investment in Covad that made certain changes to its proposal submitted on September 21, 2007, including an increase in the take-or-pay purchase commitment that would be part of the commercial resale arrangement, but also providing verbal notification of an overstatement of projected revenue synergy estimates contained in its previous offer.

On October 3, 2007, a senior executive from Platinum submitted a presentation to a representative of Barclays Capital that outlined two alternative potential transactions with Covad. The first continued to be a proposal to acquire all of the outstanding shares of Covad, with an increase in the cash purchase price from $0.95 to $1.02 per share. The second proposal provided for the contribution of certain telecom assets held by Platinum and cash in exchange for a significant minority ownership interest in Covad, secured loan financing to refinance a portion of Covad’s indebtedness and the issuance of warrants to Platinum to purchase additional shares. Platinum indicated that its offer to engage in either of these alternative transactions would expire on October 4, 2007.

On October 3, 2007, the Special Committee met. A representative of Barclays Capital, certain members of our board and members of Covad management, as well as representatives from Fenwick & West and Cahill Gordon were invited to attend. A representative of Barclays Capital reviewed Platinum’s revised proposal as well as the proposals that Covad had received from the two strategic bidders. The representative of Barclays Capital once again provided a preliminary analysis of the implied potential equity values of the Covad shares upon completion of those respective proposed transactions. These preliminary analyses were based on essentially the same types of assumptions as are described above with regard to the preliminary analyses provided at the September 26, 2007 meeting and were subject to the same difficulties and uncertainties inherent in attempting to estimate an implied potential equity value for Covad common stock following the completion of such transactions. Taking into account the revisions to the offers, the correction of the projected revenue number submitted by Strategic Party #1 and the deterioration in the stock price of Covad common stock since September 26, 2007, Barclays Capital’s preliminary analysis indicated an implied potential equity value of Covad common stock following completion of the transaction proposed by Strategic Party #1 of $0.96 per share and a range of implied potential equity values of Covad common stock following the completion of the transaction proposed by Strategic Party #2 of $0.82-$1.01 per share. Covad’s closing share price on AMEX on this day was $0.65. The Special Committee discussed each of the revised offers in detail, including the uncertain nature of the assumptions underlying each of the preliminary analyses of the offers and the benefits and risks inherent in each of such offers. The Special Committee compared the certainty and speed to closing offered by the proposals from Strategic Party #1 and Platinum to the significant complexity, uncertainties concerning financing and timing issues associated with the proposal from Strategic Party #2 and determined not to further pursue a transaction with Strategic Party #2 at this time. Barclays Capital was instructed by the Special Committee to contact Strategic Party #1 to seek certain modifications to the terms of its proposal and to contact Platinum to seek an extension of the time period for acceptance of its proposal.

On October 4, 2007, Financial Party #2 submitted a proposal to Mr. Spencer and Barclays Capital for an acquisition of the Company at a purchase price of approximately $1.15 per share in cash based on certain assumptions concerning our financial condition, assets and liabilities and certain business assumptions. Financial Party #2 indicated that it would need approximately one week to complete additional diligence in order to confirm its proposal. Covad’s closing share price on AMEX on this day was $0.65.

On October 4, 2007, the Special Committee met. A representative of Barclays Capital, certain members of our board and members of Covad management, as well as representatives from Fenwick & West and Cahill Gordon were invited to attend. A representative of Barclays Capital reviewed the bids previously received from Strategic Party #1 and Platinum, and discussed the revised tentative bid that had been provided by Financial Party #2. A representative of Barclays Capital reported that Strategic Party #1 had indicated that it was not prepared to make further modifications to its proposal and that Platinum had indicated that it was unwilling to provide additional time for the Company to respond to its offer. The Special Committee instructed Barclays Capital to communicate to each of Strategic Party #1 and Platinum that their respective bid was not the leading bid at this time but that the Company would entertain enhanced offers and authorized our management team to provide additional diligence information to Financial Party #2.

On October 5, 2007, the Special Committee retained Cowen to provide an opinion to it with respect to the fairness, from a financial point of view, of the consideration to be paid in the event that the Company ultimately proceeded with one of the proposed strategic transactions.

On October 5, 2007, the Special Committee met. A representative of Barclays Capital, members of our board and members of Covad management, as well as representatives from Fenwick & West and Cahill Gordon were invited to attend. A representative of Barclays Capital provided an update on the discussions with the parties that were still interested in pursuing a transaction. The representative of Barclays Capital indicated that Platinum was still interested in pursuing their offer as previously presented and that Strategic Party #1 was still unwilling to make any improvements to its last offer. The Special Committee discussed the ongoing negotiation strategy to be undertaken.

Throughout the week of October 8, 2007, Financial Party #2 conducted numerous interviews with various members of Covad’s management and reviewed a significant amount of additional due diligence in the electronic data room. A representative of Barclays Capital also attended each of these meetings.

On October 10, 2007, Barclays Capital received an unsolicited expression of interest by telephone from a representative of a new party (to whom we refer as Strategic Party #4) concerning a potential acquisition of Covad.

On October 11, 2007, at the direction of the Special Committee, Barclays Capital provided Platinum and Financial Party #2 with a draft merger agreement prepared by the Company with the assistance of Fenwick & West and Cahill Gordon.

On October 12, 2007, Financial Party #2 informed a representative of Barclays Capital that they were not prepared to confirm their valuation of $1.15 per share until they had completed further diligence and analyses with respect to Covad, a process which they estimated would require an additional period of approximately one to two weeks.

On October 13, 2007, the Special Committee met telephonically. A representative of Barclays Capital, members of our board and members of Covad management, as well as representatives from Cowen, Fenwick & West and Cahill Gordon were invited to attend. The Barclays Capital representative reviewed the status of discussions with the various bidders, reported that Platinum had indicated that it was still prepared to offer $1.02 per share in cash for an acquisition of Covad provided that the Company granted it exclusive negotiating rights, and noted that there was a risk that Platinum would either terminate discussions or seek to reduce their offer if the Company did not enter into an exclusive negotiation with Platinum promptly. Mr. Hoffman reported on a conversation he had with a senior executive of Strategic Party #1 on October 11, 2007, in which such executive indicated the continuing interest of Strategic Party #1 to enter into a strategic transaction with the Company and that Strategic Party #1 was in discussions with a third party to propose a revised structure for a potential transaction. The Barclays Capital representative also informed the Special Committee that Barclays Capital had received an unsolicited inquiry from Strategic Party #4 concerning a potential acquisition, but that the representatives of Strategic Party #4 had indicated their price would not provide a significant premium to Covad’s current stock price. Covad’s closing share price on AMEX on Friday, October 12, 2007 was $0.65. Mr. McMinn described a further call he received from the Chief Executive Officer of Strategic Party #3 regarding its potential interest in a strategic transaction at some point in the future. Following further discussion, the Special Committee determined that Strategic Party #3 was unlikely to make any offer as favorable as the offers from the other parties and concluded not to further explore a transaction with Strategic Party #3 at this time. The Special Committee compared the offer from Platinum, combined with their willingness to conclude a transaction quickly, to the uncertainty and timing associated with the conditional offer from Financial Party #2 and the uncertainty concerning whether Strategic Party #1 would make any revised offer and the likely complexity and resulting uncertainty of such offer if it did so. The Special Committee instructed Barclays Capital to inform Financial Party #2 that it must finalize its valuation by October 14, 2007 and to inform Strategic Party #1 that it must submit its final proposal for a strategic transaction by the same date. The Special Committee also instructed Barclays Capital to ask Platinum for additional time for the Company to consider its proposal.

On October 14, 2007, the Special Committee met telephonically. A representative of Barclays Capital, members of our board and management, as well as representatives from Cowen, Fenwick & West and Cahill Gordon were invited to attend. The Barclays Capital representative reported that Financial Party #2 had not finalized its valuation, that the financial advisors to Strategic Party #1 had not responded to Barclays Capital’s call and that Platinum had indicated that it was not willing to extend the time for Covad to respond to its offer. Following a lengthy discussion, and taking into account the certainty of the Platinum offer compared to the status of the bids from other parties, the premium of 59% over the Company’s current stock price that the Platinum offer represented, the terms of the merger agreement, which could be expected to permit the Company to accept an unsolicited superior offer from a third party submitted after the announcement of the agreement under certain circumstances and other factors, the Special Committee authorized Mr. Hoffman, on behalf of the Company, to enter into an exclusivity agreement with Platinum for the negotiation of a merger agreement for a cash price of $1.02 per share until October 26, 2007. On October 16, 2007, Covad and Platinum entered into this exclusivity agreement.

From October 16 to October 26, 2007, Platinum conducted confirmatory due diligence, including having various discussions with Covad management to discuss our business and diligence materials. A representative of Barclays Capital also attended each of these meetings.

On October 17, 2007, Bingham McCutchen, counsel to Platinum, provided Fenwick & West with proposed changes to the draft merger agreement. During the period from October 18 through October 26, 2007, the Company’s management, Fenwick & West and a representative of Barclays Capital held discussions with representatives of Platinum and Bingham McCutchen to negotiate the terms of the merger agreement and related transaction documents.

On October 22, 2007, Platinum proposed that the Company enter into a management services agreement with Platinum or one of its affiliates under which Platinum would provide advisory services to the Company with respect to the management of the Company and its operations during the period following the receipt of all required federal regulatory approvals until the closing of the transaction in exchange for a monthly fee of $1,000,000. On October 24, 2007, Bingham McCutchen delivered a draft of the management services agreement to Fenwick & West. During the period from October 24 through October 26, 2007, the Company’s legal counsel and Fenwick & West held discussions with Bingham McCutchen to negotiate the terms of the management services agreement.

On October 23, 2007, the draft merger agreement with Platinum was distributed to our board of directors.

On the evening of October 24, 2007, Platinum communicated to a representative of Barclays Capital that it was proposing to either (i) reduce its proposed purchase price to $0.92 per share with a potential additional payment of up to $0.10 per share to be made to our stockholders based on the performance, prior to the closing date, of certain operations of Covad, or (ii) establish a break up fee in the merger agreement to be paid by Covad in the event of termination of the merger agreement in certain circumstances in the amount of approximately five percent of the equity value of the transaction, or $15 million.

On the evening of October 24, 2007, Strategic Party #2 submitted a revised proposal for a business combination with Covad (with Covad being the purchasing entity). The proposal was on similar terms to the proposal made by Strategic Party #2 on October 1, 2007 with a modification that the Covad shares to be issued in such combination would be valued at $1.10 per share. Strategic Party #2 indicated that the term sheets provided by potential financing sources for the financing of the combined entity were unchanged from its September 23, 2007 proposal and that it would still require an additional thirty days to enable the completion of due diligence by itself and such other third party financing sources.

On October 25, 2007, our board of directors held a regularly scheduled meeting. At the meeting, a representative of Barclays Capital presented the terms of the proposed transaction with Platinum. Our board also considered the revised proposal received from Strategic Party #2 and determined not to further pursue it in light of the uncertainty of completing negotiations with each of Strategic Party #2 and the different financing sources for such transaction and the additional time required for such parties to complete due diligence. Representatives of Fenwick & West led our board through a presentation that had been distributed prior to the meeting regarding the terms and conditions of the current draft of the merger agreement and the management services agreement, which were characterized as being in substantially final form. In addition, Cowen presented financial analyses that it had performed in order to evaluate the fairness, from a financial point of view, of the proposed merger consideration to Covad’s stockholders. This was followed by questions from, and an extensive discussion by, our board. The meeting then recessed.

Following the recess of the meeting of our board of directors, the Special Committee met with representatives of Cahill Gordon to review the current draft of the merger agreement and the management services agreement and to review the proposed transaction with Platinum. The members of the Special Committee voted unanimously to recommend to our board of directors the proposed transaction with Platinum, subject to certain modifications to the then proposed terms of the merger.

Following the meeting of the Special Committee, our board reconvened its meeting and the Special Committee presented its unanimous recommendation to our board that the Company enter into a merger with Platinum upon the terms set forth in the merger agreement for a fixed merger consideration of not less than $1.02 per share in cash and provided that the break up fee payable by the Company under the merger agreement would not exceed $12 million (approximately 3.9% of the equity value of the proposed transaction). The Special Committee also proposed certain modifications to the management services agreement including the reduction of the monthly fee payable under the agreement to $500,000. Following discussion, our board unanimously determined to accept the recommendations of the Special Committee and instructed Barclays Capital to communicate our board’s position to Platinum.

On October 26, 2007, following discussions between representatives of Platinum and Barclays Capital, Platinum confirmed its agreement to proceed with a merger transaction with Covad at a fixed per share cash price of $1.02 per share and upon the other terms stipulated by our board.

On the evening of October 26, 2007, Covad and Platinum entered into a new exclusivity agreement to cover the period from October 26 2007 to the morning of October 29, 2007.

Between October 26 and October 28, 2007, Fenwick & West and members of Covad’s legal department finalized the merger agreement and related documentation, and the management services agreement, with Bingham McCutchen.

On October 28, 2007, our board of directors held a telephonic meeting to review and approve the final terms of the merger agreement and the management services agreement. A representative of Barclays Capital reviewed the financial terms of the proposed definitive merger agreement and Fenwick & West presented an update on the terms of the proposed definitive merger agreement and the management services agreement to our board, copies of which had been previously circulated to our board. Fenwick & West reviewed the time line to closing. Our board considered the fact that the closing price of Covad common stock on October 26, 2007 was $0.64 and the premium that the proposed merger consideration represented over this price and the average closing prices of our common stock for other recent periods. At this meeting, Cowen delivered certain of its written analyses and its oral opinion to our board, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of October 28, 2007, the consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of the common stock of Covad. For a further discussion of the opinion of Cowen, see “Opinion of Cowen and Company, LLC” below. Having concluded, through the negotiation process that Platinum’s $1.02 per share cash consideration was the best price reasonably available under the circumstances, our board then unanimously approved the merger agreement and management services agreement with Platinum and related resolutions and adjourned.

The merger agreement and the management services agreement were executed and exchanged by the respective parties on the evening of October 28, 2007. Prior to the opening of the U.S. financial markets on October 29, 2007, Covad and Platinum publicly announced the execution of the merger agreement.

On December 6, 2007, Strategic Party #2 delivered to a representative of Barclays Capital a revised unsolicited non-binding written proposal for a strategic transaction with the Company which provided for an acquisition of the Company by Strategic Party #2 at a purchase price per share of $1.12 payable in cash. This proposal was conditional upon the completion by Strategic Party #2 and its potential financing sources of due diligence and the negotiation and execution of a definitive merger agreement and indicated that Strategic Party #2 and its potential financing sources would require a period of twenty days to complete such diligence and negotiation. Our board discussed the proposal with the Company’s management and representatives of Barclays Capital, Fenwick & West and Cahill Gordon at a meeting held on December 7, 2007. Following such discussions, our board directed a representative of Barclays Capital to request additional information from Strategic Party #2 regarding the terms of the financing included in its proposal. A representative of Barclays Capital had discussions with Strategic Party #2 and one of its potential financing sources on December 7, 2007 regarding the financing of the proposal.

Our board held a telephonic meeting on December 9, 2007, to which representatives of Barclays Capital, Fenwick & West and Cahill Gordon were invited to attend. A representative of Barclays Capital updated our board on the discussions with Strategic Party #2. Following discussions with the representatives of Barclays Capital, Fenwick & West and Cahill Gordon, our board determined to provide information to and enter into negotiations with Strategic Party #2 under the terms permitted by the merger agreement with Platinum, including the delivery of prior notice to Platinum of the Board’s intention to do so and the execution by Strategic Party #2 of a new non-disclosure agreement with the Company on terms no more favorable than those contained in the form of confidentiality agreement entered into between Platinum and the Company. Written notice of our board’s determination was delivered to Platinum on December 10, 2007 and Strategic Party #2 entered into a non-disclosure agreement with the Company on December 13, 2007, which superseded the prior non-disclosure agreement between the parties and which included a standstill agreement from Strategic Party #2. On December 13, 2007, the Company commenced providing due diligence information to Strategic Party #2, its representatives and potential financing sources, including holding meetings with our management.

On December 18, 2007, representatives of the financial advisory firm representing Strategic Party #2 informed a representative of Barclays Capital that Strategic Party #2 had determined not to pursue the acquisition of the Company. The Company received a letter from Strategic Party #2 to the same effect on December 19, 2007.

Recommendation of the Special Committee

Upon the decision of our board of directors to commence a process to solicit and evaluate potential strategic transactions with third parties, the board of directors established a special committee on September 20, 2007 consisting of three independent directors, Dale Crandall, Richard Jalkut and Robert Neumeister (the “Special Committee”) to evaluate and oversee the negotiation of proposals from third parties. At meetings of the Special Committee held on September 20, September 26, October 3, October 4, October 5, October 13 and October 14, 2007, the Special Committee evaluated proposals from certain parties, including Platinum, with respect to a potential business combination or other strategic transaction with the Company (as described under “Background to the Merger” beginning on page 23).

At the meeting of the Special Committee held on October 14, 2007, the Special Committee considered Platinum’s offer for a merger transaction at $1.02 per share, which was subject to the completion of confirmatory diligence by Platinum and the grant to Platinum of an exclusive negotiating period for the purpose of completing such diligence and negotiating definitive agreements. The Special Committee further considered the strategic proposals received from other parties, including the timing, certainty, conditionality and likelihood of consummation of such proposed transactions, whether any of such proposed transactions would provide value to our stockholders superior to the cash price proposed by Platinum, and the risk that Platinum would withdraw its offer if the Company did not grant Platinum’s request for exclusivity. Following such deliberations, the Special Committee authorized management of the Company to continue negotiations with Platinum with respect to the merger and to grant exclusivity to Platinum until October 26, 2007.

The Special Committee, acting with the advice and assistance of its independent legal advisors, evaluated and supervised the negotiations of the merger, including the terms and conditions of the merger agreement, with Platinum. At the meeting of the Special Committee held on October 25, 2007, the Special Committee, in consultation with management, the committee’s legal advisors, counsel to the Company and the financial advisors of the Company, evaluated the merger and the other potential strategic alternatives for the Company and unanimously recommended to our board of directors that our board of directors approve the merger and the merger agreement with Platinum and its affiliates subject to certain modifications to the terms then being negotiated with Platinum (as further discussed under “Background to the Merger” beginning on page 23).

Reasons for the Merger and Recommendation of the Covad Board of Directors

At meetings held on October 25 and October 28, 2007, our board of directors, with the assistance of our management, our financial advisors, the Special Committee’s legal counsel and our outside legal counsel and following receipt of the recommendation of the Special Committee, evaluated the proposed merger with Platinum and its affiliates, and at the meeting on October 28, 2007, the board unanimously (i) determined that the merger agreement is advisable and fair to, and in the best interests of, Covad and the stockholders, (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are in the best interests of Covad and the stockholders, and (iii) approved the merger and the merger agreement and the consummation of the transactions contemplated by the merger agreement.

In evaluating the merger agreement and the transactions contemplated thereby, and recommending that the Covad stockholders vote their shares of common stock in favor of the adoption of the merger agreement, our board consulted with the Company’s senior management, legal counsel and financial advisors. Our board also sought and received the written opinion of Cowen as to the fairness, as of the date of such opinion, from a financial point of view, to our stockholders of the consideration to be received by our stockholders in the merger, and consulted with outside legal counsel regarding the fiduciary duties of our board members, legal due diligence matters, and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, our board concluded that entering into the merger agreement with Parent and Purchaser would yield the highest value for our stockholders and is in the best interests of our stockholders.

In the course of reaching its determination, the board of directors and the Special Committee considered the following factors that it believes supported its decision:

•	the report of the Special Committee, which had overseen the solicitation of proposals from third parties with respect to potential strategic transactions and the negotiations of the merger agreement with Platinum and which had unanimously recommended that our board approve the adoption of the merger agreement with the Platinum affiliates;

•	the current and historical financial condition, results of operations, business and prospects of the Company as well as the Company’s financial plan and prospects if it were to remain an independent company and the potential impact on the trading price of our common stock (which it is not feasible to quantify numerically). The board considered that Covad has incurred a loss from operations, and a net loss, for the five full years since the consummation of its plan of reorganization in December 2001 and for the first nine months of 2007, inclusive of the quarterly operating results that the Company expected to report for the third quarter of 2007, and that Covad has used a substantial amount of cash in operating activities over this period. The board considered the Company’s current financial plan, including the risks associated with achieving and executing upon the Company’s business plan, our cash reserves, our outstanding indebtedness and the timing for repayment of such indebtedness, the uncertainty of being able to expand our product and service lines and sales channels, the continued consolidation in our industry and increased competition (especially from competitors with greater name recognition and financial and other resources), as well as the general risks of market conditions that could reduce the Company’s stock price;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for Covad to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks;

•	that the $1.02 per share consideration to be paid in the merger in cash for each share of our outstanding common stock will provide our stockholders with the opportunity to receive a significant premium over the market price of our common stock. Our board reviewed the current and historical prices, volatility and trading information with respect to our common stock on the American Stock Exchange, recognizing that the price of $1.02 represented (i) a 59% premium over the closing price of our common stock on October 26, 2007, the last trading day prior to the announcement of the merger, (ii) a premium of 60%, 59%, 39% and 27% over the average closing prices for our common stock in the one week, one month, three month and six month periods ending on October 26, 2007, respectively, and (iii) a 32% discount to the high closing price (October 20, 2006), and a 65% premium to the low closing price (October 1, 2007), of our common stock in the 52 week period prior to October 26, 2007;

•	the relationship of the $1.02 per share merger consideration to the premium paid in other comparable merger transactions;

•	the outstanding debt owed by the Company in an aggregate amount of approximately $178.6 million as of September 30, 2007, under our 3% convertible senior debentures, our 12% senior secured notes to Earthlink and our bank line of credit, the board’s expectation that holders of the 3% convertible senior debentures will exercise in March 2009 their right to require us to redeem their debentures at face value, and the significant risk that based on the Company’s current cash, cash equivalents and short term investments (approximately $55.6 million at September 30, 2007) and the Company’s projected cash flows for the foreseeable future, the Company might not have sufficient cash to discharge such debt in full when it becomes due and might be unable to refinance some or all of such debt on acceptable terms;

•	that our ability to offset the continuing decline in sales of our legacy services, which comprised approximately 51.6% of our subscription revenue for the nine six months ended September 30, 2007, by sales of our growth services is negatively affected by our liquidity, which limits our ability to invest in and promote the sales of these growth services;

•	the results of the process that the Special Committee conducted, with the assistance of its advisors and Covad’s management and advisors, to solicit and negotiate alternative strategic proposals from third parties (as described under “Background to the Merger” beginning on page 23);

•	the possible strategic alternatives in light of the fact that the Company solicited alternative proposals from third parties and whether parties other than Platinum would be willing or able to enter into a transaction with the Company that would provide value to our stockholders superior to the cash price to be paid to them pursuant to the merger and the belief of the board that the consideration obtained in the merger was the highest that was reasonably attainable;

•	the timing of the merger and the risk that if the Company did not accept the offer from Platinum, there may not have been another opportunity to do so;

•	the financial analyses and opinion of Cowen delivered in writing to our board on October 28, 2007, to the effect that, as of October 28, 2007, and subject to the various assumptions, qualifications and limitations set forth therein, the $1.02 per share in cash to be received by holders of shares of Common Stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Cowen, dated October 28, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B hereto and is incorporated herein by reference;

•	that, after consultation with our internal and outside counsel, it appeared likely that the necessary regulatory approvals and clearance would be obtained within the time period allowed by the merger agreement and that other closing conditions in the merger agreement were similarly capable of being satisfied within the allowed time frame;

•	that as the merger consideration consists entirely of cash, stockholders may realize immediately a specific and certain value for their investment in our common stock;

•	that the merger agreement contains no financing contingency on behalf of Parent and that Platinum has committed that it will provide sufficient funding to Parent and Purchaser to satisfy the payment of the aggregate merger consideration to our stockholders under the merger agreement and the payment of our outstanding debt upon consummation of the merger, without having to finance any portion of these obligations through third parties, and such commitment may be enforced by the Company;

•	the provisions of the merger agreement, including the respective representations, warranties and covenants and termination rights of the parties and the termination fee payable by the Company. In particular:

•	Ability to Respond to Certain Unsolicited Takeover Proposals. While the Company is prohibited from soliciting any Acquisition Proposal (as defined in the merger agreement and discussed below) or participating in any discussions or negotiations regarding an Acquisition Proposal, the merger agreement does permit our board, subject to compliance with certain procedural requirements, to (1) furnish information with respect to the Company and its subsidiaries to a person making an unsolicited Acquisition Proposal, and (2) participate in discussions or negotiations with the person making an unsolicited Acquisition Proposal, subject to the terms of the merger agreement;

•	Change in Recommendation/Termination Right to Accept Superior Proposals. In the event the Company receives a Superior Proposal (as defined in the merger agreement and discussed below), our board may withdraw or change its recommendation or declaration of advisability with respect to the merger agreement and the merger, and may terminate the merger agreement, after consultation with its outside legal counsel and financial advisor, if the failure to withdraw or change its recommendation would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders. In order for our board to withdraw its recommendation in connection with a Superior Proposal, our board must first provide Parent with a right to match the Superior Proposal. If our board of directors terminates the merger agreement following a change in recommendation, the Company must concurrently pay Parent a termination fee of $12 million;

•	Termination Fee. Our board of directors and the Special Committee considered that the termination fee payable by us to Parent, if the merger agreement is terminated for the reasons set out in the merger agreement and discussed below under “The Merger Agreement — Termination Fee,” was comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless our board entered into a more favorable transaction;

•	Conditions to the Consummation of the Merger; Likelihood of Closing. Our board of directors and the Special Committee considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the conditions to the obligations of Parent and Purchaser to consummate the transactions contemplated by the merger agreement;

•	Company Material Adverse Effect. Our board of directors and the Special Committee considered the provisions in the merger agreement that any change or effect related to the Company or its business arising or resulting from the announcement of the execution of the merger agreement or the pendency of the merger, and the effect of certain other specified events or conditions, are excluded as a Company Material Adverse Effect for the purpose of the representations of the Company in the merger agreement and the conditions to the obligations of Parent and Purchaser to consummate the merger; and

•	Appraisal Rights. Our board of directors and the Special Committee considered the fact that Company stockholders that do not vote in favor of the adoption of the merger agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the merger.

•	The fact that the merger agreement is subject to the receipt of approval of holders of a majority of our outstanding shares of common stock such that if a transaction emerged that the stockholders deemed more attractive, or if the stockholders otherwise desire not to proceed with the merger, they may determine to withhold their approval of the merger agreement and, accordingly, cause it to be terminated.

In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:

•	the fact that the nature of the merger as a cash transaction means that our stockholders will not participate in any future earnings or growth potential of Covad;

•	the effect of the public announcement of the merger agreement, including effects on the Company’s sales, customer relationships, operating results and stock price, and the Company’s ability to attract and retain key management and sales and marketing personnel;

•	the possibility that the merger might not be completed and the fact that if the merger is not completed, the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions during the pendency of the transaction, the Company will have incurred significant transaction costs, and the perception of the Company could potentially result in a loss of customers, business partners and employees;

•	the restrictions the merger agreement imposes on our soliciting competing bids and the fact that we may be obligated to pay Platinum the $12 million termination fee under specified circumstances and the possibility that this termination fee could discourage a competing proposal to acquire us or reduce the price for an alternative transaction;

•	the restrictions the merger agreement and the Services Agreement impose on the operation of our business during the period between the signing of the merger agreement and the completion of the merger and the potential limitations on our pursuit of business opportunities during such period as a result, and the fact that, should the merger not occur, such restrictions and limitations may have had an adverse effect on our operations during such time;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner, including the risk that Platinum and the Company might not receive the necessary regulatory approvals or clearance to complete the merger or that governmental authorities could attempt to withhold or condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes; and

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our stockholders (See “The Merger Agreement — Conditions to the Merger” beginning on page 57).

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation.  After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that Covad stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Opinion of Cowen and Company, LLC

Pursuant to an engagement letter dated October 5, 2007, Covad retained Cowen to render an opinion to our board of directors as to the fairness, from a financial point of view, to the holders of our common stock of the consideration that would be received by such stockholders in the merger.

On October 28, 2007, Cowen delivered certain of its written analyses and its oral opinion to the Covad board, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of October 28, 2007, the consideration provided for in the merger agreement was fair, from a financial point of view, to the stockholders of Covad.

The full text of the written opinion of Cowen, dated October 28, 2007, is attached as Annex B and is incorporated by reference. Holders of Covad common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Covad board and are directed only to the fairness, from a financial point of view, of the consideration provided for in the merger agreement, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration to be received in the merger was determined through negotiations between Covad and Platinum and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated October 27, 2007, which was the most recent draft made available to Cowen;

•	certain publicly available financial and other information for Covad and certain other relevant financial and operating data furnished to Cowen by Covad’s management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Covad (the “Company Forecasts”), prepared by the management of Covad;

•	discussions Cowen had with certain members of the management of Covad concerning the historical and current business operations, financial conditions and prospects of Covad and such other matters Cowen deemed relevant;

•	certain operating results of Covad as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading histories of the shares of the common stock of Covad as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	based on the Company Forecasts, the cash flows generated by Covad on a standalone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of this opinion.

In conducting its review and arriving at its opinion, Cowen, with Covad’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Cowen by Covad or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. Cowen relied upon, without independent verification, the assessment of Covad’s management as to the existing products and services of Covad and the validity of, and risks associated with, the future products and services of Covad. In addition, Cowen did not conduct, nor did it assume any obligation to conduct, any physical inspection of the properties or facilities of Covad. Cowen further relied upon the assurance of management of Covad that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen assumed, with Covad’s consent, that the Company Forecasts were reasonably prepared by the management of Covad on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Covad, and, with Covad’s consent, Cowen assumed that such forecasts provided a reasonable basis for Cowen’s opinion. Cowen also assumed, at Covad’s direction, that Covad will continue to operate its voice over Internet protocol (“VoIP”) business as it is presently conducted and as is proposed to be conducted in the future, and which operation is contemplated by, and included in, the Company Forecasts.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Covad, nor was Cowen furnished with such materials. With respect to all legal matters relating to Covad and Platinum, Cowen relied on the advice of legal counsel to Covad. Cowen’s services to Covad in connection with the merger were comprised solely of rendering an opinion as to the fairness, from a financial point of view, of the consideration provided for in the merger agreement. Cowen expressed no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect Cowen’s opinion, Cowen has no obligation to update, revise or reaffirm its opinion and Cowen expressly disclaimed any responsibility to do so. Cowen was not engaged to be involved in any determinations of the special committee, the board or Covad’s management to pursue strategic alternatives or in the negotiation of any of the terms of the merger, and Cowen was not authorized or requested to, and did not, solicit alternative offers for Covad or its assets, nor did Cowen investigate any other alternative transaction that may have been available to Covad.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed merger or to take any other action in connection with the merger or otherwise. Cowen’s opinion is limited to the fairness, from a financial point of view, to the stockholders, of the consideration provided for in the merger agreement. Cowen was not requested to opine as to, and its opinion does not in any manner address, Covad’s underlying business decision to effect the merger or the relative merits of the merger as compared to the other business strategies or transactions that might be available to Covad.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen reviewed with the management of Covad the assumptions on which such financial and comparative analyses were based and other factors, including the historical and projected financial results of Covad.

No company, transaction or business used in Cowen’s analyses as a comparison is directly comparable to Covad or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, business segments or transactions and other factors that could affect the proposed merger or the values of the companies, business segments or transactions being analyzed.

Analysis of Premiums Paid in Selected Transactions.  Cowen reviewed the premium of the offer price over the trading prices one trading day, five trading days, 20 trading days, 60 trading days and 120 trading days prior to the announcement date of selected transactions. Transactions reviewed included 87 transactions involving 100% cash consideration with transaction values between $200 million and $600 million in the U.S. and with announcement dates between January 1, 2006 and October 15, 2007.

The following table presents the premiums of the offer price over the trading prices one trading day, five trading days, 20 trading days, 60 trading days and 120 trading days prior to the announcement date for the transactions, and the prices implied for Covad, based on those premiums and the consideration to be received in the merger pursuant to the merger agreement. The information in the table is based on the closing stock price of Covad on October 26, 2007.

Summary of Premiums Paid Analysis

						Premium Implied by
	Premiums Paid			Implied Covad		Consideration Received
	for Transactions		Covad Price	Price		in the Transaction for
Premiums Paid to Spot Price (Trading Days):	Median	Mean	Historical Price	Median	Mean	Covad

1 day prior to announcement	21%	22%	$0.64	$0.77	$0.78	59%
5 days prior to announcement	21%	23%	$0.64	$0.78	$0.79	59%
20 days prior to announcement	20%	26%	$0.67	$0.80	$0.85	52%
60 days prior to announcement	25%	30%	$0.89	$1.11	$1.16	15%
120 days prior to announcement	25%	27%	$0.96	$1.20	$1.22	6%

Sum of the Parts Analysis.  Cowen performed a “sum of the parts” analysis of Covad by valuing Covad’s VoIP business separate from its wireline and wireless data access (“Data Access”) business, and then deriving a range of values from these separate analyses for Covad as a whole. Cowen valued these two business segments of Covad using various methodologies, including analysis of selected transactions, analysis of selected publicly traded companies and analysis of discounted cash flows. When calculating the implied equity valuations for each segment, Cowen assumed the net debt of Covad to be part of the Data Access business. Cowen then added the implied equity value ranges for each segment to determine the implied equity value range for Covad. When relevant, Cowen also considered the valuation impact of tax shields related to existing net operating loss (“NOL”) carryforwards.

Following is a summary of the implied per share equity values for each valuation methodology:

Summary of Sum of the Parts Analysis

Implied Equity
Methodology	Value per Share

Analysis of Selected Transactions:
Data Access Business	$ 0.70 – $1.10
VoIP Business	$ 0.04 – $0.05

Total	$ 0.74 – $1.15

Analysis of Selected Publicly Traded Companies:
Data Access Business	$ 0.75 – $1.20
VoIP Business	$ 0.04 – $0.07

Total	$ 0.79 – $1.27

Analysis of Discounted Cash Flows:
Data Access Business — Without NOL Credit	$ 0.74 – $1.31
VoIP Business	$(0.04) – $0.01

Total — Without NOL Credit	$ 0.70 – $1.32

Data Access Business — With Full NOL Credit	$ 1.01 – $1.71
VoIP Business	$(0.04) – $0.01

Total — With Full NOL Credit	$ 0.97 – $1.72

Analysis of Selected Transactions.  As part of the sum of the parts analysis, Cowen reviewed the financial terms, to the extent publicly available, of 13 transactions involving the acquisition of companies in the broader competitive local exchange carrier (“CLEC”) industry announced or completed since October 28, 2005 and six transactions involving the acquisition of companies in the VoIP industry announced or completed since October 28, 2003. These transactions were (listed as acquiror/target):

CLEC Transactions

•	PAETEC Holding Corp./McLeodUSA Inc.

•	Integra Telecom/Eschelon Telecom, Inc.

•	Eschelon Telecom, Inc./United Communications

•	Cavalier Telephone/Talk America Holdings

•	PAETEC Holding Corp./US LEC Corp.

•	Eschelon Telecom, Inc./One Eighty Communications

•	Eschelon Telecom, Inc./Mountain Telecommunications

•	U.S. TelePacific Corp./Mpower Communications

•	Choice One Communications/Conversent Communications

•	Megapath Networks, Inc./Netifice Communications, Inc.

•	Choice One Communications/CTC Communications

•	Eschelon Telecom, Inc./Oregon Telecom, Inc.

•	EarthLink, Inc./New Edge Networks

VoIP Transactions

•	Best Buy/Speakeasy

•	VoIP Inc/WQN

•	Videsh Sanchar Nigam/Teleglobe International Holdings

•	IDT Corp./Net2Phone, Inc.

•	Tower PLC/Maskina AS

•	Teleglobe International Holdings/ITXC

Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents (“enterprise value”) paid in the CLEC industry transactions as a multiple of latest reported twelve month (“LTM”) EBITDA, latest quarter annualized (“LQA”) EBITDA and estimated next twelve months (“NTM”) EBITDA. Cowen also reviewed the enterprise value paid in the VoIP industry transactions as a multiple of LTM revenues, LQA revenues and NTM revenues.

The following tables present, for the periods indicated, the multiples implied by the ratio of enterprise value to (i) LTM, LQA and NTM EBITDA for CLEC and ISP companies and (ii) LTM, LQA and NTM revenues for VoIP companies on October 26, 2007; as well as the implied equity value per share range for Covad.

	Selected CLEC Transactions									Implied Equity
Enterprise Value as a Ratio of:	Low		Mean		Median		High		Range	Value per Share

LTM EBITDA	3.4	x	9.8	x	10.7	x	16.1	x	7.0x – 9.0x	$0.97 – $1.34
LQA EBITDA	4.4	x	8.4	x	8.6	x	11.4	x	6.0x – 8.0x	$0.73 – $1.09
NTM EBITDA	4.6	x	7.6	x	8.3	x	8.5	x	6.0x – 9.0x	$0.65 – $0.98
									Selected Range	$0.70 – $1.10

	Selected VoIP Industry Transactions									Implied Equity
Enterprise Value as a Ratio of:	Low		Mean		Median		High		Range	Value per Share

LTM Revenues	0.2	x	0.6	x	0.5	x	1.2	x	0.4x – 0.5x	$0.05 – $0.06
LQA Revenues	0.2	x	0.5	x	0.4	x	1.1	x	0.3x – 0.3x	$0.04 – $0.04
NTM Revenues	0.3	x	0.5	x	0.3	x	0.9	x	0.3x – 0.3x	$0.05 – $0.05
									Selected Range	$0.04 – $0.05

Although the CLEC industry and VoIP industry transactions were used for comparison purposes, none of those transactions is directly comparable to the merger and none of the companies in the transactions is directly comparable to the respective businesses within Covad. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Covad or its businesses to which they are being compared.

Analysis of Selected Publicly Traded Companies.  As part of the sum of the parts analysis and to provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for Covad’s Data Access business and VoIP business to the corresponding financial data and ratios of certain selected CLEC and Internet service provider (“ISP”) companies and certain selected VoIP companies whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Covad’s respective Data Access and VoIP businesses. These companies were:

CLEC and ISP Companies

•	DeltaCom, Inc.

•	EarthLink

•	PAETEC Holding Corp.

•	Time Warner Telecom Inc.

•	United Online

•	XO Holdings

VoIP Companies

•	8x8, Inc.

•	Deltathree

•	Fusion Telecommunications

•	IPtimize

•	US Wireless Corp.

•	Vonage Holdings Corp.

•	Zingo, Inc.

The data and ratios included the enterprise value of the selected companies as multiples of LTM, LQA, estimated calendar year 2007 (“CY07”) and estimated calendar year 2008 (“CY08”) EBITDA for the Data Access business and LTM, LQA, CY07 and CY08 revenues for the VoIP business.

The following table presents, for the periods indicated, the high, median, mean and low ratios of enterprise value to LTM EBITDA, LQA EBITDA, CY07 EBITDA and CY08 EBITDA, as well as the implied equity value per share ranges for Covad. The information in the table is based on the closing stock prices of the selected companies on October 26, 2007.

	Selected CLEC and ISP Multiples									Implied Equity
Enterprise Value as a Ratio of:	Low		Mean		Median		High		Range	Value per Share

LTM EBITDA	6.5	x	10.9	x	10.4	x	16.7	x	7.0x – 10.0x	$0.97 – $1.53
LQA EBITDA	5.2	x	9.7	x	10.7	x	13.2	x	6.0x – 10.0x	$0.73 – $1.45
CY07 EBITDA	5.6	x	9.2	x	9.0	x	13.2	x	6.0x – 9.0x	$0.69 – $1.22
CY08 EBITDA	3.8	x	7.5	x	7.7	x	10.7	x	6.0x – 8.0x	$0.59 – $0.91
									Selected Range	$0.75 – $1.20

	Selected VoIP Multiples					Implied Equity
Enterprise Value as a Ratio of:	Low	Mean	Median	High	Range	Value per Share

LTM Revenues	0.3x	0.6x	0.4x	1.3x	0.3x – 0.6x	$0.04 – $0.07
LQA Revenues	0.3x	0.6x	0.3x	1.3x	0.3x – 0.5x	$0.04 – $0.07
CY07 Revenues	0.3x	0.6x	0.4x	1.2x	0.3x – 0.6x	$0.04 – $0.08
CY08 Revenues	0.2x	0.5x	0.4x	0.8x	0.3x – 0.5x	$0.05 – $0.08
					Selected Range	$0.04 – $0.07

Although the selected companies were used for comparison purposes, none of those companies is directly comparable to the respective businesses of Covad. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or the Covad businesses to which they are being compared.

Analysis of Discounted Cash Flows.  As part of the sum of the parts analysis, Cowen estimated a range of values for each of Covad’s Data Access and VoIP businesses based upon the discounted present values of the projected after-tax cash flows of each business as described in the Company Forecasts of Covad for the fiscal years ending December 31, 2008 through December 31, 2012 for the Data Access business and December 31, 2008 through December 31, 2017 for the VoIP business and of the terminal value of each respective business at the terminal year based upon multiples of EBITDA. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Covad. Additionally, Cowen considered the additional value attributable to tax shields associated with Covad’s NOL carryforwards existing as of the valuation date. Cowen estimated a range of values for the Data Access business with and without the estimated value attributed to the tax shields associated with Covad’s NOL carryforwards because of the inherent uncertainty over the extent, if any, that Covad would be able to utilize the NOL carryforwards in the future. Cowen assumed the value of the Covad tax shields associated with NOL carryforwards to be part of the Data Access business and that the VoIP business generated no tax expense over the projection period.

In performing this analysis, Cowen utilized discount rates ranging from 15.0% to 20.0% for the Data Access business and 17.0% to 21.0% for the VoIP business, which were selected based on the estimated respective industry weighted average costs of capital. Cowen utilized terminal multiples of 6.0 times to 8.0 times EBITDA for the Data Access business and 12.0 times to 16.0 times EBITDA for the VoIP business. Utilizing this methodology, the per share equity value of the Data Access and VoIP businesses were as follows:

	Implied Equity Value
Segment	per Share

Data Access Business — without NOL carryforwards	$0.74	—	$1.31
VOIP Business	$(0.04)	—	$0.01

Total — without NOL carryforwards	$0.70	—	$1.32

Data Access Business — with full NOL carryforwards	$1.01	—	$1.71
VoIP Business	$(0.04)	—	$0.01

Total — with full NOL carryforwards	$0.97	—	$1.72

Discounted Cash Flow Analysis.  Cowen estimated a range of values for Covad common stock based upon the discounted present value of the projected after-tax cash flows of Covad described in the Company Forecasts provided by management of Covad. Cowen discounted the projections on a fully taxed basis, for the fiscal years ending December 31, 2008 through December 31, 2012, and of the terminal value of Covad at December 31, 2012, based upon multiples of EBITDA. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Covad. Cowen also valued Covad’s NOL carryforwards by discounting the estimated tax savings to Covad for the fiscal years ending December 31, 2008 to December 31, 2028. Cowen estimated a range of values for Covad with and without the estimated value attributed to the tax shields associated with Covad’s NOL carryforwards because of the inherent uncertainty over the extent, if any, that Covad would be able to utilize the NOL carryforwards in the future.

In performing this analysis, Cowen utilized discount rates ranging from 15% to 20%, which were selected based on the estimated industry weighted average cost of capital. Cowen utilized terminal multiples of 8.0 times to 10.0 times EBITDA for Covad. Utilizing this methodology, the per share equity value of Covad ranged from:

Summary of DCF Analysis

	Implied Equity Value
Methodology	per Share

DCF — without NOL carryforwards	$0.87	—	$1.45
DCF — with full NOL carryforwards	$1.12	—	$1.84

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Covad. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Covad, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by Covad’s board of directors to render an opinion to the board of directors because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of business, Cowen and its affiliates may actively trade the securities of Covad for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may provide, commercial and investment banking services to Covad, CCGI Holding Corporation and their respective affiliates, and have received, and may receive, fees for rendering such services.

Pursuant to the Cowen engagement letter, Covad has paid a fee of $500,000 to Cowen for rendering its opinion. Additionally, Covad has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in mergers of this nature, were negotiated at arm’s length between Covad and Cowen, and the Covad board was aware of the arrangement.

Financing

The total amount of funds necessary to complete the merger and the related transactions (in combination with our current cash assets) is anticipated to be approximately $435 million, including the assumption, refinancing, repayment or redemption of certain of our outstanding indebtedness and the payment of customary fees and expenses in connection with the proposed merger. Parent has received an equity commitment letter for an aggregate investment of up to $435 million from Platinum Equity, LLC. Covad is a third party beneficiary of such equity commitment letter and will have the ability to take actions to enforce Platinum Equity, LLC’s commitment should Platinum breach its obligations under the letter.

Management Services Agreement

In connection with the merger agreement, Covad and Platinum Equity, LLC executed the Services Agreement. Pursuant to the terms of the Services Agreement, Platinum will provide Covad with certain advisory services with respect to the management of the business and day-to-day operations of Covad for a fee of $500,000 per month and reasonable expenses. Pursuant to the Services Agreement, Platinum will be entitled to:

•	provide general management advice and recommendations to Covad’s management personnel with respect to the business and day-to-day operations of Covad;

•	have the right to meet and consult regularly with Covad’s management personnel and Covad’s sales force regarding the maintenance of Covad’s relationships with its customers and suppliers, including, but not limited to, providing advice regarding telecommunications service, provisioning, billing, collection, cash and bank account distributions, treatment of complaints and coordination of third party contacts, and reviewing and providing comments with respect to any proposed amendments to any material contracts, any proposed resolutions of any disputes with any customer or supplier and any new contracts providing for pricing based on time and materials;

•	review and provide input to Covad’s management personnel and board of directors with regard to operational policies, including budgets, resource allocation plans and strategic planning activities;

•	review plans for the hiring of personnel and make recommendations to the president and chief executive officer of Covad and Covad’s board of directors with respect to optimal staffing levels and personnel allocations;

•	review and comment on management and other operational reports, including flash reports and any public filings and disclosures and meet and consult regularly with the chief financial officer of Covad;

•	review and provide input to Covad’s management personnel and board of directors with regard to all material capital expenditures that are not otherwise limited by the merger agreement and all material decisions to deviate Covad’s capital expenditure budget;

•	advise Covad’s management personnel and board of directors on possible acquisitions and divestitures and make recommendations with respect thereto (other than with respect to Acquisition Proposals (as defined in “The Merger Agreement — Nonsolicitation Obligations” beginning on page 63)); and

•	review and provide input to Covad’s management personnel and board of directors with respect to any proposed compromise, settlement, payment or discharge of any material litigation, investigation or arbitration not otherwise prohibited without Parent’s consent pursuant to the merger agreement (other than with respect to any litigation, investigation or arbitration relating to any matter in which Covad is or will be taking, or may take, a position adverse to Parent, Purchaser or Platinum or any of their affiliates).

The term of the Services Agreement will begin upon the later of (a) approval of the merger by the Federal Communications Commission and (b) expiration or termination of the statutory waiting period with respect to the merger under the HSR Act, and ending on the earlier of (x) consummation of the merger or (y) termination of the merger agreement. In addition, under the Services Agreement, a representative of Platinum will be entitled to attend meetings of our board of directors and committees of our board in an observer capacity and will have the right to receive all materials distributed in connection with such meetings.

Interests of Covad’s Directors and Executive Officers in the Merger

When considering the recommendation of Covad’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than the interests of Covad stockholders generally, pursuant to certain agreements between such directors and executive officers and Covad and certain company benefit plans. These interests may be different from, or in conflict with, your interests as a Covad stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Effect on Awards Outstanding Under Covad’s Stock Plans (Directors and Officers)

As of December 31, 2007, there were 2,937,294 shares of our common stock subject to stock options with an exercise price of less than $1.02 granted under our equity incentive plans to our current directors and executive officers. At the effective time of the merger, each outstanding option to acquire our common stock will vest in full and will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of: (i) the excess of $1.02, if any, over the exercise price per share of each such option, multiplied by (ii) the number of shares of common stock covered by such option.

The following table summarizes the options with exercise prices of less than $1.02 per share held by our directors and executive officers as of November 15, 2007, and the consideration that each of them will receive in connection with the cancellation of their options:

			Total
	No. of Shares	Weighted Average	Consideration
	Underlying	Exercise Price of	Resulting from
	Options	Options	Stock Options

Directors
L. Dale Crandall	30,000	$0.93	$2,700.00
Larry Irving	30,000	$0.93	$2,700.00
Richard A. Jalkut	30,000	$0.93	$2,700.00
Diana Leonard	30,000	$0.93	$2,700.00
Daniel Lynch	30,000	$0.93	$2,700.00
Charles McMinn	30,000	$0.93	$2,700.00
Robert Neumeister	30,000	$0.93	$2,700.00
Executive Officers
Charles E. Hoffman	2,350,000	$0.84	$423,000.00
David McMorrow	33,542	$0.56	$15,429.32
Justin Spencer	225,000	$0.91	$25,000.00
Douglas Carlen	110,418	$0.66	$39,792.28
Claude Tolbert	8,334	$0.56	$3,833.64

Totals	2,937,294	$0.84	$525,955.24

Executive Change-in-Control Agreements

We have entered into change-in-control agreements with our executive officers that provide each covered executive with specific additional rights and additional benefits. Upon the termination of a covered executive’s employment under certain circumstances following a change-in-control, the executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years (for Mr. Hoffman), two years (for all other executive officers), one year (for certain designated key employees) or six months (for other designated key employees), of base salary and target bonus. The special termination benefits are generally payable if we terminate the executive without cause (“cause” generally means conviction of a crime with premeditation, serious misconduct involving dishonesty in the course of employment, or habitual neglect of duties after warning) within either one year or two years following a change-in-control (depending on the covered executive’s position with us). The special benefits are also payable if the executive resigns as a result of specified actions taken by us (including a significant reduction in the executive’s compensation or responsibilities or a change in the executive’s job location) within either two years (for Mr. Hoffman and other executive officers) or one year (for other designated key employees) following a change-in-control (depending on the covered executive’s position with us). An executive may also be entitled to the special termination benefits described above if we terminate him prior to the change-in-control at the request of an acquiring party or otherwise in anticipation of the change-in-control. In addition, in certain circumstances where a payment or distribution by us to an executive officer is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a payment on an after-tax basis equal to the excise tax imposed.

In January 2008, as part of an internal reorganization, we terminated the employment of two of our executive officers, Claude Tolbert and Eric Weiss, effective as of February 1, 2008. We expect to pay termination benefits to such executives in accordance with the above described change in control agreements.

Estimated Value of Change-in-Control Benefits

The table below shows the estimated amount of potential benefits payable to our executive officers based on an assumed termination date of April 1, 2008 (assuming the termination is in connection with the change in control)

and assuming the executive’s employment was terminated at that time by Covad other than for cause or by the executive for good reason. Certain of the payments have already been quantified above. Moreover, certain of the payments and benefits noted in the table below (namely, the vesting of certain options) will be made merely by reason of completion of the merger and are not contingent upon a termination of employment.

These amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the executive following completion of the merger, or the actual costs of or value of health and welfare benefits or perquisites following completion of the merger, which will only be known if and when the individual becomes eligible for payment due to job termination after completion of the merger. Factors that affect the calculation of amounts payable under these agreements include date of completion of the merger; date of termination; interest rates then in effect; actual performance goal attainment levels; Internal Revenue Service regulations, including excise taxes imposed by Section 4999 of the Internal Revenue Code; our costs of providing health care, insurance, financial counseling and outplacement services to terminated executives; and certain other assumptions used in the calculation.

Termination by the Company Other Than for Cause, Retirement or Disability,
Termination by the Executive for Good Reason
(assuming April 1, 2008 termination date)
(including amounts paid immediately upon a change in control)

		Prorata
		Target	Early	Early		Welfare
	Severance	Bonus	Vesting of	Vesting of	Additional	and Other		Excise Tax
	Amount	Payment	Stock	Restricted	Retirement	Benefits		& Tax	Aggregate
Name	(1)	(1)	Options	Stock	Benefit	(2)	Outplacement	Gross-Up	Payments

Charles E. Hoffman	$1,800,000	$1,800,000	—	—	—	$40,640	—	$1,477,578	$5,118,218
David McMorrow	$520,000	$364,000	—	—	—	$39,298	—	—	$923,298
Justin Spencer	$500,000	$350,000	—	—	—	$26,908	—	$408,452	$1,285,360
Douglas Carlen	$500,000	$350,000	—	—	—	$39,298	—	$386,176	$1,275,474
Claude Tolbert	$475,904	$285,542	—	—	—	$35,727	—	—	$797,173
Eric Weiss	$489,600	$293,760	—	—	—	$11,217	—	—	$794,577
Totals	$4,285,504	$3,443,302	—	—	—	$157,719	—	$2,272,206	$10,158,731

(1)	Based on annualized 2007 salary and bonus targets; provided that per the executives’ respective agreements, unless a gross-up payment is due as indicated in the table above, the total amount payable may not exceed 299% of the amount above which the executive would be subject to the 20% federal excise tax on change in control payments.

(2)	Represents health care benefits continuation for three years for Mr. Hoffman and two years for all other executives.

Indemnification and Insurance

The merger agreement provides that Parent will cause the surviving corporation in the merger, and Parent and the surviving corporation agree, to indemnify the present and former directors and officers of Covad for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law, and Parent will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that, for a period of six years after the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that were set forth in the Company’s organizational documents as of the date of the merger agreement. Prior to the effective time, Covad may purchase or, at or after the effective time, Parent may cause the surviving corporation to purchase, a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time providing substantially equivalent benefits as the current policies maintained by Covad. If Parent or Covad do not purchase such a “tail” policy, then Parent will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 300% of the last annual premium paid by Covad prior to the date of the merger agreement, in which case the surviving corporation agrees to obtain a policy offering the greatest coverage available for a cost not to exceed such amount.

Appraisal Rights

Holders of Covad capital stock or preferred stock who dissent and do not approve the merger are entitled to certain appraisal rights under Delaware law, as described below and in Annex C hereto. Those holders who perfect their appraisal rights by strictly following certain procedures in the manner prescribed by Section 262 of the Delaware General Corporation Law (DGCL), as in effect on the date the parties entered into the merger agreement, will be entitled to receive payment of the “fair value” (as determined by the Delaware Court of Chancery) of their shares in cash from Covad, as the surviving corporation in the merger.

ANY COVAD STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO COMPLY IN A TIMELY MANNER WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of the shares of Covad capital stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of Covad capital stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If a Covad stockholder has a beneficial interest in shares of Covad capital stock that are held of record in the name of another person, such as a broker or nominee, and such Covad stockholder desires to perfect whatever appraisal rights that stockholder may have, such beneficial Covad stockholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY A COVAD STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S APPRAISAL RIGHTS UNDER DELAWARE LAW.

When the merger becomes effective, Covad stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from Covad, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a stockholder of Covad in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any Covad stockholder considering demanding an appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Covad capital stock as to which Covad appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger. While Covad stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger or written consent thereto will result in a waiver of the holder’s right to appraisal rights.

A Covad stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to Covad, before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs Covad of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “Written Demands” for additional information regarding written demand requirements.

Within ten (10) days after the effective date of the merger, Covad, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all Covad stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A Covad stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

Covad Communications Group, Inc.
110 Rio Robles
San Jose, California 95134-1813
Telephone: (408) 952-6400
Attn: Investor Relations

Within 120 days after the effective date of the merger, any Dissenting Stockholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from Covad, as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by Covad, and the aggregate number of holders of those shares. This statement must be mailed to the Dissenting Stockholder within ten (10) days after the Dissenting Stockholder’s written request has been received by Covad, as the surviving corporation, or within ten (10) days after the date of the effective date of the merger, whichever is later.

Within 120 days after the effective date of the merger, any Dissenting Stockholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL, may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation, demanding a determination of the fair value of each share of Covad stock of all Dissenting Stockholders. However, any stockholder who has complied with the requirements of Section 262 but has not commenced or joined an appraisal proceeding has the right to withdraw the appraisal demand any time within 60 days after the effective date of the merger.

If a petition for an appraisal is timely filed by a stockholder and a copy of the petition is delivered to Covad, as the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of any Dissenting Stockholders with whom agreements as to the value of their shares have not been reached.

After giving notice to the Dissenting Stockholders, the Delaware Court of Chancery will conduct a hearing upon the petition, and determine those stockholders that have complied with Section 262 of the DGCL and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the Dissenting Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any Dissenting Stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to appraisal rights, the Delaware Court of Chancery will appraise the shares of Covad capital stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount determined to be the fair value. When fair value is determined, the Delaware Court of Chancery will direct the payment of that value, with interest, if any, by the surviving corporation to the stockholders entitled to appraisal rights, upon surrender to the surviving corporation of the certificates representing those shares.

If no petition for appraisal is filed with the Delaware Court of Chancery by Covad, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Covad stockholders. Since Covad, as the surviving corporation, has no obligation to file a petition, any Covad stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Covad stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses.

After the effective time of the merger, a Dissenting Stockholder that has timely demanded appraisal in compliance with Section 262 of the DGCL will not be entitled to vote the Covad capital stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Covad capital stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any Dissenting Stockholder will have the right to submit a written withdrawal of the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Covad common stock and preferred stock is converted in the merger. After this sixty (60) day period, a Dissenting Stockholder may withdraw such stockholder’s demand for appraisal only with the written consent of Covad or Parent and the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform Covad of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the Covad common or preferred stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If Covad capital stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Covad capital stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Covad capital stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Covad capital stock held for all or less than all beneficial owners of the Covad stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Covad capital stock covered by the demand. Where the number of shares of Covad capital stock is not expressly stated, the demand will be presumed to cover all shares of Covad capital stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Covad stockholders considering whether to seek appraisal should bear in mind that the fair value of their Covad capital stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, Covad and Parent reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Covad capital stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Covad stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, merger sub, a wholly owned subsidiary of Parent and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Parent.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Parent, merger sub or any of their direct or indirect wholly owned subsidiaries, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $1.02 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by Parent, merger sub or any of their direct or indirect wholly owned subsidiaries will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive $1.02 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights).

Effect on Awards Outstanding Under Covad’s Stock Plans (All Optionholders)

As of December 31, 2007, there were 22,350,695 shares of our common stock subject to stock options granted under our equity incentive plans. Immediately prior to the effective time of the merger, each outstanding option to acquire our common stock, to the extent then unvested, will become fully vested. At the effective time of the merger, each outstanding option will be canceled, and the former holder of such stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of: (i) the excess of $1.02, if any, over the exercise price per share of such option, multiplied by (ii) the number of shares of common stock covered by such option. If such option has an exercise price in excess of $1.02 per share, such option will be cancelled without payment of any amount to the holder thereof.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Parent and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Parent and us. We currently anticipate the merger to be completed in the second quarter of 2008.

Delisting and Deregistration of Covad Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the American Stock Exchange and will be deregistered under the Securities Exchange Act. Following the completion of the merger, Covad will no longer be a public company.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Covad whose shares of Covad common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary below is limited to shareholders who hold shares of Covad common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. holders, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of Covad common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Covad common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

As used in this discussion, a “U.S. holder” is any beneficial owner of shares of Covad common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of source.

A “non-U.S. holder” is any beneficial owner of shares of Covad common stock (other than an entity taxed as a partnership for federal income tax purposes) who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders.  The receipt of cash pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of Covad common stock converted into cash in the merger. If shares of Covad common stock are held by a U.S. holder as capital assets, gain or loss recognized by such U.S. holder will be capital gain or loss, which will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Covad common stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of Covad that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary U.S. federal income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Covad common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Non-U.S. Holders.  A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Covad common stock in the merger. This general rule, however, is subject to some exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base in the U.S. maintained by such non-U.S. holder);

•	the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and certain other requirements are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder beneficially owned more than 5% of Covad common stock at any time during the five years preceding the merger. We believe we are not currently, have not been and do not anticipate becoming a USRPHC. Non-U.S. holders who have owned (actually or constructively) more than five percent (5%) of the shares of our common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Appraisal Rights.  Under specified circumstances, a stockholder may be entitled to appraisal rights in connection with the merger. If a U.S. holder of Covad common stock receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in a U.S. holder’s income as ordinary income for federal income tax purposes. Holders of Covad common stock who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding.  A U.S. holder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Covad common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the U.S. holder provides the holder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each U.S. holder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to U.S. holders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each foreign individual stockholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM (INCLUDING THE APPLICATION AND EFFECT OF THE U.S. FEDERAL INCOME TAX LAWS, ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS).

Regulatory Matters

To consummate the merger, we must obtain approvals or consents from, and make filings with and observe waiting periods in connection with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material federal and state approvals, consents and filings are described below. We are not currently aware of any other material governmental consents, approvals or filings that are required before the parties’ completion of the purchase. If additional approvals, consents and filings are required to consummate the merger, we contemplate that they will seek or make such consents, approvals and filings.

We will seek to consummate the merger in the second quarter of 2008. Although we believe that we will receive the required consents and approvals and the termination of required waiting periods described below to consummate the merger, there can be no assurance as to our ultimate ability to obtain these consents, approvals and waiting period terminations, or to maintain them, through the consummation of the merger or to obtain on satisfactory terms any additional consents or approvals which may otherwise become necessary.

Hart-Scott-Rodino Act

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. We will furnish the information and materials required by the HSR Act and are pursuing the approval of the transaction.

Federal Communications Commission

The Federal Communications Act of 1934, as amended, requires the approval of the FCC before the transfer of control of certain licenses and authorizations issued by the FCC. Our subsidiaries hold certain FCC authorizations for the provision of telecommunications services in the United States. The merger will constitute a transfer of control to Parent of the FCC authorizations held by our subsidiaries. We submitted the required filings at the FCC in December, 2007 and currently forecast that we will receive approval of those applications by the end of the second quarter of 2008.

State Regulatory Approvals

Our subsidiaries hold certificates, licenses and service authorizations issued by the state public utility commissions of various states, which we refer to as “state PUCs.” We are obtaining approval and providing notifications of the merger agreement with state PUCs in various states where we hold authorizations to provide competitive local exchange, long distance, and other services. In addition to these applications, we have provided required notifications of the merger in additional states in which they operate their respective telecommunications businesses. We submitted the required filings and notices to the state PUCs in December, 2007 and early January, 2008 and currently forecast that we will receive approval from the applicable state PUCs by the end of the second quarter of 2008.

Legal Proceedings Regarding the Merger

On October 31, 2007, Covad and the members of our board of directors were named as defendants in a purported class action lawsuit filed by an alleged stockholder named William Forte in the Superior Court of California, County of Santa Clara. The plaintiff’s allegations include breach of fiduciary duty by the defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Covad. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief.

On November 7, 2007, Covad, the members of our board of directors and Platinum were named as defendants in a purported class action lawsuit filed by an alleged stockholder named Feivel Gottlieb (Defined Benefit Pension Plan 2) in the Superior Court of California, County of Santa Clara. The plaintiff’s allegations include breach of fiduciary duty by the defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Covad and Platinum. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief.

The two lawsuits described above were consolidated pursuant to a stipulation and order approved by the Court on December 12, 2007.

On December 18, 2007, Covad, the members of our board of directors, Platinum, Parent and Merger Sub were named as defendants in a purported class action lawsuit filed by an alleged stockholder named Lisa Swanson, IRA in the Delaware Court of Chancery. The plaintiff’s allegations include breach of fiduciary duty by Covad and the individual defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Platinum, Parent and Merger Sub. Plaintiff seeks certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief. Also on December 18, 2007, Covad, the members of our board of directors, Platinum, Parent and Merger Sub were named as defendants in a purported class action lawsuit filed by alleged stockholders named Robert Vilardi and Ellen Goldberg-Linzer in the Delaware Court of Chancery. The plaintiffs’ allegations include breach of fiduciary duty by Covad and the individual defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Platinum, Parent and Merger Sub. Plaintiffs seek certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief.

While these matters are in the early stages of litigation, we believe they are without merit and we and our individual directors intend to vigorously defend our position. As with any litigation, we are unable at this early stage to predict the outcome of the lawsuits or the impact of their pendency on us or on the consummation of the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Covad urges you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Covad. Such information can be found elsewhere in this document and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by Covad to Parent. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by Covad and Parent in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Covad and Parent rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Covad or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Covad and its business. See “Where You Can Find More Information” beginning on page 69.

Vote Required to Approve Merger

The Company has agreed to convene a meeting of its stockholders as soon as practicable following the date of the merger agreement for the sole purpose of obtaining the approval by the stockholders of the adoption of the merger agreement. The Company will use its commercially reasonable efforts to secure the approval of the stockholders required to effect the merger under Delaware law.

Conversion of Securities in the Merger

At the effective time of the merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the merger (“Shares”) (other than (i) each Share owned by Parent, Purchaser or the Company, or by any subsidiary of Parent, Purchaser or the Company, and (ii) Shares owned by stockholders who have not voted in favor of the merger and who have properly and validly exercised their rights of appraisal in respect of such Shares under Delaware law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal of $1.02, without interest thereon, upon the surrender of the certificate representing such Share (the “Merger Consideration”) to the paying agent. At the effective time of the merger, Shares owned by Parent, Purchaser or the Company, or by any subsidiary of Parent, Purchaser or the Company, in each case immediately prior to the effective time of the merger, will be cancelled without payment of any consideration and will cease to exist.

Payment for Shares in the Merger

Parent or Purchaser will deposit, or cause to be deposited, funds with a paying agent to be selected by Parent on the next business day following the effective time of the merger in the amount necessary to enable the paying agent to make all payments of the Merger Consideration to Covad’s stockholders. Promptly after the effective time of the merger, the paying agent will mail to each holder of record of Shares immediately prior to the effective time of the merger whose Shares were converted into the right to receive the Merger Consideration a letter of transmittal and instructions how to obtain payment of the Merger Consideration. Promptly upon surrender of a completed letter of transmittal and the stock certificates for Shares to the extent certificated, the paying agent will pay the Merger Consideration for such Shares to the holder of the stock certificates or of the Shares represented by book entry. The surviving corporation in the merger (the “Surviving Corporation”) shall pay all charges and expenses in connection with the exchange.

Following the expiration of one year after the effective time of the merger, at the request of the Surviving Corporation, any portion of the funds made available to the paying agent and not disbursed will be delivered to the Surviving Corporation. Holders of shares outstanding before the effective time of the merger will thereafter be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar laws) only as general creditors for payment of any claims for Merger Consideration to which they may be entitled (without interest thereon and after giving effect to any required withholding tax).

Treatment of Stock Options

The merger agreement provides that the Company shall take all actions necessary pursuant to our applicable stock plans, agreements or otherwise, to cause each option to purchase shares of common stock outstanding at the effective time of the merger to become fully vested and exercisable as of immediately prior to the effective time of the merger and to be automatically cancelled at the effective time of the merger, with the holder of each such option being entitled to receive an amount in cash equal to the number of Shares underlying such option multiplied by the positive difference between the Merger Consideration and the exercise price of such option. To the extent that the exercise price of any such option exceeds the Merger Consideration, such option will be cancelled at the effective time of the merger without payment of any amount to the holder thereof.

Treatment of Restricted Shares

The merger agreement provides that not later than immediately prior to the effective time of the merger, the Company will take all actions pursuant to the terms of our applicable stock plans or other agreement as may be required to cause each restricted stock award and other equity award (except options) granted under the stock plans (taking into account, if applicable, any applicable provisions of any stock plan) and outstanding immediately before the effective time of the merger to fully vest as of the effective time of the merger and such equity award shall be canceled and be converted into the right to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock. The Company does not have any outstanding restricted stock awards or other equity awards (other than options) as of the date of this Proxy Statement.

Treatment of ESPP

Pursuant to the merger agreement, the Company was required to take all actions necessary pursuant to the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”) to terminate the ESPP as of December 31, 2007. The Company and Platinum subsequently agreed to suspend all purchases after December 31, 2007 and terminate the ESPP at the closing of the transaction.

Conditions to the Merger

The merger agreement provides that the obligations of Purchaser, Parent and the Company to effect the merger are subject to satisfaction or waiver, to the extent permitted by law, of the following conditions:

•	the merger agreement will have been adopted by holders of a majority of the outstanding shares of common stock of Covad;

•	no order or injunction of a court of competent jurisdiction is in effect preventing the consummation of the merger and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal; and

•	the statutory waiting period (or any extension of it) under the HSR Act applicable to the merger shall have expired or otherwise terminated and the approval of the merger by the FCC and certain state public utility commissions shall have been obtained.

In addition, Parent and Purchaser will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the Company’s representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except for the most part where the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, a material adverse effect on the Company;

•	the Company has performed and complied in all material respects with all covenants, obligations and conditions required to be performed complied with by it under the merger agreement at or prior to the closing of the merger; and

•	a duly authorized officer of the Company shall have provided a certification that each of the above conditions has been satisfied.

The Company will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Parent’s representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except for the most part where the circumstances causing the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, a material adverse effect on the ability of Parent to perform its obligations under the merger agreement and would not prevent or materially delay the consummation of the merger;

•	each of Parent and Purchaser has performed and complied in all material respects all covenants, obligations and conditions required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger; and

•	a duly authorized officer of Parent shall have provided a certification that each of the above conditions has been satisfied.

Representations and Warranties

We made a number of representations and warranties to Parent and Purchaser relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our capital structure;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to, the merger agreement and related matters with respect to the Company;

•	documents and financial statements that the Company has filed with the Securities and Exchange Commission, or SEC, since January 1, 2006, lack of undisclosed liabilities, our compliance with the Sarbanes-Oxley Act of 2002 and other matters with respect to our internal controls and procedures;

•	in each case since June 30, 2007, the absence certain changes, including absence of: a material adverse effect on the Company; dividends or purchases of capital stock; our entering into any agreement with regard to the acquisition, sale or transfer of any material intellectual property right or other material asset; any material changes in accounting methods or practices; any settlement of material litigation; or adoption of a plan of liquidation, dissolution, merger or other reorganization (other than pursuant to the merger agreement);

•	the absence of certain pending or threatened litigation or governmental investigations;

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act;

•	tax matters with respect to the Company;

•	contracts that are material to the Company;

•	title to our properties and assets;

•	our intellectual property;

•	our compliance with applicable laws, judgments and permits;

•	our receipt of a fairness opinion from Cowen;

•	insurance matters;

•	environmental matters with respect to operations of the Company;

•	affiliate transactions;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors; and

•	certain of our agreements with various incumbent local exchange carriers.

Our representations and warranties expire at the effective time of the merger.

Parent and Purchaser made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to, the merger agreement and related matters with respect to Parent and Purchaser;

•	the absence of pending or threatened litigation against Parent or its subsidiaries, and the absence of any pending or threatened governmental investigation or any injunction or other order against Parent or its subsidiaries, that would impair the ability of Parent or Purchaser to perform their obligations under the merger agreement or delay or prevent the consummation of the merger;

•	their ownership of our common stock;

•	the sufficiency of their financial resources to effect the merger;

•	the solvency of the surviving corporation immediately following the merger; and

•	the accuracy of information supplied by Parent and Purchaser in connection with this proxy statement.

The representations and warranties of Parent and Purchaser expire at the effective time of the merger.

Conduct of Company’s Business Pending the Merger

The Company is subject to restrictions on the conduct of its business from October 28, 2007 until the earlier of the valid termination of the merger agreement and the effective time of the merger. The Company has agreed that during this period, it shall, and shall cause each of its subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) use commercially reasonable efforts to maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations that are required for the Company or any subsidiary to carry on its business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and its subsidiaries. Without limiting the generality of the foregoing, and with certain exceptions, for the same period between October 28, 2007 and the earlier of the valid termination of the merger agreement and the effective time of the merger, the Company will not, nor shall it permit any subsidiary to:

•	amend its certificate of incorporation or bylaws or comparable organizational documents, or the terms of any outstanding security;

•	split, combine, subdivide or reclassify any shares of capital stock;

•	declare, set aside or pay any dividend or other distribution with respect to the Company’s capital stock;

•	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests in the Company or any of its subsidiaries except repurchases of shares pursuant to agreements of the

Company in effect as of the date of the merger agreement or to satisfy withholding tax requirements upon vesting or settlement of stock awards under the Company’s stock plans;

•	issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any options, other forms of stock awards under our stock plans, or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on October 28, 2007 pursuant to the exercise of our options outstanding on October 28, 2007, (ii) the issuance of Shares pursuant to ESPP, and (iii) the grant of options and the issuance of other forms of stock awards under our stock plans with respect to an aggregate of 750,000 Shares, at an exercise or purchase price per share equal to the fair market value of the common stock of the Company as of the date of grant, to employees of the Company hired after October 28, 2007 or pursuant to commitments of the Company in connection with the promotion of employees of the Company, in the ordinary course of business, in amounts consistent with past practice;

•	acquire (i) except in the ordinary course of business, any assets having a fair market value in the aggregate in excess of $5 million or (ii) any equity interests in any person or any business or division of any person or all or substantially all of the assets of any person (or business or division thereof);

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales or licenses in the ordinary course consistent with past practice and (ii) dispositions of equipment and property no longer used in the operation of the business;

•	(i) incur or assume any long-term or short-term indebtedness except (A) accounts payable to trade creditors, (B) short-term indebtedness incurred in the ordinary course consistent with past practice, or (C) additional indebtedness under existing debt facilities or like replacement debt facilities; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, other than with respect to subsidiaries of the Company in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of the Company made in the ordinary course of business consistent with past practice;

•	except as required by applicable law or the terms of any agreement existing on October 28, 2007 or as contemplated under the merger agreement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a benefit plan of the Company or its subsidiaries or otherwise; provided, however, that the Company or any subsidiary shall not be prevented from entering into at-will offer letters with new non-officer employees in the ordinary course of business;

•	other than in the ordinary course of business consistent with past practice, or except as required by applicable law or the terms of any agreement or plan existing on October 28, 2007, or except as contemplated pursuant to the merger agreement: (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any subsidiary of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any employee benefit or compensation plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company or any subsidiary director, officer, employee or agent, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

•	announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any subsidiary other than routine employee terminations;

•	other than in the ordinary course of business, incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $1 million, in the aggregate, except those contemplated in the capital expenditures budgets made available to Parent;

•	enter into any agreement or arrangement that limits or otherwise restricts the Company, any subsidiary, or, upon completion of the merger, Parent or its subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

•	except with respect to (i) customer or distributor contracts or (ii) licenses granted to the Company or any of its subsidiaries for generally commercially available intellectual property that has a cost of not more than $100,000 per copy, in each case that are in effect as of October 28, 2007 or that are entered into after October 28, 2007 in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any material agreement of the Company (other than permitting expiration of such material agreement in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, or enter into any contract that would be a material agreement of the Company;

•	compromise, settle, pay or discharge any litigation, investigations or arbitrations, other than (A) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations disclosed or reserved against in the financial statements included in documents filed by the Company with the SEC prior to October 28, 2007 in amounts no greater than the amount reserved with respect to the relevant liability therein, and (B) settlements, payments or discharges in exchange for a general release and a dismissal of claims where the amount paid in settlement or compromise (after giving effect to insurance proceeds actually received) does not exceed $1 million in the aggregate;

•	permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

•	change any of its material accounting methods, except as required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

•	revalue in any material respect any of its material assets, other than in the ordinary course of business consistent with past practice;

•	make or change or rescind any material tax election, change an annual tax accounting period, adopt or change any accounting method in respect of taxes, file any amended material tax returns, enter into any material tax allocation agreement, tax sharing agreement or closing agreement with respect to any material taxes, settle or consent to settlement of any material tax claim, take any affirmative action to surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the merger);

•	adopt any stockholder rights plan;

•	enter into a Company IP Agreement or amend any Company IP Agreement, in each case in a manner that would provide any person with the right to receive or use Company source code in the event of a change in control or transfer of the assets of Company or any exclusive rights with respect to any Company IP;

•	abandon, fail to maintain or allow to expire, or sell or exclusively license to any person, any material Company IP;

•	enter into any new material line of business outside of its existing business segments and reasonable extensions thereof;

•	modify the Company’s standard warranty terms for Company products or services in any manner that is likely to be materially adverse to the Company and its subsidiaries, taken as a whole; or

•	agree or authorize in writing to do any of the foregoing.

Consents and Approvals

In the merger agreement, each of the Company, Parent and Purchaser has agreed to use its reasonable efforts to:

•	take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable;

•	obtain from government entities any consents, licenses, permits, waivers, approvals or orders required, and avoid any action or proceeding, in connection with these transactions;

•	make or cause to be made any applications or filings required under applicable laws in connection with these transactions, and promptly pay any associated fees;

•	comply at the earliest reasonably practicable date with any request from any government entity for additional information, documents, or other materials, relating to such applications or filings;

•	defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and the other transactions contemplated thereby;

•	coordinate and cooperate with each other with respect to such approvals, applications and filings;

•	obtain any material third party consents required in connection with the transactions contemplated by the merger agreement;

•	promptly notify the other party in writing of any pending or threatened investigation, action or proceeding by any governmental entity or any other person challenging the transaction, with the Company consulting with the Parent regarding any defense or settlement of stockholder litigation. However, the Company shall not be required to provide any notice or information to Parent that Company believes in good faith is reasonably likely to adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information; and

•	if a governmental entity institutes or threatens any action or proceeding challenging such transactions, cooperate and use reasonable best efforts to contest and resist such action or proceeding.

Indemnification; Insurance

In the merger agreement, Parent agreed to honor, and to cause the Surviving Corporation and its subsidiaries to honor, all obligations of the Company and its subsidiaries to their current and former directors and officers (the “Covered Persons”) to the fullest extent permitted under Delaware law and under the Company’s and its subsidiaries’ respective existing certificates of incorporation, bylaws and indemnification agreements in effect on October 28, 2007 between the Company and current or past directors and officers of the Company or its subsidiaries arising out of or relating to actions or omissions in their capacity as directors and officers of the Company or any of its subsidiaries occurring at or prior to the effective time of the merger.

Parent also agreed to advance, or cause the Surviving Corporation to advance, expenses of each Covered Person incurred in the defense of any claim subject to indemnification by Parent or the Surviving Corporation to the extent provided in the merger agreement, the Company’s certificate of incorporation or bylaws and the indemnification agreements as of October 28, 2007. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the effective time of the merger than are currently set forth in the Company’s certificate of incorporation and bylaws. The indemnification agreements with Covered Persons will continue in full force and effect in accordance with their terms.

Parent also agreed to maintain in effect all existing directors’ and officers’ liability insurance, with respect to claims arising from events that occurred on or before the effective time of the merger for a period commencing on the effective time of the merger and ending not less than 6 years following the effective time of the merger, provided that Parent is not required to pay aggregate premiums for such insurance in excess of 300 percent of the aggregate annualized premiums paid by the Company during the 12 month period ending at the effective time of the merger. Alternatively, Parent may direct the Company to purchase a prepaid director and officer “tail” policy for such six year period, which policy will provide coverage in the equivalent amount and on no less favorable terms as the Company’s current directors’ and officers’ liability insurance.

Nonsolicitation Obligations

The merger agreement provides that from October 28, 2007 until the earlier of the effective time of the merger or termination of the merger agreement, the Company will not, and will cause its subsidiaries and their respective officers and directors not to, and will not authorize the Company’s employees, investment bankers, attorneys, accountants and other advisors or representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•	participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company subsidiary or afford access to the properties, assets, books, records or employees of the Company, or any of its subsidiaries, to any third party relating to an Acquisition Proposal;

•	accept, approve, endorse or recommend an Acquisition Proposal, except as permitted by the merger agreement; or

•	enter into any agreement, arrangement, undertaking, contract, commitment or understanding with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon or fail to consummate the Merger contemplated by the merger agreement.

However, at any time prior to the adoption of the merger agreement by the stockholders, if the Company:

•	receives an unsolicited bona fide Acquisition Proposal from a third party, and

•	the Company’s board of directors or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, then the Company may, after giving Parent 24 hours prior written notice,

•	furnish information to such third party pursuant to a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement between Parent and the Company (other than the standstill provision which may be excluded from such confidentiality agreement), provided that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been furnished to Parent, and

•	participate in discussions or negotiations with such third party regarding such Acquisition Proposal.

In addition, the Company has agreed to promptly (and in any event within 24 hours) notify Parent in writing of any Acquisition Proposal, or any request for information or inquiry relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, received by the Company. The notification must include a copy of the applicable Acquisition Proposal. The Company has agreed to keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

Under the merger agreement, the term “Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any person that relates to an Acquisition Transaction.

Under the merger agreement, the term “Acquisition Transaction” means with respect to the Company, any of the following transactions (other than the merger): (a) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 20% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, exchange, transfer, license or other disposition of assets (including capital stock or other ownership interests in subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of the Company and its subsidiaries taken as a whole, or (c) any combination of the foregoing.

Under the merger agreement, the term “Superior Proposal” means any bona fide Acquisition Proposal with respect to an Acquisition Transaction received by the Company after October 28, 2007 which the board of directors or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably capable of being consummated, and would, if consummated in accordance with its terms, be more favorable from a financial point of view to the holders of Shares (in their capacity as such) than the merger (after taking into account any adjustment to the terms and conditions of the merger agreement proposed by Parent in response to such Acquisition Proposal); provided that, for purposes of the definition of “Superior Proposal” each reference to “20%” in the definition of “Acquisition Transaction” is deemed to be a reference to “35%” and each reference to “80%” in the definition of “Acquisition Transaction” is deemed to be a reference to “65%.”

Change in Recommendation/Termination in Connection with a Superior Proposal

The merger agreement provides that, subject to certain exceptions, neither the Company’s board of directors nor any committee thereof will withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser, the recommendation of the Company’s board of directors that the stockholders adopt the merger agreement.

However, at any time prior to the adoption of the merger agreement by the stockholders, the Company board of directors or the Special Committee may withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser, its recommendation in favor of the merger agreement if:

•	the Company receives a Superior Proposal and the Company’s board of directors or Special Committee determines in good faith, after consultation and consideration of any counteroffer made by Parent, that failure to change its recommendation in favor of the merger would be reasonably likely to result in a breach of fiduciary duties of the Special Committee and board of directors, provided the Company has given three business days prior written notice to Parent describing the superior proposal and given Parent an opportunity during such three business day period to meet with the Company, negotiate in good faith any possible revisions to the merger agreement, and Parent does not make a written offer that the board of directors determines in good faith to be on terms at least as favorable as those of the Superior Proposal (with any material amendment to the Superior Proposal requiring new notice to Parent and a new 2 business day notice period); or

•	other than in connection with an Acquisition Proposal, the Company’s board of directors and the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, after providing 3 business days notice to Parent of its intention to change its recommendation, and after giving Parent the opportunity to meet and negotiate in good faith possible revisions to the terms of the merger agreement during such 3 business day notice period, that the failure to effect a Company Change in Recommendation would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned, whether before or after stockholder approval has been obtained (unless otherwise noted below), at any time prior to the effective time of the merger:

1) by mutual written consent of Parent and the Company;

2) by either Parent or the Company if:

(i) the closing of the merger has not occurred by midnight, San Francisco time on May 28, 2008 or any other date agreed upon in writing (the “Initial End Date”), or if applicable, August 28, 2008 (the “Extended End Date”). The Extended End Date will apply if the closing has not occurred by the Initial End Date due to the non-receipt of the required regulatory approvals by such date provided all other conditions to the closing of the merger have been satisfied as of the Initial End Date. The right to terminate the merger agreement described in this paragraph (i) will not be available to any party whose material breach of any representation, warranty, covenant or agreement in the merger agreement has been the principal cause of, or resulted in, the failure of the merger to be consummated by the Initial End Date or Extended End Date, as applicable;

(ii) the requisite approval of the stockholders of the Company is not obtained with respect to the adoption of the merger agreement. The right to terminate the merger agreement described in this paragraph (ii) will not be available to the Company where the failure to obtain such stockholder approval is caused by any action or failure to act of the Company that constitutes a material breach of the merger agreement; or

(iii) a court of competent jurisdiction or other governmental entity of competent jurisdiction located within the United States has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

3) by Parent:

(i) if there has been a breach of any representation, warranty, covenant or agreement on the part of Company in the merger agreement, or if any representation or warranty of the Company shall have become untrue, that would cause the conditions to the merger related to the accuracy of the Company’s representations and warranties or the performance and compliance in all material respects by the Company of its obligations under the merger agreement, to not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue. If such inaccuracy in the Company’s representations and warranties or breach of any covenant or agreement by the Company, is curable within 30 days by the Company, then Parent may not terminate the merger agreement as described in this paragraph for 30 days after delivery of written notice from Parent to the Company of such breach, and may not terminate the merger agreement as described in this paragraph if such breach by the Company is cured during such 30 day period; or

(ii) prior to the approval by the stockholders having been obtained, if (a) the board of directors of the Company has withdrawn, qualified, modified, changed or amended (or proposed publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser its recommendation in favor of adoption of the merger agreement, (b) the Company has, or is deemed to have, violated or breached in any material respect its obligations as described above under “Nonsolicitation Obligations,” (c) the Company board of directors or the Special Committee shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal) other than the merger, (d) after a tender or exchange offer (that, if successful, would result in any person or “group” becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares) is commenced by a party other than Parent or Purchaser, the Company board of directors fails to recommend within ten (10) business days after commencement of such offer that the Company’s stockholders not tender their Shares in such tender or exchange offer, or (e) the Company failed to include the recommendation of the board in the proxy statement;

4) by the Company:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in the merger agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, that would cause the conditions to the merger related to the accuracy of Parent’s representations and warranties or the performance and compliance in all material respects by Parent and Purchaser of their obligations under the merger agreement, to not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue. If such inaccuracy in the Parent’s or Purchaser’s representations and warranties or breach of any covenant or agreement by the Parent or Purchaser, is curable within 30 days by Parent or Purchaser, as the case may be, then the Company may not terminate the merger agreement as described in this paragraph for 30 days after delivery of written notice from the Company to Parent, and may not terminate the merger agreement as described in this paragraph if such breach by the Parent or Purchaser is cured during such 30 day period; or

(ii) prior to obtaining the approval of the stockholders, if the Company board of directors has withdrawn, qualified, modified, changed or amended (or proposed publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser its recommendation in favor of adoption of the merger agreement in response to a Superior Proposal pursuant to and in compliance with the terms of the merger agreement and concurrently with the termination of the merger agreement, the Company pays to Parent the termination fee of $12,000,000.

Termination Fee

The Company must pay a $12 million termination fee in cash to Parent:

(1) if Parent terminates the merger agreement as described in paragraph 3 of “Termination of the Merger Agreement” above. In such case, the Company must pay the termination fee to Parent promptly, but in no event later than two (2) business days after the date of such termination; or

(2) if the Company terminates the merger agreement as described in paragraph 4(ii) of “Termination of the Merger Agreement” above, prior to and as a condition to the effectiveness of such termination; or

(3) if Parent or the Company terminates the merger agreement as described in paragraph 2(ii) of “Termination of the Merger Agreement” above and there has been publicly disclosed for the first time after the date of the merger agreement and prior to the termination of the merger agreement an Acquisition Proposal which is not withdrawn and within twelve months following such termination the Company consummates an Acquisition Transaction or enters into a definitive agreement with respect to an Acquisition Transaction.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding ownership of our common stock as of December 31, 2007 by:

•	each Named Executive Officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	all persons known to Covad to beneficially own 5% or more of our common stock.

Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134-1813. As of December 31, 2007, there were 299,096,684 shares of Covad’s common stock outstanding (not including treasury shares).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

EarthLink, Inc.(1)	31,651,562	9.8%
FMR Corp.(2)	20,871,841	7.0%
Charles E. Hoffman(3)	5,034,685	1.7%
Charles McMinn(4)	3,780,622	1.3%
David McMorrow(5)	549,593	*
Daniel Lynch(6)	309,253	*
L. Dale Crandall(7)	335,000	*
Larry Irving(8)	287,000	*
Claude Tolbert(9)	281,789	*
Richard A. Jalkut(10)	230,000	*
Douglas Carlen(11)	222,530	*
Justin Spencer(12)	112,553	*
Eric Weiss(13)	82,499	*
Robert Neumeister(14)	57,083	*
Diana Leonard(15)	42,500	*
All current executive officers and directors as a group (15 persons)(16)	11,325,107	3.7%

*	Represents beneficial ownership of less than 1% of our outstanding stock.

(1)	This consists of: 6,134,969 shares of our common stock that we sold to EarthLink on March 29, 2006, and 25,516,593 shares of our common stock issuable to EarthLink upon the conversion of notes we have issued to EarthLink. None of those notes have been converted. The Company has not done any additional independent investigation with respect to the beneficial ownership of EarthLink.

(2)	This includes: (1) 20,799,921 shares beneficially owned by Fidelity Management & Research Company as a result of it acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, which includes 1,575,200 shares owned by these investment companies resulting from the assumed conversion of $5,000,000 principal amount of our convertible Debentures;
(2) 46,521 shares held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp.; and (3) 25,399 shares held by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and the funds each has the sole power to dispose of the 20,799,921 shares owned by the Fidelity Funds. The voting power with respect to the shares held by Fidelity Management & Research Company rests solely with the Boards of Trustees of each of the investment companies to which it acts as investment adviser. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company and Pyramis Global Advisors Trust Company, each has the sole power to dispose of the 71,920 shares owned by Fidelity Management Trust Company and Pyramis Global Advisors Trust Company and the sole power to vote or to direct the voting of these 71,920 shares and no power to vote or direct the voting of 20,799,921 of the shares. The information provided with respect to these shareholders is based solely upon a Schedule 13G dated February 14, 2007, filed by such shareholders with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of these shareholders. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(3)	Includes 4,742,707 shares of common stock subject to options exercisable as of February 29, 2008.

(4)	Includes 380,000 shares of common stock subject to options exercisable as of February 29, 2008. Includes indirect ownership of 914,599 shares held by Family Trust and 2,486,023 shares held by Living Trust.

(5)	Includes 512,625 shares of common stock subject to options exercisable as of February 29, 2008.

(6)	Includes 175,000 shares of common stock subject to options exercisable as of February 29, 2008. Includes indirect ownership of 3,375 shares held by Children’s Trust.

(7)	Includes 275,000 shares of common stock subject to options exercisable as of February 29, 2008.

(8)	Includes 277,000 shares of common stock subject to options exercisable as of February 29, 2008.

(9)	Includes 260,789 shares of common stock subject to options exercisable as of February 29, 2008.

(10)	Includes 220,000 shares of common stock subject to options exercisable as of February 29, 2008.

(11)	Includes 197,959 shares of common stock subject to options exercisable as of February 29, 2008.

(12)	Includes 97,552 shares of common stock subject to options exercisable as of February 29, 2008.

(13)	Includes 82,499 shares of common stock subject to options exercisable as of February 29, 2008.

(14)	Includes 57,083 shares of common stock subject to options exercisable as of February 29, 2008.

(15)	Includes 42,500 shares of common stock subject to options exercisable as of February 29, 2008.

(16)	Includes 7,320,714 shares of common stock subject to options exercisable as of February 29, 2008.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2008 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a 2008 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. For a stockholder’s proposal to be included in our Proxy Statement and form of proxy for the 2008 annual meeting of Stockholders, the proposal must have been submitted in writing to Douglas Carlen, General Counsel and Corporate Secretary, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134-1813, by no later than December 31, 2007.

In accordance with Covad’s bylaws, stockholders who do not submit a proposal for inclusion in the Proxy Statement, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2008 annual meeting, are required to notify the Corporate Secretary of Covad of their proposal, nomination or other business by no later than sixty (60) days (expected to be April 16, 2008) and no earlier than ninety (90) days (expected to be March 17, 2008) prior to the 2008 annual meeting. Covad’s bylaws contain detailed requirements that the stockholder’s notice must satisfy. Any stockholder notice and any request for a copy of Covad’s bylaws should be in writing and addressed to Douglas Carlen, General Counsel and Corporate Secretary, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134-1813.

The Nominating and Corporate Governance Committee will consider nominations by stockholders that are made in writing, addressed to Corporate Secretary, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134, and submitted in accordance with our bylaws as described above. The Nominating and Corporate Governance Committee selects director candidates for their character, judgment, diversity of experience, acumen and their ability to act on behalf of stockholders. The Nominating and Corporate Governance Committee generally expects that the board, ideally, will have competency in the following areas (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) strategic planning; (vii) crisis management; (viii) corporate governance; and (ix) risk management. The Nominating and Corporate Governance Committee has

not established any specific minimum qualification standards for nominees to the board of directors, although from time to time the Committee may identify certain skills or attributes as being particularly desirable to help meet specific board needs that have arisen. Committee requirements are also taken into consideration in evaluating potential nominees. The Nominating and Corporate Governance Committee may from time to time propose to the board more formal minimum requirements for board membership. Final approval of nominees to be presented for election is determined by the full board.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows Covad to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Covad has previously filed with the SEC. These documents contain important information about the Company and its financial condition and are incorporated by reference into this proxy statement.

The following Covad filings with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on From 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Current Reports on Form 8-K with a filing date of March 7, 2007, April 3, 2007, April 17, 2007, April 26, 2007, June 12, 2007, June 26, 2007, June 28, 2007, September 11, 2007, October 2, 2007, October 29, 2007, December 7, 2007, December 13, 2007, December 19, 2007 and December 26, 2007.

Covad also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of Covad stockholder or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-K, as well as Current Reports on Form 8-K and proxy and information statements.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Covad Communications Group, Inc.
110 Rio Robles
San Jose, California 95134-1813
Attention: Investor Relations
Telephone: (408) 952-6400

If you would like to request documents from us, please do so by February 15, 2008, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the Securities and Exchange Commission are also promptly available at the investor relations tab of our website, http://www.covad.com.

You should not send in your Covad certificates until you receive the transmittal materials from the exchange agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 11, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

CERTAIN INFORMATION REGARDING PARENT AND COVAD

Covad has supplied all information relating to Covad, and Platinum has supplied all information contained in this proxy statement relating to Platinum, Parent and Purchaser. Some of the important business and financial information relating to Covad that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

Annex A — Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER
among
BLACKBERRY HOLDING CORPORATION
(“Parent”)
BLACKBERRY MERGER CORPORATION
(“Purchaser”)
and
COVAD COMMUNICATIONS GROUP, INC.
(the “Company”)

Dated as of October 28, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated October 28, 2007 (the “Agreement Date”), is hereby entered into among Blackberry Holding Corporation, a Delaware corporation (“Parent”), Blackberry Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Covad Communications Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Parent, Purchaser and the Company (including an independent special committee of the Board of Directors of the Company (the “Special Committee”)) have determined that it is advisable and in the best interests of the stockholders of their respective companies that Purchaser merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Platinum Equity, LLC, an affiliate of Parent, shall enter into that certain Management Services Agreement (the “Management Services Agreement”).

WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Merger, (ii) make certain covenants and agreements in connection with the Merger, and (iii) prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) At the Effective Time, the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that that name of the corporation set forth in such certificate of incorporation shall be amended by virtue of the Merger to be “Covad Communications Group, Inc.”. At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that that name of the corporation set forth in such bylaws shall be amended by virtue of the Merger to be “Covad Communications Group, Inc.”

Section 1.2  Effective Time

Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.3  Closing

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), unless another date is agreed to in writing by the parties hereto.

Section 1.4  Directors and Officers of the Surviving Corporation

The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue to be the officers of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5  Subsequent Actions

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6  Stockholders’ Meeting

(a) Subject to any termination of this Agreement pursuant to Article VIII, as promptly as practicable following the Agreement Date, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. Subject to Section 5.3(c), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company and Parent shall use their reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and the Company, after consultation with Purchaser, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall use reasonable efforts to inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law and, the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the SEC (or its staff).

(b) Subject to any termination of this Agreement pursuant to Article VIII, the Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable law:

(i) (A) as promptly as practicable following the Agreement Date duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the sole purpose of obtaining the approval by the stockholders of the Company of the adoption of this Agreement in accordance with the DGCL (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Agreement Date, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) use its commercially reasonable efforts to secure any approval of stockholders of the Company that is required by the DGCL to effect the Merger (it being understood and agreed that a Company Change in Recommendation in accordance with Section 5.3 shall not be a violation of this Section 1.7(b)).

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of the Purchaser:

(a) Purchaser Common Stock.  Each issued and outstanding share of common stock, par value $0.01 per share, of the Purchaser (“Purchaser Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $1.02, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2  Surrender of Certificates

(a) Paying Agent.  Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Parent or Purchaser shall deposit, or cause to be deposited, funds with the Paying Agent on the next Business Day following the Effective Time in the amount necessary to enable the Paying Agent to make payments of the Merger Consideration pursuant to Section 2.2(b). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.  Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as mutually agreed by the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and for each Book-Entry Share and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Merger Consideration for Shares.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability.  At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3  Dissenting Shares

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal

Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the aggregate Merger Consideration for such Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment for any Dissenting Shares prior to the Effective Time.

(b) The Company shall give notice to Purchaser of any demands received by the Company from any stockholder of the Company in connection with the exercise of dissenter’s rights by such stockholder, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.

Section 2.4  Treatment of Options and other Equity Awards

(a) The Company shall take all actions necessary pursuant to the terms of the applicable Company Stock Plans and applicable agreements thereunder or otherwise to cause each option to purchase shares of Common Stock issued by the Company and outstanding at the Effective Time, whether or not vested or exercisable (“Company Options”), to become fully vested and exercisable as of immediately prior to the Effective Time and to be automatically cancelled at the Effective Time and the holder of each such Company Option will be entitled to receive from the Company as of the Effective Time, cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (b) the number of shares of Common Stock that then remains unissued and subject to such Company Option (the aggregate amount of such cash, the “Option Consideration”).

(b) Not later than immediately prior to the Effective Time, the Company shall take all such actions pursuant to the terms of the applicable Company Stock Plans and applicable agreements thereunder or otherwise as may be required to cause each restricted stock award and other equity award (excepting Company Options) granted under the Company Stock Plans (taking into account, if applicable, any applicable provisions of any Company Stock Plan) and outstanding immediately before the Effective Time to fully vest as of the Effective Time and such equity award shall be canceled and be converted into the right to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 2.1(c).

(c) Any payments made pursuant to Section 2.4(a) or Section 2.4(b) shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the relevant Option Consideration or Merger Consideration under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options or Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

Section 2.5  Treatment of Employee Stock Purchase Plan

The Company shall take all actions necessary pursuant to the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”) to terminate the ESPP as of December 31, 2007.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception thereto and disclosure made pursuant to any section thereof shall be deemed to be disclosed in each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

Section 3.1  Organization

(a) The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to conduct its business as now being conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company not filed as of the date hereof with the SEC. (The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, as amended through the date hereof are referred herein as the “Company Governing Documents”). The Company is in compliance with the terms of the Company Governing Documents.

(d) Section 3.1(d) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Company Subsidiary. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized, validly issued and, in the case of shares of capital stock, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person except for non controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Company and the Company Subsidiaries as a whole. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of the charter and bylaws or similar organizational or governing documents of each Company Subsidiary, and all amendments thereto, as currently in effect (collectively, the “Subsidiary Governing Documents”). Each Company Subsidiary is in compliance with the terms of its Subsidiary Governing Documents.

Section 3.2  Capitalization

(a) The authorized capital stock of the Company consists of (i) 600,000,000 shares of Common Stock, of which 10,000,000 shares have been designated as Class B Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of October 23, 2007, (A) 300,829,611 shares of Common Stock were issued and outstanding, (B) no shares of Class B Common Stock or Preferred Stock were issued and outstanding, (C) 2,814,007 shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 29,836,893 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 22,931,467 shares of Common Stock were subject to issuance pursuant to the exercise of outstanding Company Options, and (E) 4,799,041 shares of Common Stock were reserved for issuance pursuant to the ESPP. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Options described in the first sentence of Section 3.2(b) and Shares issuable under the ESPP or shares of Class B Common Stock issuable pursuant to the Rights Agreement, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. All of the outstanding shares of Common Stock and all Company Options were issued in compliance in all material respects with all applicable federal and state securities laws and in compliance in all material respects with any preemptive rights of any other stockholders. No Company Subsidiary owns any Shares.

(b) As of October 23, 2007, the Company had outstanding Company Options to purchase 22,931,467 shares of Common Stock and no shares of restricted stock were outstanding and granted under Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and other forms of stock awards outstanding under the Company Stock Plans as of October 23, 2007 and the date of their grant and the portion of which is vested as of October 23, 2007 and if applicable, the exercise price therefor.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock that are in effect.

(d) The Company Board of Directors has taken all necessary action to render the Rights (as defined in the Rights Agreement) inapplicable to this Agreement and the Merger and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the Rights becoming exercisable by the holders thereof.

Section 3.3  Authorization; Validity of Agreement; Company Action

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger by the Company, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation of the Merger by the Company subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the stockholders of the Company and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. Assuming that the representations of Parent and Purchaser contained in Section 4.6 are accurate, the affirmative vote of the holders of a majority of all of the Shares entitled to vote on the adoption of the Agreement is the only stockholder vote required to approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4  Board Approval

The Special Committee has adopted this Agreement and determined that this Agreement and the terms and conditions of the Merger are fair to, and in the best interests of, the stockholders of the Company. The Company Board of Directors, upon the recommendation of the Special Committee, has (i) adopted this Agreement, (ii) determined that this Agreement and the terms and conditions of the Merger are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) directed that the approval of adoption of this Agreement be submitted to the stockholders of the Company for consideration, and (iv) determined to recommend that the stockholders of the Company adopt this Agreement.

Section 3.5  Consents and Approvals; No Violations

None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger will (i) conflict with or result in any breach of any provision of the Company Governing Documents or any Subsidiary Governing Documents, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law, (D) filings as may be required with, and/or permits, authorizations, consents and approvals as may be required from, the Federal Communications Commission, and any state utility commission or similar state Governmental Entity, or (E) the filing with the SEC of (1) a Proxy Statement, and (2) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger), (iii) by its terms result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), or result in the creation of any Liens on any material property or asset of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of any Company Material Agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective material properties or assets; except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6  Company SEC Documents and Financial Statements

(a) The Company has filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2006, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been (or, with respect to SEC Reports filed after the date of this Agreement and prior to the Effective Time, will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act) and (B) fairly present in all material respects (or, with respect to SEC Reports filed after the date of this Agreement and prior to the Effective Time, will fairly present in all material respects) the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

(b) Without limiting the generality of Section 3.6(a), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as the independent public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

Section 3.7  Internal Controls; Sarbanes-Oxley Act

(a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses of which the Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act, and the applicable listing and corporate governance rules and regulations of the American Stock Exchange (“AMEX”). As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and the Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Except as may be disclosed in the Company SEC documents filed prior to the date hereof, since January 1, 2006, neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2006, no current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) To the Company’s knowledge, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8  Absence of Certain Changes

(a) Except as contemplated by this Agreement or disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2006, each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.

(b) Since June 30, 2007 (the “Balance Sheet Date”), (i) no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known that would have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the following subsections of Section 5.1: (b), (c), (f), (g), (h), (l), (o), (q), (r), (s) or (t).

Section 3.9  No Undisclosed Liabilities

Except (a) as reflected or otherwise reserved against on the Financial Statements as of the Balance Sheet Date, (b) for liabilities and obligations incurred in the ordinary course of business following the Balance Sheet Date, (c) for liabilities and obligations incurred under this Agreement or in connection with the Merger and the other transactions contemplated by this Agreement, and (d) for liabilities and obligations incurred under any Company Contract to which the Company or any Company Subsidiary is a party other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has any outstanding liabilities or obligations of any nature, whether or not accrued or contingent, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10  Litigation

As of the date hereof, except as may be disclosed in the Company SEC Documents filed prior to the date hereof, there is no claim, action, suit, arbitration, investigation of a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company, any Company Subsidiary, any of their respective assets or, to the Company’s knowledge, any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) that (i) would have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in or is reasonably likely to result in an injunction or award of material damages against the Company, or (iii) involves an amount in controversy in excess of $500,000. None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which would have, individually or in the aggregate, a Company Material Adverse Effect or which could be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 3.11  Employee Benefit Plans; ERISA

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements and all Company Compensation Arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors or officers of the Company or any Company Subsidiary located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), or (ii) any current or former employees, directors or officers of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been represented to the Company by the third-party provider of such Benefit Plans as being substantially identical to a prototype or other standardized form of plan that has been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan under Code Section 401(a). Each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code, (iii) all other applicable laws, and (iv) its terms and the terms of any collective bargaining or collective labor agreements. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than routine claims for benefits which are payable in the ordinary course. There has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. No litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened. There are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. To the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); and (iii) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) There are no ongoing governmental audits or investigations or, to the knowledge of the Company, pending in connection with any Foreign Plan. No provision of a Foreign Plan prevents the Company or a Company Subsidiary from terminating or amending any Foreign Plan at any time for any reason subject to applicable law.

(f) All material reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan or Foreign Plan participant have been duly and timely filed or distributed or time remains in which to do so.

(g) Section 3.11(g) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

(h) Except as may be required by applicable law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans or

Foreign Plans, or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any Company Subsidiary.

(i) Section 3.11(i) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current employee under any Benefit Plan or Foreign Plan; (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan, in each of the foregoing clauses (i)-(iv) if caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger or upon a termination of employment following the consummation of the Merger.

(j) Correct and complete copies have been made available to Parent by the Company of all material Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination of qualification from the Internal Revenue Service (where qualification is required under Code section 401(a)); all material written agreements and contracts relating to each Benefit Plan and Foreign Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans and Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).

(k) Neither the Company nor any Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Merger, except as contemplated by this Agreement.

(l) Except as disclosed on Section 3.11(l) of the Company Disclosure Schedule, to the knowledge of the Company, none of the Benefit Plans provides for a deferral of compensation that will be subject to the taxes imposed by Section 409A of the Code due to the consummation of the Merger.

(m) All Company Options have been appropriately authorized by the Company Board of Directors or the compensation committee thereof (the “Compensation Committee”) or the management compensation committee. To the knowledge of the Company, each Company Option granted to an employee in the United States has an exercise price that is not less than the fair market value of the Company’s Common Stock on the date such Company Option was granted. The Company Board of Directors, at a meeting duly called and held, has determined that each of the members of the Compensation Committee are, and the Company represents and warrants that each of the members of the Compensation Committee are and at the Effective Time will be, “independent directors” as defined in Section 121 of the AMEX Company Guide and eligible to serve on the Compensation Committee under the Exchange Act and all applicable sections of the AMEX Company Guide.

Section 3.12  Taxes

(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Company Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been paid, or have been reserved for in accordance with GAAP on the Financial Statements. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax authority or other Governmental Entity in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) To the knowledge of the Company, no deficiencies for material Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Entity. There are no pending or, to the Company’s knowledge, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company or any of the

Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 2004 and December 31, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since January 1, 2005, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes that is currently effective or agreed to any extension of time with respect to a material Tax assessment or deficiency that is currently effective, nor has any request been made in writing for any such extension or waiver that is currently outstanding.

(c) There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(d) None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of the Company Subsidiaries) under Treasury Regulation Section 1.1502 — 6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(g) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries that is currently effective.

(h) Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

(i) Neither the Company nor any of the Company Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise.

Section 3.13  Contracts

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, there is no Company Contract that is in effect as of the date of this Agreement and which, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC),

(ii) involves annual expenditures that are anticipated to exceed $2,000,000 in fiscal year 2007 or any fiscal year thereafter,

(iii) contains “take or pay” provisions that obligate the Company or any Company Subsidiary to make minimum periodic payments or payment commitments to the Company’s or any Company Subsidiary’s carrier service providers for telecommunications bandwidth,

(iv) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary, or any geographic area in which the Company or any Company Subsidiary conducts business,

(v) contains any (A) term under which the Company or any Company Subsidiary licenses Intellectual Property or Intellectual Property Rights from a third party (other than Ordinary Course Inbound Licenses), or

(B) term under which the Company or any Company Subsidiary licenses Intellectual Property or Intellectual Property Rights to any third party (other than Ordinary Course Outbound Licenses),

(vi) that is a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries;

(vii) pursuant to which any indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $10,000,000 is outstanding or may be incurred, other than any Contract between or among the Company and/or wholly-owned Company Subsidiaries;

(viii) relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any third party in excess of $1,000,000;

(ix) relating to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of any material properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business; or

(x) which would prohibit or materially delay the consummation of the Merger.

Each Company Contract of the type described above in Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Agreement.” Each Company Material Agreement is binding on the Company and/or each Company Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each other party thereto, and is in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). The Company and/or a Company Subsidiary, as applicable, has performed all obligations required to be performed by it under each Company Material Agreement and, to the Company’s knowledge, each other party to each Company Material Agreement has performed all obligations required to be performed by it under such Company Material Agreement, except, in each such case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary has knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Agreement except for violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, the representations in this Section 3.13 shall not be applicable to the Company Contracts with ILECs which shall be solely governed by the representations contained in Section 3.25 hereof and such Company Contracts shall not be considered Company Material Contracts for purposes of this Agreement.

(b) The Company has delivered to Parent or made available to Parent prior to the execution of this Agreement, true and complete copies of those Company Material Agreements that are not filed as exhibits to the Company SEC Documents.

Section 3.14  Title to Properties; Encumbrances

The Company and each of the Company Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, in each case subject to no Liens, except for (a) Liens reflected in the Financial Statements as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the Financial Statements as of the Balance Sheet Date, (d) Liens of landlords and carriers, warehousemen, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (e) statutory Liens claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent, and (f) other immaterial Liens (the foregoing Liens (a)-(f), “Permitted Liens”). The Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of all material leases of tangible properties to which they are a party. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. Section 3.14 of the Company Disclosure Schedule sets forth a list of all real property leases in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party providing for an annual aggregate rent of $100,000 or more, the name of the lessor, the date of the lease and each amendment thereto. Neither the Company nor any of the Company Subsidiaries owns any real property.

Section 3.15  Intellectual Property

(a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Registered IP; and (ii) all unregistered Trademarks used in connection with Company Products; in each case of Registered IP listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is located, (C) the application or registration number, and filing date or issuance or registration date and (D) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) related to Company Registered IP. The Company and each of the Company Subsidiaries has made all filings, payments, and recordations currently due or required to be filed to maintain each item of Registered IP that is Owned Company IP. To the knowledge of the Company, the issued Patents and registered Trademarks that are Owned Company IP are valid and enforceable as of the date hereof, except to the extent that any invalidity or unenforceability thereof would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Contracts in effect as of the date hereof (i) under which the Company or any of the Company Subsidiaries uses or has the right to use any Licensed Company IP, other than Ordinary Course Inbound Licenses or (ii) under which the Company or any of the Company Subsidiaries has licensed or otherwise permitted others the right to use any Company IP or Company Products, other than Ordinary Course Outbound Licenses (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”). Neither the Company nor any of the Company Subsidiaries has granted any exclusive license under or with respect to any Owned Company IP. To the knowledge of the Company, there are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements.

(c) The Company and the Company Subsidiaries own or otherwise have the right to use all Intellectual Property and Intellectual Property Rights needed to conduct the business of the Company and the Company Subsidiaries as currently conducted.

(d) The Company and the Company Subsidiaries exclusively own all right, title and interest in the Owned Company IP, free and clear of all Liens (which for the purposes of this Section do not include licenses under Intellectual Property Rights), other than Permitted Liens. Without limiting the foregoing, to the knowledge of the Company, each Person who is or was an employee or contractor of Company or any of the Company Subsidiaries and who is or was involved in the creation or development of any Owned Company IP has executed a valid and enforceable agreement containing a full assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to the Owned Company IP (other than moral rights that are not assignable).

(e) Neither the Company nor any of the Company Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body or similar organization which membership or contribution requires the Company or any of the Company Subsidiaries to grant or offer to any other third party any license or right to any Owned Company IP. No Governmental Entity or other entity has any ownership interest in any Owned Company IP, and neither Company nor any Company Subsidiary, nor, to the knowledge of the Company, any employees or contractors of the Company or any Company Subsidiary, use or have used any funding, facilities, or personnel of any Governmental Entity or other entity in connection with the creation or development of the Owned Company IP in a manner that could give rise to an ownership interest in or, other than in the ordinary course of business, license to or restrictions on the Owned Company IP in favor of such Governmental Entity or other entity.

(f) The Company and each of the Company Subsidiaries has taken commercially reasonable steps to protect and preserve the confidentiality of the Trade Secrets of Company and the Company Subsidiaries (other than Trade Secrets that lost their status as Trade Secrets upon the release of a new product or service, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such Trade Secret), and to the knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such Trade Secrets by any Person. To the Company’s knowledge, all use and disclosure by the Company or any of the Company Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person permitting such use or was otherwise lawful. The Company and the Company Subsidiaries have maintained a practice requiring executed confidentiality agreements with all employees and contractors to whom the Company or the Company Subsidiaries have granted access to material Trade Secrets of the Company or the Company Subsidiaries.

(g) None of the Company or any of the Company Subsidiaries or any of the Company Products or other operation of the Company’s or the Company Subsidiaries’ business has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, in any material respect the Intellectual Property Rights of any third party. To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.

(h) No material action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Subsidiary. The Company and the Company Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any Company IP.

(i) The execution and delivery of this Agreement and the consummation of the Merger will not (with or without notice or the lapse of time, or both), by the terms of any Company IP Agreement, result in (i) the Company or any Company Subsidiary granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right, including any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, (iv) the release, disclosure, or delivery of any Company Source Code by or to any escrow agent or other Person, or (v) after the Merger, Parent or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) being required, under the terms of any agreement to which the Company or any of the Company Subsidiaries is a party, to grant any Person any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights.

(j) To the knowledge of the Company, Section 3.15(j) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into a Company Product. No software incorporated in any Company Product is subject to any “copyleft” obligation or other condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any software contained in any Company Product on the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP, or (ii) could require or condition the use or distribution of any software contained in any Company Product on the licensing of Owned Company IP for the purpose of making derivative works or granting the right to distribute Owned Company IP at no charge.

(k) None of the source code that is Owned Company IP and contained in any of the Company Products or any products that are in development by the Company or any Company Subsidiary as of the date hereof and that the Company expects or intends to make available commercially prior to twelve months after the date hereof (collectively, “Company Source Code”), has been disclosed by the Company or any of the Company Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements. Neither the Company nor any of the Company Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party (other than employees and contractors solely for use in performing services for the Company or any of the Company Subsidiaries). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party (other than employees and contractors solely for use in performing services for the Company or any of the Company Subsidiaries).

(l) The collection and dissemination by the Company and the Company Subsidiaries of personal information in connection with their respective businesses has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by the Company and the Company Subsidiaries and any applicable laws and regulations.

(m) No Company Product materially fails to comply with any applicable warranty or other contractual commitment made by Company or any Subsidiary relating to the functionality or performance thereof.

(n) The Company and the Company Subsidiaries use industry standard practices to ensure that no Company Product, when shipped by the Company or any Company Subsidiary contains any Disabling Code, and the Company and each Company Subsidiary has used industry standard practices to prevent the introduction of Disabling Code. “Disabling Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code that has been designed or intended to have, or is otherwise capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of a computer system or network or other device on which such code is stored or installed, (ii) enabling unauthorized access or use of a computer system, network or other device; or (iii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; provided, however, Disabling Code does not include any intended functionality of a Company Product.

Section 3.16  Labor Matters

(a) There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party and no such contract is being negotiated by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that is likely to interfere with the respective business activities of the Company or any Company Subsidiary, and no strike or work stoppage has occurred during the last three years. None of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.

(b) The Company and the Company Subsidiaries have complied in all material respects with applicable material laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act).

Section 3.17  Compliance with Laws; Permits

(a) The Company and each Company Subsidiary have complied in all material respects, and are in compliance in all material respects, with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which affect the business, properties or assets of the Company or any Company Subsidiary, and no written notice, charge or assertion has been received by the Company or any Company Subsidiary alleging any material violation of any of the foregoing.

(b) The Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Company Permits. The execution and delivery of this Agreement and the consummation of the Merger will not (with or without notice or the lapse of time, or both), by the terms of any Company Permit, result in the termination or loss of, or any material change to the terms of, any Company Permit or require the approval of any Governmental Authority under or with respect to any Company Permit.

(c) Neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable foreign, federal, or state law or regulation, (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iv) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

(d) The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Company and each Company Subsidiary is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such Company Subsidiary and (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals.

Section 3.18  Information in the Proxy Statement

The Proxy Statement (and any amendment thereof or supplement thereto), on each relevant filing date, on the date of mailing to the Company’s stockholders, at the time of the Special Meeting, or at the time of any amendments thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement.

Section 3.19  Opinion of Financial Advisor

The Company Board of Directors has received the opinion of Cowen and Company, LLC, financial advisor to the Company, to the effect that, as of the date hereof and based upon and subject to the qualifications and assumptions set forth therein, the $1.02 per Share in cash to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders.

Section 3.20  Insurance

The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default of any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any such insurance policies or permit termination or material modification of any such insurance policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 3.21  Environmental Laws and Regulations

Neither the Company nor any Company Subsidiary has generated, used, treated or stored Hazardous Materials on, transported Hazardous Materials to or from or Released or disposed of Hazardous Materials on, any Company Property, nor are any Hazardous Materials present, as a result of any actions of the Company or any Company Subsidiary or, to the Company’s knowledge, any third party on any Company Property. To the knowledge of the Company, no underground or aboveground storage tanks, pipes, equipment, facilities or other appurtenant devices of any kind have been or may have been used for the storage, treatment or disposition of a Hazardous Material are located at, or under, or have been removed from, any Company Property. The Company and each Company Subsidiary has complied in all material respects with, and is in compliance in all material respects with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property. There are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property. To the knowledge of the Company as of the date hereof, there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of a material Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.

Section 3.22  Related Party Transactions

Except as set forth in the Company SEC Documents or compensation or other employment or Company Board of Directors arrangements in the ordinary course (including reimbursement of director expenses for attendance at meetings), there are no transactions, agreements, arrangement or understandings between the Company or any of Company Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Company Subsidiary, on the other hand.

Section 3.23  Brokers; Expenses

No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisors, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

Section 3.24  Takeover Statutes

Assuming that the representations of Parent and Purchaser in Section 4.7 are accurate, the Company Board of Directors and the Company have taken all action necessary to render inapplicable to the Merger each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement or the Merger, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Section 3.25  Agreements with ILECS

(a) Section 3.25 of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all interconnection agreements, line-sharing agreements, line-splitting agreements and other Company Contracts between the Company and various incumbent local exchange carriers (“ILECs”). The Company Contracts set forth on Section 3.25 of the Company Disclosure Schedule are collectively referred to herein as the “Interconnection Agreements.” Each Interconnection Agreement is binding on the Company and/or each Company Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each other party thereto, and is in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought); and each such agreement that is subject to Section 252 of the Communications Act of 1934, as amended, has been approved by the applicable State commission. The Company and/or a Company Subsidiary, as applicable, has performed all obligations required to be performed by it under each Interconnection Agreement and, to the Company’s knowledge, each other party to each Interconnection Agreement has performed all obligations required to be performed by it under such Interconnection Agreement, except, in each such case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary has knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Interconnection Agreement except for violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. The parties agree and acknowledge that, notwithstanding anything else in this Agreement to the contrary, the representations made by the Company in this Section 3.25 are the only representations being made in this Agreement with respect to the Company Contracts with ILECs.

(b) The Company has delivered or made available to Parent prior to the execution of this Agreement, true and complete copies of the Interconnection Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1  Organization

Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger. Purchaser was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.2  Authorization; Validity of Agreement; Necessary Action

Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and will be adopted by the sole stockholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3  Consents and Approvals; No Violations

None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Merger or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law or (iv) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger), (c) by its terms result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, impair Parent’s or Purchaser’s rights or alter the rights or obligations of any third party under, or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or Purchaser pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of their respective properties or assets is bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such filings, permits, authorizations, consents, approvals, or such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or materially delay or prevent the consummation of the Merger.

Section 4.4  Litigation

As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or materially delay or prevent the consummation of the Merger.

Section 4.5  Information in the Proxy Statement

The information supplied by Parent and Purchaser for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Proxy Statement. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

Section 4.6  Ownership of Company Capital Stock

Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.7  Sufficient Funds

(a) Concurrently with the execution of this Agreement, Parent has delivered to the Company a complete and accurate copy of the executed commitment letter (the “Equity Commitment Letter”) from the investors named therein (the “Investors”) to Parent, pursuant to which the Investors have committed to invest in Parent the amounts set forth therein, subject to the terms and conditions set forth therein (the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement. As of the date hereof, and as of the Closing, the funds provided to Parent and/or Purchaser by the Financing, together with Parent’s cash on hand (as of the date hereof and as of the Effective Time), are sufficient to fully fund all of Parent’s and Purchaser’s obligations under this Agreement, including payment of the aggregate Merger Consideration and Option Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and the discharge or refinancing of all indebtedness of the Company and the Company Subsidiaries in connection therewith. Except as set forth in the Equity Commitment Letter, there are no conditions precedent to the respective obligations of the parties thereto to fund the Financing. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Financing or that could otherwise affect the availability of the Financing. The Equity Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of the Investors. As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. No commitment fees or other fees were required to be paid under the Equity Commitment Letter on or prior to the date hereof and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Equity Commitment Letter inaccurate. Assuming no breach or default by the Company under this Agreement, there is no fact or occurrence known to Parent or Purchaser as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Effective Time, and neither Parent nor Purchaser has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent and Purchaser acknowledge and agree that Parent’s and Purchaser’s obligations hereunder are not conditioned in any manner upon Parent’s or Purchaser’s obtaining any financing. In addition, for the avoidance of doubt, Parent and Purchaser acknowledge and agree that the existence or satisfaction of any conditions contained in the Equity Commitment Letter or the Financing shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.

Section 4.8  Solvency

Immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), and assuming that any estimates, projections or forecasts with respect to the Company and the Company Subsidiaries provided by the Company or any Company Representatives have been prepared in good faith and are based upon reasonable assumptions, and that all financial information concerning the Company and the Company Subsidiaries provided to Parent by the Company or any Company Representative fairly presents in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as at the dates and for the periods covered thereby, (i) none of the Surviving Corporation or any of the Company Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay (x) all liabilities of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) and (y) the debts of the Surviving Corporation and its Subsidiaries as such debts become absolute and matured, (iii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iv) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the Merger or the other transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation or its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Interim Operations of the Company

Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by changes in applicable laws, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article VIII hereto and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) use commercially reasonable efforts to maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations that are required for the Company or any Company Subsidiary to carry on its business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company

Disclosure Schedule, as required by changes in applicable law, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article VIII hereto and the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to:

(a) amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary (provided however that nothing in this Section 5.1 shall preclude the dissolution of any Subsidiary that is not material to the Company and the Company Subsidiaries, taken as a whole, or the merger or reorganization of any Subsidiary with another Subsidiary provided that such the surviving entity of such transaction remains a Company Subsidiary);

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction;

(c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except (i) repurchases of Shares issued under Company Stock Plans pursuant to agreements already in effect on the date hereof, and (ii) repurchases of unvested Shares in connection with the withholding of Shares upon vesting or settlement of stock awards issued under the Company Stock Plans;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, other forms of stock awards under the Company Stock Plans, or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options disclosed in Section 3.2(b) of the Company Disclosure Schedule and outstanding on the date hereof, (ii) the issuance of Shares pursuant to the ESPP, and (iii) the grant of Company Options and the issuance of other forms of stock awards under the Company Stock Plans with respect to an aggregate of 750,000 Shares (collectively, “New Company Options”), at an exercise or purchase price per share equal to the fair market value of the common stock of the Company as of the date of grant, to employees of the Company hired after the date of this Agreement or pursuant to commitments by the Company in connection with the promotion of employees of the Company, in the ordinary course of business, in amounts consistent with past practice;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in the aggregate in excess of $5 million or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales or licenses in the ordinary course of business consistent with past practice, and (ii) dispositions of equipment and property no longer used in the operation of the business;

(h) (i) incur or assume any long-term or short-term indebtedness except (A) accounts payable to trade creditors, (B) short-term indebtedness incurred in the ordinary course of business consistent with past practice, or (C) additional indebtedness under existing debt facilities or like replacement debt facilities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advance or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

(i) except as required by applicable law or the terms of any agreement existing on the date hereof or as contemplated under this Agreement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise; provided, however, that this paragraph (i) shall not prevent the Company or any Company Subsidiary from entering into at-will offer letters with new non-officer employees in the ordinary course of business.

(j) other than in the ordinary course of business consistent with past practice, or except as required by applicable law or the terms of any agreement or plan existing on the date hereof, or except as contemplated pursuant to this Agreement, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company or any Company Subsidiary director, officer, employee or agent, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(k) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;

(l) other than in the ordinary course of business, incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $1 million, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;

(m) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Merger, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

(n) except with respect to (i) customer or distributor contracts or (ii) licenses granted to the Company or any of the Company Subsidiaries for generally commercially available Intellectual Property that has a cost of not more than $100,000 per copy, in each case that are in effect as of the date hereof or that are entered into after the date hereof in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Company Material Agreement (other than permitting expiration of such Company Material Agreement in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, or enter into any contract that would be a Company Material Agreement;

(o) compromise, settle, pay or discharge any litigation, investigations or arbitrations, other than (A) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations disclosed or reserved against in the Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein, and (B) settlements, payments or discharges in exchange for a general release and a dismissal of claims where the amount paid (after giving effect to insurance proceeds actually received) paid in settlement or compromise does not exceed $1 million in the aggregate;

(p) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

(q) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

(r) revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(s) make or change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended material Tax Returns, enter into any material tax allocation agreement, tax sharing agreement or closing agreement with respect to any material Taxes, settle or consent to settlement of any material Tax Claim, take any affirmative action to surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax Claim;

(t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(u) adopt any stockholder rights plan;

(v) enter into a Company IP Agreement or amend any Company IP Agreement, in each case in a manner that would provide any Person with the right to receive or use Company Source Code in the event of a change in control or transfer of the assets of Company or any exclusive rights with respect to any Company IP;

(w) abandon, fail to maintain or allow to expire, or sell or exclusively license to any Person, any material Company IP;

(x) enter into any new material line of business outside of its existing business segments and reasonable extensions thereof;

(y) modify the Company’s standard warranty terms for Company Products or services in any manner that is likely to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; or

(z) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2  No Solicitation; Unsolicited Proposals

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, and subject to Section 5.2(b), the Company shall not, shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) accept, approve, endorse or recommend an Acquisition Proposal (except as permitted by Section 5.3(c)), or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.2(b)) or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Merger contemplated by this Agreement. Subject to Section 5.2(b), the Company shall, and shall cause each Company Subsidiary, and shall instruct all Representatives, to immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than Parent’s Representatives) that may be ongoing as of the date hereof with respect to an actual or potential Acquisition Proposal. In addition, the Company shall use reasonable commercial efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Third Party by the Company, any Company Subsidiary or any Representative.

(b) Notwithstanding the restrictions set forth in Section 5.2(a), if, at any time prior to the adoption of this Agreement by the stockholders of the Company, (i) the Company receives an unsolicited bona fide Acquisition Proposal from a Third Party and (ii) the Company Board of Directors or the Special Committee determines in good faith (after consultation with a financial advisor and outside legal counsel, such consultation with a financial advisor and outside legal counsel, “After Consultation”), that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, then the Company may, subject to its giving Parent at least 24 hours prior written notice (which notice shall contain a copy of the Acquisition Proposal and a statement to the effect that the Company Board of Directors or the Special Committee has made the determination required by this Section 5.2(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a confidentiality agreement, the terms of which shall be substantially similar to, and not materially less favorable to the Company than, in the aggregate, those contained in the Confidentiality Agreement (other than the standstill provision which may be excluded from such confidentiality agreement); provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (y) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal.

(c) In addition to any prior notice obligations contained in Section 5.2(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent in writing of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry (the Company agreeing that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent).

(d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders if the Special Committee or the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable law subject to compliance with the requirements of Sections 5.2(a), (b), and (c) and Section 5.3. For the avoidance of doubt, this Section 5.2(d) shall not impair or modify any of Parent’s rights under Article VIII.

Section 5.3  Board Recommendation

(a) Subject to the terms of Section 5.3(c) hereof, the Special Committee and the Company Board of Directors shall (i) recommend that the holders of the Shares adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Recommendation”), and (ii) include the Company Recommendation in the Proxy Statement.

(b) Subject to Section 5.3(c), neither the Company Board of Directors, the Special Committee nor any other committee of the Company Board of Directors shall withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser (including pursuant to the Proxy Statement or any amendment thereto), the Company Recommendation (a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary in this Agreement, the Company Board of Directors and the Special Committee may effect a Company Change in Recommendation at any time prior to the adoption of this Agreement by the stockholders of the Company, if:

(i)(A) the Company Board of Directors or the Special Committee has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, (B) the Company Board of Directors or the Special Committee determines in good faith, After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the three (3) Business Day period contemplated by clause (D) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be reasonably likely to result in a breach of the fiduciary duties of the Special Committee and of the Company Board of Directors to the Company’s stockholders under applicable law, (C) at least three (3) Business Days prior to the Company Board of Directors and/or the Special Committee making such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal to the extent that it is in writing and identifying the Person making such Superior Proposal, (D) during the three(3) Business Day period following Parent’s receipt of the Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (E) if Parent shall not, within three (3) Business Days of Parent’s receipt of the Notice of Recommendation Change, have made a bona fide written offer (that will be binding upon Parent if accepted by the Company) that the Company Board of Directors or the Special Committee determines in good faith, After Consultation, to be at least as favorable, from a financial point of view, to the Company’s stockholders as such Superior Proposal, provided that any material amendment to the terms of such Superior Proposal shall require a new notice to Parent and a new two (2) Business Day notice period; or

(ii) other than in connection with an Acquisition Proposal (it being understood and hereby agreed that the Company Board of Directors and the Special Committee shall not effect a Company Change of Recommendation in connection with an Acquisition Proposal other than pursuant to the immediately preceding clause (i) of this Section 5.3(c)), (A) the Company Board of Directors and the Special Committee determines in good faith (After Consultation) that the failure to effect a Company Change in Recommendation would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable law and (B) at least three (3) Business Days prior to such Company Change in Recommendation, the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the circumstances for such proposed Company Change in Recommendation, and (C) during the three (3) Business Day period following Parent’s receipt of the Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.

(d) Notwithstanding anything to the contrary in, and without limiting the Company’s obligations under, this Section 5.3, the Company shall not be entitled to enter into any binding agreement (other than a confidentiality agreement as contemplated by Section 5.2(b)), including a letter of intent, with respect to a Superior Proposal unless this Agreement has been or concurrently is terminated pursuant to Section 8.1 and Parent has received, by wire transfer of immediately available funds, the Termination Fee.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Notification of Certain Matters

From the date of this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, the Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, upon becoming aware thereof, of (a) the occurrence or non-occurrence of any event whose occurrence or non- occurrence, as the case may be, would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Closing (except to the extent it refers to a specific date, as of the date thereof) such that the condition set forth in Section 7.2(a) or 7.3(a), as applicable, would not be satisfied, or (b) any failure of the Company, Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder such that the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 6.2  Access; Confidentiality

From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (a) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to the Company Contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries and their accountants and accountants’ work papers and (b) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the Company Contracts and to the business and properties of the Company and the Company Subsidiaries as Parent and Purchaser may from time to time reasonably request and use its reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2 or otherwise in connection with the transactions contemplated by this Agreement and Parent and Purchaser hereby agree to be bound by the Confidentiality Agreement with respect to such information as if Parent and Purchaser were signatories thereto. No investigation heretofore conducted or conducted pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any applicable law or contract entered into prior to the date of this Agreement (provided that, in such circumstance, the Company shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney/client privilege or contravene such applicable law or contract).

Section 6.3  Consents and Approvals

(a) Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Merger as promptly as reasonably practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective

Subsidiaries under or with respect to the Required Governmental Approvals or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within forty five (45) days after the date hereof, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the Required Governmental Approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice, the Federal Communications Commission or any other Governmental Entity in connection with such applications or filings or the Merger, (v) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (vi) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the Required Governmental Approvals or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents under any Company Material Agreements necessary, proper or advisable to consummate the Merger; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Agreements in connection with consummation of the Merger and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Purchaser or any affiliate of Purchaser to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines is reasonably likely to adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger as violative of any applicable law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.

(e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

Section 6.4  Publicity

So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (such consent not to be unreasonably conditioned, delayed or withheld), unless such party determines, after consultation with outside counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such opportunity to review or comment to the other party in connection with any disclosure contemplated by Section 5.2 or Section 5.3.

Section 6.5  Directors’ and Officers’ Insurance and Indemnification

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible under applicable provisions of the DGCL and under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof between the Company and the individuals who currently serve as, or have previously served as, directors and officers of the Company or any of the Company Subsidiaries or as may come into effect following the date hereof between the Company and individuals who become directors or officers of the Company or any of the Company Subsidiaries prior to the Effective Time (all such directors and officers, collectively, the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as officers or directors of the Company or the Company Subsidiaries occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Merger; provided, however, that in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent shall, or shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth, and to the extent provided in the Company Governing Documents and the Indemnification Agreements as in effect on the date hereof.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons shall continue in full force and effect in accordance with their terms.

(d) Parent shall, or shall cause the Surviving Corporation to, maintain in effect all existing officers’ and directors’ liability insurance of the Surviving Corporation (“D&O Insurance”) for the period commencing with the Effective Time and ending not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Merger, covering the Covered Persons; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance from a carrier having the same or better rating as the carrier of the D&O Insurance; provided, further, that if such D&O Insurance expires or is terminated or cancelled during such period, Parent shall, or shall cause the Surviving Corporation to, obtain substantially similar D&O Insurance; provided further, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.5(d) in excess of three hundred percent (300%) of the aggregate annualized premiums paid by the Company for the trailing twelve-month period ending as of the Effective Time for such purpose (the “Base Premium”), the true and correct amount of which is set forth in Section 6.5(d) of the Company Disclosure Schedule; provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.5(d) for such aggregate premium, Parent or the Surviving Corporation shall obtain an insurance policy with the greatest amount of coverage available for aggregate premiums not in excess of three hundred percent (300%) of the Base Premium. In lieu of the foregoing, the Company, notwithstanding anything to contrary herein, may obtain a prepaid “tail” D&O Insurance policy for such six year period, which policy shall provide the Covered Persons with D&O Insurance coverage of equivalent amount and on no less favorable terms for the Covered Persons than that provided by the Company’s current D&O Insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Merger contemplated hereby. If such prepaid policy has been obtained, Parent and the Surviving Corporation shall be relieved of all further obligations under this Section 6.5(d); provided, that Parent and the Surviving Corporation shall maintain such policy in full force and effect for a period of not less than six (6) years after the Effective Time, and continue to honor its obligations thereunder.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) Each of Parent, the Surviving Corporation and the applicable Covered Persons shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5 with enforcement rights hereunder, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6  State Takeover Laws

If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company or the Merger, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.

Section 6.7  Section 16

The Company Board of Directors shall take such action as may be reasonably necessary or advisable to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of Company equity securities (including Company Options) pursuant to the Merger, that are treated as dispositions under Rule 16b-3, by each individual who is a director or officer of the Company who is subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company.

Section 6.8  Obligations of Purchaser

Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.9  Employee Benefits Matters

(a) From and after the Effective Time, Parent shall permit all Company employees who become employees of Parent (or an affiliate of Parent) (“Continuing Employees”) to participate in the benefit programs of Parent (or such affiliate) to the same extent as similarly situated employees of Parent (or such affiliate). Parent shall ensure that employees of the Company and the Company Subsidiaries as of the Effective Time receive credit for service with the Company and the Company Subsidiaries for purposes of determining their rate of vacation accrual under Parent’s standard procedure for vacation and for determining their vesting rate under the retirement and other benefit programs of the Parent or its affiliate, as applicable. Nothing in this Agreement is intended to in any way limit, restrict or otherwise affect the benefits payable to any individual under the terms of any written agreement with the Company or one of the Company Subsidiaries (i) in effect on the date hereof and which has been disclosed in the Company Disclosure Schedule or (ii) subsequently approved by Parent.

(b) From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any self-funded group health plans of Parent or its subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of such Continuing Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. With respect to any insured group health plans of Parent or its Subsidiaries, the above provisions shall apply to the extent Parent or its Subsidiary can obtain approval from the applicable insurer. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and the Company Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor.

(c) Subject to Section 6.9(d), from and after the Effective Time, Parent shall cause the Company to continue to sponsor and maintain the Company’s 401(k) plan.

(d) Sections 6.9(a), (b) and (c) shall not operate to duplicate any benefit provided to any employee, require Parent to continue in effect any specific Company employee benefit plan or Parent employee benefit plan (or prevent the amendment, modification or termination thereof), or prohibit the termination of any specific employee, following the Effective Time. The provisions of Sections 6.9(a), (b) and (c) are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associate therewith shall be regarded for any purpose as a third party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company employee benefit plan for any purpose.

Section 6.10  Parachute Payments

From and after the date hereof, Parent shall use commercially reasonable efforts to work with the “Disqualified Individuals” (within the meaning of Section 280G of the Code) of the Company to mitigate any “Parachute Payments” (within the meaning of Section 280G of the Code), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements; provided, however, that, except as provided in the agreements in existence as of the date hereof listed on Schedule 6.10 of the Disclosure Schedule, neither Parent nor the Surviving Corporation shall be required to gross-up or otherwise reimburse any such person for any excess tax liability relating to any such “Parachute Payments.”

Section 6.11  Financing

Although Parent’s and Purchaser’s obligations hereunder are not conditioned on Parent’s or Purchaser’s obtaining any financing of any kind whatsoever, the Company acknowledges that Parent and Purchaser will be seeking debt financing with respect to the transactions contemplated hereunder prior to the Closing. In connection with such efforts and without creating any financing contingency for any purpose, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use commercially reasonable efforts to cause their respective Representatives to provide, reasonable cooperation to Parent and Purchaser in connection with any efforts to obtain debt financing to replace a portion of the Financing, including (i) providing such financial and other information as Parent shall reasonably request in connection with any debt financing, (ii) meeting and participating in due diligence sessions with proposed lenders, (iii) assisting in the preparation of one or more offering documents or confidential information memoranda for any of the debt financing and materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any debt financing, including providing assistance in the preparation for, and participating in, road shows, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies and (v) taking such actions as may be reasonably requested to permit the prospective lenders involved in any debt financing to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided, however, that it is acknowledged and agreed by Parent that the Company, the Company Subsidiaries and their Representatives shall only be required to engage in the cooperation activities provided above to the extent that such activities do not interfere with the day-to-day operations of their respective businesses or result in the payment of money by any such party to any Person prior to the Closing, and provided further, that Parent and Purchaser shall reimburse the Company, the Company Subsidiaries or their Representatives for any expenses incurred by such parties in connection with such cooperation if the Closing does not occur. The Company consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with any debt financing in a manner customary for such financing transactions.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger

The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

(a) Stockholder Approval.  This Agreement shall have been adopted by the holders of a majority of the then outstanding Shares (the “Company Stockholder Approval”);

(b) Statutes; Court Orders.  There shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger (provided that prior to invoking this condition the relevant party shall have complied in all material respects with Section 6.3) and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

(c) Certain Governmental Approvals.  The Required Governmental Approvals shall have been obtained.

Section 7.2  Additional Conditions to the Company’s Obligations to Effect the Merger

The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) (i) The representations and warranties of Parent in Section 4.2 shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any variation on such terms shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to perform its obligations hereunder and would not prevent or materially delay the consummation of the Merger;

(b) Parent and Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Purchaser at or prior to the Closing; and

(c) The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

Section 7.3  Additional Conditions to the Obligations of Parent and Purchaser to Effect the Merger.

The obligations of Parent and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) (i) The representations and warranties of the Company in Section 3.2(a) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) provided that this condition shall be deemed to have been met with respect to the representations and warranties made in Section 3.2(a) if the Company’s actual fully-diluted capitalization (including outstanding shares of Common Stock of the Company, Company Options and any other securities of the Company on an as-converted to common stock basis) is not greater than the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 3.2(a) by an amount that exceeds one percent (1%) of such fully-diluted capitalization; (ii) the representations and warranties of the Company in Section 3.3 of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (iii) all other representations and warranties of the Company set forth in Article III of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar variation on such terms, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct do not have a Company Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing; and

(c) Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.

At any time prior to the Effective Time, whether before or after the Company Stockholder Approval have been obtained unless otherwise provided below, this Agreement may be terminated and the Merger abandoned:

(a) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent;

(b) by either Parent or the Company if the Closing shall not have occurred by midnight, San Francisco time on May 28, 2008 or any other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided, however, that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to Closing set forth in Article VII (other than conditions that by their nature are only to be satisfied as of the Closing) other than the conditions set forth in Sections 7.1(b) and 7.1(c) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until August 28, 2008 (the “Extended End Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Initial End Date or the Extended End Date, as the case may be;

(c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(d) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction located within the United States shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Merger;

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach of any covenant or agreement by the Company, is curable within 30 days by the Company, then Parent may not terminate this Agreement under this Section 8.1(e) for 30 days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this subparagraph (e) if such breach by the Company is cured during such 30 day period);

(f) by Parent, prior to the Company Stockholder Approval having been obtained, if (i) the Company Board of Directors shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.3), (ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect the provisions of Section 5.2, (iii) the Company Board of Directors or the Special Committee shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal) other than the Merger, (iv) if, after a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, or (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, in either case such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Parent’s or Purchaser’s representations and warranties or breach of any covenant or agreement by the Parent or Purchaser, is curable within 30 days by Parent or Purchaser, as the case may be, then the Company may not terminate this Agreement under this Section 8.1(g) for 30 days after delivery of written notice from the Company to Parent (it being understood that the Company may not terminate this Agreement pursuant to this subparagraph (g) if such breach by Parent or Purchaser is cured during such 30 day period); or

(h) by the Company, prior to obtaining the Company Stockholder Approval, if the Company Board of Directors has effected a Company Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 5.3(c)(i)(A) and concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof.

Section 8.2  Effect of Termination

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except (i) Section 8.2 and Sections 9.3 through 9.14 and the Confidentiality Agreement shall survive such termination, and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.

(b) If Parent terminates this Agreement pursuant to Section 8.1(f), then the Company shall pay to Parent promptly, but in no event later than two (2) Business Days after the date of such termination, a termination fee of $12,000,000 in cash (the “Company Termination Fee”).

(c) If the Company terminates this Agreement pursuant to Section 8.1(h), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Company Termination Fee.

(d) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(c), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) prior to, concurrently with, or within twelve (12) months following such termination, a Third Party Acquisition Event occurs, then the Company shall pay the Company Termination Fee to Parent upon the consummation of such Third Party Acquisition Event.

(e) The Company Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any withholding taxes shall be withheld on any payment under this Section 8.2.

(f) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Merger contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification; Waiver

(a) Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2  Non-survival of Representations and Warranties

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3  Expenses

Except as expressly set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

Section 9.4  Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

360 N. Crescent Drive, South Building
Beverly Hills, California 90210
Attention: General Counsel
Fax: (310) 712-1863

with a copy to:

Bingham McCutchen LLP
600 Anton Blvd. 18th Floor
Costa Mesa, CA 92626
Attention: James W. Loss
Fax: (714) 830-0736

and

(b)	if to the Company, to:

Covad Communications Group, Inc.
110 Rio Robles
San Jose, California 95143-1813
Attention: General Counsel
Facsimile: (408) 952-7687

with a copy to:

Fenwick & West
Silicon Valley Center
801 California Street
Mountain View, CA 94014

Attention:	Dan J. Winnike
  Lynda M. Twomey
  Facsimile: (650) 938-5200

Section 9.5  Certain Definitions

For the purposes of this Agreement, the term:

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates to an Acquisition Transaction.

“Acquisition Transaction” means with respect to the Company, any of the following transactions (other than the Merger): (a) any acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 20% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, exchange, transfer, license or other disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of the Company and the Company Subsidiaries taken as a whole, or (c) any combination of the foregoing.

“Affiliate” A Person shall be deemed to be an “Affiliate” of another Person if such Person controls, is controlled by or is under common control with such other Person.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

“Company Board of Directors” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company, including the associated “Rights” as defined in that certain Amended and Restated Stockholder Protection Rights Agreement, dated as of November 1, 2001, as amended, between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

“Company Contract” means any agreement, contract, lease, obligation, promise, instrument, indenture, purchase order, license, sublicense, commitment or undertaking of any nature which, in each case, is legally binding upon the Company or any of the Company Subsidiaries.

“Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement or policy between the Company or a Company Subsidiary and any employee of the Company or any Company Subsidiary (except employment offer letters on the Company’s standard form, copies of which have been made available to Parent) and any amendments thereto, (ii) any Company Options or other forms of stock awards under the Company Stock Plans awarded to, or any acceleration of vesting of any Company Options or other forms of stock awards under the Company Stock Plans held by, any employee of the Company or a Company Subsidiary (except Company Options or other forms of stock awards granted pursuant to the standard form agreements used under the Company Stock Plans, copies of which have been made available to Parent), and (iii) any Company Options or other forms of stock awards under the Company Stock Plans awarded to, or any acceleration of any Company Options or other forms of stock awards under the Company Stock Plans held by, a member of the Company Board of Directors.

“Company Financial Advisors” means Barclays Capital Inc. and Cowen and Company, LLC.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any change, effect, development, circumstance or condition (an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, has or is reasonably likely to have a material adverse effect on (i) the liabilities, financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger; provided, however, that no Effects constituting or resulting from the following shall be deemed to constitute a Company Material Adverse Effect under clause (i) or shall be taken into account when determining whether a Company Material Adverse Effect under clause (i) has occurred or is reasonably likely to exist: (a) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (b) general market, economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of the Company Subsidiaries conducts business or in the global economy as a whole to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which the Company operates, (c) any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which the Company operates, (d) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (e) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Merger, (f) any changes resulting from any actions taken by the Company or its Subsidiaries that are expressly requested by Parent, Purchaser or any of their controlling Affiliates, (g) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.1 of this Agreement with respect to which Parent has refused, upon the Company’s written request, to provide a waiver, (h) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (i) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) and (j) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement to the extent based on allegations that (1) either the Company’s entry into this Agreement or the terms and conditions of this Agreement constituted a breach of the fiduciary duties of the Company’s Board of Directors or (2) there has been one or more violations of securities laws in connection with the disclosures in the securities filings made in connection with the Merger (it being understood that the facts or occurrences giving rise to any such stockholder class action or derivative litigation based on the allegations set forth in this subsection (j)(2) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

“Company Products” means all products and service offerings currently marketed by the Company or any Company Subsidiary as of the date hereof.

“Company Property” means any real property and improvements, now or heretofore, owned, leased, occupied or operated by the Company or any of the Company Subsidiaries.

“Company Stock Plans” mean collectively the Company’s 2007 Equity Incentive Plan and the Company’s 1997 Stock Plan, the Company’s 2003 Employee Stock Purchase Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company or the Company Subsidiaries.

“Company Subsidiary” means each Person that is a Subsidiary of the Company.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated as of August 28, 2007 entered into between Platinum Equity Advisors, LLC and the Company.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company, any of the Company Subsidiaries or their respective operations or property, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances designated by any Governmental Entity or by Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or to the environment, or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

“Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), conceptions, invention disclosures, industrial designs, industrial models, improvements, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) non-public business, technical, and customer information, Trade Secrets, confidential information, and other non-public information; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media; (iv) marketing materials or other materials containing representations of trademarks, logos, service marks, service names, trade names, and trade dress, domain names and URLs; (v) databases and data collections, and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof (“Patents”); (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial design registrations and industrial model registrations and any applications therefor; (iv) rights in trade names, service names, logos, common law trademarks, service marks, trade dresses, and domain names, and trademark and service mark registrations and applications therefore, and all goodwill associated therewith (“Trademarks”); (v) trade secret rights (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

“knowledge” will be deemed to be the actual knowledge of any executive officer or director of Parent, Purchaser or the Company, as the case may be.

“Licensed Company IP” means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of the Company Subsidiaries by third parties and are material to the conduct of the business of the Company.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right or material restriction of any other nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Ordinary Course Inbound License” means a currently effective agreement of the Company or any of the Company Subsidiaries entered into in the ordinary course of business that is a (i) non-exclusive license granted to the Company or any of the Company Subsidiaries for generally commercially available Intellectual Property that has a cost of not more than $250,000 on an annual basis and is not redistributed with Company Products, (ii) non-disclosure agreement, or (iii) non-exclusive license granted to the Company or any of the Company Subsidiaries for third party marketing materials and Trademarks solely for use in the marketing of products or services of such third party.

“Ordinary Course Outbound License” means a currently effective agreement of the Company or any of the Company Subsidiaries entered into in the ordinary course of business that is a (i) non-exclusive object code license to Company Products granted to customers, resellers and distributors under a Company Contract involving revenue to the Company or any Subsidiary of not more than $500,000 during the last twenty-four (24) months, (ii) non-disclosure agreement, (iii) non-exclusive license for marketing materials and Trademarks of the Company or any of the Company Subsidiaries granted to third parties solely for use in the marketing of Company Products, or (iv) non-exclusive license granted to contractors or vendors to use Company IP for the benefit of the Company or any of the Company Subsidiaries.

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of the Company Subsidiaries and are material to the conduct of the business of the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Registered IP” means all Intellectual Property and Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered Copyrights, registered Trademarks, registered trade secrets, and registered domain names and URLs, and all applications for any of the foregoing.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Required Governmental Approvals” means the expiration or other termination of any statutory waiting period (or any extension thereof) under the HSR Act (and any analogous foreign merger control or competition laws) applicable to the Merger, the approval of the Merger by the FCC under 47 C.F.R. §§ 1.901 et. seq., 1.9001 et. seq., 5.59 and 5.79, 63.04, and 63.24, and the approval of those state public utility commissions set forth in Schedule 9.5 of the Company Disclosure Schedule.

“Shares” means the issued and outstanding shares of Company Common Stock.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means any bona fide Acquisition Proposal with respect to an Acquisition Transaction received by the Company after the date hereof which the Company Board of Directors or the Special Committee determines in good faith, After Consultation, is reasonably capable of being consummated, and would, if consummated in accordance with its terms, be more favorable from a financial point of view to the holders of Shares (in their capacity as such) than the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal); provided that, for purposes of this definition of “Superior Proposal” each reference to “20%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “35%” and each reference to “80%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “65%”.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document filed with a Governmental Entity in connection with Tax.

“Third Party Acquisition Event” means the consummation of an Acquisition Transaction or the entry into a definitive agreement with respect to an Acquisition Transaction; provided that, for the purposes of this definition, each reference to “20%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “35%” and each reference to “80%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “65%”.

Section 9.6  Terms Defined Elsewhere

The following terms are defined elsewhere in this Agreement, as indicated below:

“After Consultation”	Section 5.2(b)
“Agreement”	Preamble
“AMEX”	Section 3.7(a)
“Appraisal Rights”	Section 2.3(a)
“Balance Sheet Date”	Section 3.8(b)
“Base Premium”	Section 6.5(d)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.4(c)
“Company”	Preamble
“Company Change in Recommendation”	Section 5.3(b)
“Company Disclosure Schedule”	Article III
“Company Governing Documents”	Section 3.1(c)
“Company IP Agreements”	Section 3.15(b)
“Company Material Agreement”	Section 3.13(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.17(b)
“Company Recommendation”	Section 5.3(a)
“Company SEC Documents”	Section 3.6(a)

“Company Source Code”	Section 3.15(k)
“Company Stockholder Approval”	Section 7.1(a)
“Company Termination Fee”	Section 8.2(b)
“Compensation Committee”	Section 3.11(m)
“Continuing Employees”	Section 6.9(a)
“Copyrights”	Section 9.5
“Covered Persons”	Section 6.5(a)
“Current Offerings”	Section 2.5
“D&O Insurance”	Section 6.5(d)
“DGCL”	Recitals
“Disabling Code”	Section 3.15(n)
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.2
“Equity Commitment Letter”	Section 4.7(a)
“Equity Interests”	Section 3.2(a)
“ESPP”	Section 2.5
“Exchange Act”	Section 1.6(a)
“Extended End Date”	Section 8.1(b)
“Financial Statements”	Section 3.6(a)
“Financing”	Section 4.7(a)
“Foreign Plans”	Section 3.11(a)
“GAAP”	Section 3.6(a)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“ILECs”	Section 3.25(a)
“Indemnification Agreements”	Section 6.5(a)
“Initial End Date”	Section 8.1(b)
“Interconnection Agreements”	Section 3.25(a)
“Investors”	Section 4.7(a)
“Legal Proceeding”	Section 3.10
“Management Services Agreement”	Section 5.1
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“New Company Options”	Section 5.1(e)
“Notice of Recommendation Change”	Section 5.3(c)(i)
“Option Consideration”	Section 2.4(a)
“Parent”	Preamble
“Patents”	Section 9.5
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(a)
“Representatives”	Section 5.2(a)
“Sarbanes-Oxley Act”	Section 3.6(a)
“SEC”	Section 1.6(a)
“Securities Act”	Section 3.6(a)

“Special Committee”	Recitals
“Special Meeting”	Section 1.6(b)(i)
“Subsidiary Governing Documents”	Section 3.1(d)
“Surviving Corporation”	Section 1.1(a)
“Third Party”	Section 5.2(a)
“Trademarks”	Section 9.5
“Trade Secrets”	Section 9.5
“Voting Debt”	Section 3.2(a)

Section 9.7  Interpretation

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8  Counterparts

This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9  Entire Agreement; No Third-Party Beneficiaries

This Agreement (including the Company Disclosure Schedule), the Management Services Agreement and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

(b) except as provided in Section 6.5 and Section 6.11, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10  Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11  Governing Law; Jurisdiction

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.12  Waiver of Jury Trial

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Assignment

This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14  Enforcement; Remedies

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BLACKBERRY HOLDING CORPORATION

By	/s/ Mary Ann Sigler
Name:     Mary Ann Sigler

Title:	Vice President

BLACKBERRY MERGER CORPORATION

By	/s/ Mary Ann Sigler
Name:     Mary Ann Sigler

Title:	Vice President

COVAD COMMUNICATIONS GROUP, INC.

By	/s/ Charles Hoffman
Name:     Charles Hoffman

Title:	President and Chief Executive Officer

Annex B — Opinion of Cowen and Company, LLC

[LETTERHEAD OF COWEN AND COMPANY, LLC]

October 28, 2007

Board of Directors
Covad Communications Group, Inc.
110 Rio Robles
San Jose, CA 95134

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share, of Covad Communications Group Inc. (the “Company”) of the Merger Consideration (as defined below) to be received by such stockholders in connection with the Transaction (as defined below) pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of October 28, 2007 (the “Agreement”), by and among Blackberry Holding Corporation (“Parent”), Blackberry Merger Corporation, a wholly-owned subsidiary of Parent (“Purchaser”), and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Parent will acquire 100% of the Company’s issued and outstanding common stock through a merger of Purchaser with and into the Company (the “Transaction”), pursuant to which each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Transaction shall be converted into the right to receive $1.02 in cash (the “Merger Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We have been engaged by the Company solely to render an opinion to the Board of Directors with respect to the Transaction and will receive a fee from the Company for providing this opinion pursuant to the terms of our engagement letter with the Company, dated October 5, 2007. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may provide, commercial and investment banking services to the Company, Parent and their respective affiliates, and have received, and may receive, fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated October 27, 2007, which is the most recent draft made available to Cowen;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the Company management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”), prepared by the management of the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•	the reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verification, the assessment of Company management as to the existing products and services of the Company and the validity of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and with your consent we have assumed that such projections provide a reasonable basis for our opinion. We have also assumed, at your direction, that the Company will continue to operate its VoIP Business as it is presently conducted and as is proposed to be conducted in the future, and which operation is contemplated by, and included in, the Company Forecasts.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Purchaser, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised solely of rendering an opinion from a financial point of view with respect to the Merger Consideration. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. We were not engaged to be involved in any determinations of the Special Committee, the Board of Directors or the Company management to pursue strategic alternatives or in the negotiation of any of the terms of the Transaction, and we were not authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in considering the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Transaction is fair, from a financial point of view, to the holders of the common stock of the Company.

Very truly yours,

/s/  Cowen and Company, LLC

Annex C — Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

COVAD COMMUNICATIONS GROUP, INC.
110 RIO ROBLES
SAN JOSE, CA 95134
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Covad Communications Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Covad Communications Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	COVAD1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

     COVAD COMMUNICATIONS GROUP, INC.
The Board of Directors recommends a vote FOR the Proposals:

		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of October 28, 2007, by and among Covad Communications Group, Inc., CCGI Holding Corporation, a Delaware corporation, CCGI Merger Corporation, a Delaware corporation and wholly-owned subsidiary of CCGI Holding Corporation, and approve the transactions contemplated thereby.	☐	☐	☐

2.	To adjourn the Special Meeting to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the Special Meeting.	☐	☐	☐
Whether or not you plan to attend the Special Meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed postage-paid envelope so that your shares may be represented at the Special Meeting.

Note: Please date and sign exactly as your name(s) appear(s) on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FOLD AND DETACH HERE

PROXY
COVAD COMMUNICATIONS GROUP, INC.
Proxy for Special Meeting of Stockholders to be held February 29, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby acknowledges receipt of the Proxy Statement of Covad Communications Group, Inc. (“Covad”) dated January 11, 2008 relating to the above-referenced special meeting, and hereby appoints Charles E. Hoffman or Douglas Carlen, or either of them, with full power to each of substitution and resubstitution in each, as attorneys and proxies of the undersigned.
Said proxies are hereby given authority to vote all shares of Covad common stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders, to be held at 11 a.m. local time, on February 29, 2008, at The Hilton Santa Clara Hotel, 4949 Great America Parkway, Santa Clara, California 95054 and at any and all adjournments or postponements thereof (the “Special Meeting”) on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.
When this Proxy is properly executed, the shares represented hereby will be voted in accordance with the instructions in this proxy. If no direction is made, this proxy will be voted FOR all the proposals listed herein, and in the discretion of the proxies on such other matters as may properly come before the Special Meeting, including, among other things, consideration of any motion made for adjournment or postponement of the Special Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
IF VOTING BY PAPER, PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN ALSO VOTE VIA THE INTERNET WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903.
(See reverse side)